UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Walmart Inc.

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Notice of 2020
Annual Shareholders’ Meeting

Wednesday, June 3, 2020
Virtual meeting at 10:30 a.m. Central Time
www.virtualshareholdermeeting.com/WMT2020

We’re helping customers save money and time with omni-channel convenience through our retail stores and eCommerce.

The principles laid out by Sam Walton when he founded our company continue to guide us every day. They are our guiding philosophy, centered around four values that have withstood the test of time and shape how we communicate both internally and externally.

Our Values

Culture is the foundation of everything we do at Walmart. Since we first opened our doors, our beliefs have been grounded in a values-based, ethically led organization, and it’s this foundation that continues to influence our decisions and leadership.

Act with Integrity We act with the highest level of integrity by being honest, fair, and objective, while operating in compliance with all laws and our policies.	Service to our Customers We’re here to serve customers, support each other, and give to our local communities.	Respect for the Individual We value every associate, own the work we do, and communicate by listening and sharing ideas.	Strive for Excellence We work as a team and model positive examples while we innovate and improve every day.

Learn More About Walmart

http://stock.walmart.com/investors/financial-information/annual-reports-and-proxies/default.aspx The information in our Annual Report to Shareholders and our report on various environmental, social, and governance initiatives and matters is not incorporated by reference into, and does not form part of, this proxy statement.

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Messages from our Chairman and our
Lead Independent Director

We are pleased to invite you to join us for Walmart’s 2020 Annual Shareholders’ Meeting on June 3, 2020 at 10:30 a.m. Central Time. Due to the public health impact of the coronavirus (COVID-19), the 2020 Annual Shareholders’ Meeting will be a completely virtual meeting conducted via webcast. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions by visiting www.virtualshareholdermeeting.com/WMT2020.

Dear Fellow Shareholders: As I did in my letter last year, I’d like to highlight some ways we are driving Walmart’s ongoing transformation, guided by the four key components of our plan to win:

Dear Fellow Shareholders:

As I complete my second year as your Lead Independent Director, I want to emphasize your Board’s ongoing commitment to robust governance and oversight.

Continued focus on Board effectiveness now and in the future. As Walmart’s strategy continues to evolve, so will the skills, qualifications, experiences, and backgrounds that the Board seeks in director nominees. Our 12-year term limits for independent directors promote a disciplined director refreshment process, while our robust board evaluation process provides insights into the needs of the Board in the future. We believe that this process has resulted in a diverse and highly skilled Board with the right mix of perspectives, experiences, and tenures to guide us through this period of rapid change, and to provide effective leadership as we continue to serve our communities while protecting our associates and customers during this current global health crisis.

We value your feedback. This year marked the sixth year of our expanded shareholder engagement program, and since our last shareholders’ meeting, we invited shareholders representing approximately 570 million Shares, including many of our largest investors, to participate in our outreach program. We ultimately engaged with shareholders representing approximately 525 million Shares, or about 38% of our public float, to discuss strategy, governance, compensation, and sustainability, among other topics. These conversations have contributed to our governance best practices and have helped us continue to enhance our disclosures in this proxy statement to provide investors with the information they seek.

Ensuring our compensation practices support our strategy. We are committed to ensuring that our compensation program continues to support our strategy during this period of rapid change. The Board’s Compensation and Management Development Committee regularly reviews the performance metrics used in our incentive plans to ensure that they promote strong operating results and investments that support our ongoing transformation. Over the past several years, the CMDC has introduced greater differentiation to reward high performance, shifted our pay mix to place a greater emphasis on equity ownership, and simplified our long-term incentive awards. You can learn more about our executive compensation program in the CD&A beginning on page 42.

Thank you for your investment in Walmart. The Board continues to work to represent your interests and earn your trust.

Make every day easier for busy families;	Sharpen our culture and become more digital;
Operate with discipline; and	Make trust a competitive advantage.

These areas of focus are fundamental in running our business every day, and even more so as Walmart plays an important role during the current global health crisis. Families need us more now than ever. Communities, customers and associates are counting on us. During this challenging time, we are keeping health and safety a priority by making our facilities safer for our associates to work and our customers and members to shop through actions such as increased sanitation, limiting the number of people in stores and clubs, and expanding no-contact pickup and delivery services. We appreciate the gravity of the responsibility we have, and we are grateful and proud of our associates doing extraordinary things to help communities across the globe.

We made significant progress against each of the key components of our plan in fiscal 2020. We have continued to expand our U.S. omni-channel platform and now offer grocery pickup at approximately 3,200 locations and grocery delivery at 1,600 locations. We grew Walmart U.S. eCommerce sales by 37% with improved customer satisfaction. Outside of the U.S., we are expanding our ecosystems, with Flipkart and PhonePe scaling quickly in India and same-day delivery in key markets. We continue to innovate in the way we work by becoming more digital and working in small teams to drive innovation – and we’re continuing to invest in our associates’ pay, benefits, tools, and training. We are also finding new ways to leverage the scale and breadth of our operations, bringing technology to life to better serve our customers in a more seamless way. We are committed to earning the trust of our customers, communities, and other stakeholders.

Your Board is highly engaged in overseeing our ongoing transformation. We are confident that the Board has the right mix of diverse skills, experiences, and backgrounds to serve as a strategic asset. We are also focused on thoughtful board refreshment, with term limits for independent directors and a robust director succession planning and recruitment process. I am confident your Board is well-positioned to continue to guide us in the years to come.

Thank you for your continued support of Walmart, and I encourage you to attend our virtual shareholders’ meeting. Regardless of whether you are able to join us live for the 2020 Annual Shareholders’ Meeting, your views are important to us, and I encourage you to vote your Shares as described on page 102.

Sincerely, Gregory B. Penner Chairman		Sincerely, Thomas W. Horton Lead Independent Director

2020 Proxy Statement 3

Notice of 2020 Annual Shareholders' Meeting

How to Attend the Virtual Shareholders’ Meeting

Virtual Shareholders’ Meeting at: www.virtualshareholdermeeting.com/WMT2020

In light of the COVID-19 outbreak, for the safety of all of our shareholders, associates, and other members of the community, our 2020 Annual Shareholders’ Meeting will be held in a virtual meeting format only with no physical location. Shareholders who held Shares as of the record date may only attend the meeting online by logging in at: www.virtualshareholdermeeting.com/WMT2020 on the date and time provided in this notice. You will not be able to attend the meeting in person.

The meeting will begin promptly at 10:30 a.m., Central Time on Wednesday, June 3, 2020. Please see pages 101-102 for additional information about how to access, vote, examine the list of shareholders, and submit questions during the meeting. For shareholders of record who are entitled to attend the meeting, the list of shareholders of record will be available at www.virtualshareholdermeeting.com/WMT2020 during the meeting.

Who Can Vote
The record date for the 2020 Annual Shareholders’ Meeting is April 9, 2020. This means that you are entitled to receive notice of the meeting and vote your Shares held as of that date during the meeting if you were a shareholder of record as of the close of business on April 9, 2020.

Items of Business

		Board Recommendation	Reference Page
1	To elect as directors the 11 nominees identified in this proxy statement.	FOR	10
2	To vote on a non-binding, advisory resolution to approve the compensation of Walmart’s named executive officers.	FOR	41
3	To ratify the appointment of Ernst & Young LLP as the company’s independent accountants for the fiscal year ending January 31, 2021.	FOR	80
4	To vote on the approval of an Amendment to the ASDA Sharesave Plan 2000.	FOR	85
5	To vote on the 4 shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting.	AGAINST each Shareholder Proposal	89

Shareholders may also transact any other business properly brought before the 2020 Annual Shareholders’ Meeting.

How to Cast Your Vote  (page 102)

Internet (before the meeting) www.proxyvote.com	Call	Mobile Device	Mail	During the Virtual Meeting
	1-800-690-6903	Scan the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form	Mail your signed proxy card or voting instruction form	Please see pages 101-102 for details about how to attend and vote your Shares during the virtual meeting.

April 23, 2020
By Order of the Board of Directors,

Rachel Brand
Executive Vice President, Global Governance, Chief Legal Officer, and Corporate Secretary

This proxy statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2020, are available in the “Investors” section of our corporate website at http://stock.walmart.com/annual-reports.

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Proxy Voting Summary

You have received these proxy materials because the Board is soliciting your proxy to vote your Shares during the 2020 Annual Shareholders’ Meeting. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote your Shares, and you should read the entire proxy statement carefully before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement. Please refer to the Table of Abbreviations beginning on page 109 for the meaning of certain terms used in this summary and the rest of this proxy statement. This proxy statement and the related proxy materials were first released to shareholders and made available on the internet on April 23, 2020.

Shareholders who held Shares as of the close of business on the record date can attend the virtual meeting at www.virtualshareholdermeeting.com/WMT2020.

PROPOSAL NO. 1 Election of Directors (page 10)

Board Demographics
Gender 27% Female Age 53 years Nominee Median Age Tenure ●6.6 years Nominee Median Tenure ●12-year term limit for Independent Directors ●More than 25% of nominees were appointed in the last 5 years
Independence
●7 of 11 nominees are independent and 10 of 11 nominees are non-management
●All members of the Audit Committee; Compensation and Management Development Committee; and Nominating and Governance Committee are independent
●Robust Lead Independent Director role

Highly Engaged Board
●Actively involved in Walmart’s strategic transformation
●97% overall attendance rate at Board and Board committee meetings
●5 Board and 24 Board committee meetings during fiscal 2020

Relevant Skills and Experience
The nominees possess a balance of distinguished leadership, diverse perspectives, strategic skill sets, and professional experience relevant to our business and strategic objectives, including:

Retail Experience	Senior Leadership Experience

Global or International Business Experience	Finance, Accounting, or Financial Reporting Experience

Technology or eCommerce Experience	Regulatory, Legal, or Risk Management Experience

Marketing or Brand Management Experience	Board Diversity: Gender or Racial/Ethnic Diversity

FOR	The Board recommends a vote FOR each director nominee

2020 Proxy Statement 5

Proxy Voting Summary

PROPOSAL NO. 2
Advisory Vote to Approve Named Executive Officer Compensation (page 41)

Compensation Aligned with Performance

●Executive compensation program aligned with our strategy and heavily tied to performance
●More than 75% of our CEO’s fiscal 2020 target total direct compensation was based on achieving goals related to operating income, sales, and ROI

Fiscal 2020 Total Direct Compensation (at target)

FOR	The Board recommends a vote FOR this proposal

PROPOSAL NO. 3
Ratification of Independent Accountants  (page 80)

Quality, Experienced Independent Audit Firm

●Ernst & Young LLP is an independent registered accounting firm with significant experience on Walmart’s audit.
●The firm’s expertise and fees are appropriate for the breadth and complexity of our company’s global operations.

FOR	The Board recommends a vote FOR this proposal

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PROPOSAL NO. 4
Approval of an Amendment to the ASDA Sharesave
Plan 2000 (page 85)

It has been 10 years since we last asked shareholders to approve additional Shares be available for issuance under the ASDA Sharesave Plan 2000.

In order to permit ASDA to continue to grant options under this plan, we are asking our shareholders to approve an amendment that would allow for an additional 10 million Shares to be available for issuance under the plan.

FOR The Board recommends a vote FOR this proposal

PROPOSALS NO. 5-8 Shareholder Proposals, in each case, if properly presented at the meeting (page 89)

AGAINST

Each shareholder proposal included in this proxy statement is followed by Walmart’s response. For the reasons set forth in Walmart’s responses, the Board recommends a vote AGAINST each shareholder proposal, if properly presented at the meeting.

2020 Proxy Statement 7

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2020 Proxy Statement 9

PROPOSAL NO. 1

Election of Directors

What am I voting on?

You are voting to elect each nominee named below as a director of Walmart for a one-year term. If you return your proxy, your proxy holder will vote your Shares FOR the election of each Board nominee named below unless you instruct otherwise. If the shareholders elect all the director nominees named in this proxy statement at the 2020 Annual Shareholders’ Meeting, Walmart will have 11 directors. Each director nominee named in this proxy statement has consented to act as a director of Walmart if elected. If a nominee becomes unwilling or unable to serve as a director, your proxy holder will have the authority to vote your Shares for any substitute candidate nominated by the Board, or the Board may decrease the size of the Board.

Overview of Director Nominees and Committee Assignments

Seven of our eleven Board nominees are independent, and all members of the Audit Committee, the CMDC, and the NGC are independent. Our Board has separated the roles of Chairman and CEO, and we have a robust Lead Independent Director role. Despite their significant Share ownership, only three members of the Walton family serve as non-management Board members.

Cesar Conde Independent Chairman of NBCUniversal Telemundo Enterprises and NBCUniversal International Group Age 46 | Director Since 2019 Other Public Company Boards 1	Tom Horton Lead Independent Director Partner, Global Infrastructure Partners; and retired Chairman, American Airlines Age 58 | Director Since 2014 Other Public Company Boards 2
Tim Flynn Independent Retired Chairman and CEO, KPMG Age 63 | Director Since 2012 Other Public Company Boards 3	Marissa Mayer Independent Co-founder, Lumi Labs Inc.; and Former President and CEO, Yahoo! Inc. Age 44 | Director Since 2012 Other Public Company Boards 0
Sarah Friar Independent CEO, Nextdoor Inc. Age 47 | Director Since 2018 Other Public Company Boards 1	Independence
64% Independent

Carla Harris
Independent
Vice Chair, Wealth Management and Head of Multicultural Client Strategy, and Managing Director and Senior Client Advisor, Morgan Stanley
Age 57 | Director Since 2017
Other Public Company Boards 0

	Age	53 years Board Nominee Median Age 55 years Board Nominee Average Age

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Board Demographics

Our Board nominees bring a variety of backgrounds, qualifications, skills and experiences that contribute to a well-rounded Board uniquely positioned to effectively guide our strategy and oversee our operations in a rapidly evolving retail industry.

Highly Engaged Board	Thoughtful Board Refreshment
✓Actively involved in Walmart’s strategy ✓97% overall attendance rate at Board and Board committee meetings ✓24 Board committee meetings and 5 Board meetings during fiscal 2020	✓12-year term limit for Independent Directors ✓More than 25% of the nominees were appointed in the last 5 years ✓Board committees structured to promote effectiveness ✓Ongoing Board succession planning

Doug McMillon President and CEO, Walmart Age 53 | Director Since 2013 Other Public Company Boards 0
Steve Reinemund
Independent
Managing Partner, Highline Group; Retired Dean of Business, Wake Forest University; and retired Chairman and CEO, PepsiCo., Inc.
Age 72 | Director Since 2010
Other Public Company Boards 3

	Greg Penner Non-Executive Chairman General Partner, Madrone Capital Partners Age 50 | Director Since 2008 Other Public Company Boards 0	Rob Walton Retired Chairman, Walmart Age 75 | Director Since 1978 Other Public Company Boards 0
Gender	27% Female	Steuart Walton Founder and Chair, RZC Investments Age 38 | Director Since 2016 Other Public Company Boards 0
Tenure	6.6 years Board Nominee Median Tenure 9.3 years Board Nominee Average Tenure	Board Committees: Audit Compensation and Management Development Nominating and Governance Strategic Planning and Finance Technology and eCommerce Chair Member

2020 Proxy Statement 11

Proposal No. 1 Election of Directors

Board Skills Criteria and Qualifications

What qualifications do the Nominating and Governance Committee and the Board consider when selecting candidates for nomination?

At Walmart, we believe an effective Board should be made up of individuals who collectively provide an appropriate balance of distinguished leadership, diverse perspectives and viewpoints, strategic skill sets, and professional experience relevant to our business and strategic objectives.

The NGC selects potential candidates on the basis of outstanding achievement in their professional careers; broad experience and wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience and understanding of the business environment; willingness and ability to devote adequate time to Board duties; and such other experience, attributes, and skills that the NGC determines qualify candidates for service on the Board.

The NGC also considers whether a potential candidate satisfies the independence and other requirements for service on the Board and its committees, as set forth in the NYSE Listed Company Rules and the SEC’s rules. Additional information regarding qualifications for service on the Board and the nomination process for director candidates is set forth in the NGC’s charter and our Corporate Governance Guidelines, which are available on the Corporate Governance page of our website at http://stock.walmart.com/investors/corporate-governance/governance-documents.

Director Skills Criteria:

Walmart is moving with speed to better serve our customers and pursue our key objectives of making every day easier for busy families, sharpening our culture and becoming more digital, operating with discipline, and making trust a competitive advantage. Depending on the current composition of the Board and Board committees and expected future turnover on our Board, the NGC generally seeks director candidates with experience, skills, or background in one or more of the following areas:

Experience and Skills Relevant to the Successful Oversight of our Strategy
Retail Experience As the world’s largest retailer, we seek directors who possess an understanding of financial, operational, and strategic issues facing large retail companies.	Global or International Business Experience
Directors with broad international exposure provide useful business and cultural perspectives, and as a global organization, we seek directors with experience at multinational companies or in international markets.
Technology or eCommerce Experience
In order to deliver on our strategy to seamlessly integrate our retail stores and eCommerce in an omni-channel offering, we seek directors who can provide advice and guidance based on their experiences in eCommerce or related industries such as digital, mobile, or consumer internet.	Marketing or Brand Management Experience Directors with relevant experience in consumer marketing or brand management, especially on a global basis, provide important insights to our Board.

Experience and Skills Relevant to Effective Oversight and Governance

Senior Leadership Experience
Directors who have served in relevant senior leadership positions bring unique experience and perspective.

We seek directors who have demonstrated expertise in governance, strategy, development, and execution.

Finance, Accounting, or Financial Reporting Experience
We value an understanding of finance and financial reporting processes because of the importance our company places on accurate financial reporting and robust financial controls and compliance. We also seek to have multiple directors who qualify as audit committee financial experts.
Regulatory, Legal, or Risk Management Experience
Our company’s business requires compliance with a variety of regulatory requirements across a number of federal, state, and international jurisdictions. Our Board values the insights of directors who have experience advising or working at companies in regulated industries, and it benefits from the perspectives of directors with governmental, public policy, legal, and risk management experience and expertise.	Board Diversity
Diversity and inclusion are values embedded in our culture and fundamental to our business. We believe that a board comprised of directors with diverse backgrounds, experiences, and perspectives and viewpoints improves the dialogue and decision-making in the board room and contributes to overall Board effectiveness. The Board assesses the effectiveness of its approach to Board diversity as part of the Board and committee evaluation process.

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Proposal No. 1 Election of Directors

Summary of Director Nominee Qualifications and Experience

The chart below identifies the balance of skills and qualifications each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the NGC and the Board in making nomination decisions and as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management.

		Experience and Skills Relevant to the Successful Oversight of our Strategy				Experience and Skills Relevant to Effective Oversight and Governance

Director Nominee		Retail	Global or International Business	Technology or eCommerce	Marketing or Brand Management	Senior Leadership	Finance, Accounting, or Financial Reporting	Regulatory, Legal, or Risk Management
Cesar Conde
Tim Flynn
Sarah Friar
Carla Harris
Tom Horton
Marissa Mayer
Doug McMillon
Greg Penner
Steve Reinemund
Rob Walton
Steuart Walton
TOTAL

2020 Proxy Statement 13

Proposal No. 1 Election of Directors

Director Nominees for 2020

FOR
The Board recommends that shareholders vote FOR each of the nominees named below for election to the Board.

Who are the 2020 director nominees?

Based on the recommendation of the NGC, the Board has nominated the following candidates for election as directors at the 2020 Annual Shareholders’ Meeting. Each nominee was previously elected by our shareholders at the 2019 Annual Shareholders’ Meeting. The information provided below includes, for each nominee, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of Walmart, each Board committee on which he or she currently serves, whether he or she is independent, and directorships of other public companies held by each nominee during the past five years.

Cesar Conde Independent Director Age: 46 Joined the Board: 2019 Board Committees: Audit TeCC Other Current Public Company Directorships: PepsiCo, Inc.
Career Highlights
Since October 2015 Chairman of NBCUniversal Telemundo Enterprises and NBCUniversal International Group, part of a global media and entertainment company
October 2013 to October 2015 Executive Vice President of NBCUniversal, including oversight of NBCUniversal International and NBCUniversal Digital Enterprises
2009 to 2013 President of Univision Networks, a leading American media company with a portfolio of Spanish language television networks, radio stations, and digital platforms
2003 to 2009 Variety of senior executive capacities at Univision Networks, where he is credited with transforming it into a leading global, multi-platform media brand
2002 to 2003 White House Fellow for Secretary of State Colin L. Powell from 2002–2003
Prior to 2002 Positions at StarMedia Network, the first internet company focused on Spanish- and Portuguese-speaking audiences globally

Further Information
Mr. Conde has served on the board of directors of PepsiCo, Inc. since March 2016, and from August 2014 to April 2019 he served on the board of directors of Owens Corning. He also is a Trustee of the Aspen Institute and the Paley Center for Media, as well as a Full Member at the Council on Foreign Relations, and he has served as a Young Global Leader for the World Economic Forum. Mr. Conde holds a B.A. with honors from Harvard University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Skills and Qualifications
The Board benefits from Mr. Conde’s broad experience with large media companies that produce and distribute high-quality content across a range of broadcast, cable, and digital platforms.
Mr. Conde brings valuable perspectives in business, finance, and media gained from his experience in a variety of senior leadership roles at large, global media companies.
With his experience at large, multi-platform media companies such as NBCUniversal and Univision, Mr. Conde brings valuable perspective and experience regarding consumer and media landscapes.

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Proposal No. 1 Election of Directors

Timothy P. Flynn
Independent Director

Age: 63

Joined the Board: 2012

Board Committees:
Audit (Chair)
TeCC

Other Current Public Company Directorships:
JPMorgan Chase & Co.
Alcoa Corporation
UnitedHealth Group Incorporated

Career Highlights

2007 to 2011 Chairman of KPMG International (“KPMG”), a global professional services organization that provides audit, tax, and advisory services
2005 to 2010 Served as Chairman of KPMG LLP in the U.S., the largest individual member firm of KPMG
2005 to 2008 CEO of KPMG LLP

Prior to 2005 Held various leadership roles at KPMG, including as Global Head of Audit, and Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for Audit, Risk Advisory and Financial Advisory Services practices

Further Information
Mr. Flynn joined the boards of Alcoa Corporation in November 2016 and UnitedHealth Group Incorporated in January 2017. He also has served as a member of the board of directors of JPMorgan Chase & Co. since 2012. He previously served as a member of the board of directors of The Chubb Corporation from September 2013 until its acquisition in January 2016. He also previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and a director of the International Integrated Reporting Council. Mr. Flynn graduated from the University of St. Thomas, St. Paul, Minnesota and is a member of the school’s board of trustees.

Skills and Qualifications

Mr. Flynn has more than 32 years of experience in risk management, financial services, financial reporting, and accounting.

Mr. Flynn also brings extensive experience with issues facing complex, global companies, and expertise in accounting, auditing, risk management, and regulatory affairs for such companies.

In addition, Mr. Flynn brings his experiences in executive leadership positions at KPMG and his service on the boards of directors of other large public companies.

Sarah J. Friar Independent Director Age: 47 Joined the Board: 2018 Board Committees: Audit SPFC (Chair) Other Current Public Company Directorships: Slack Technologies, Inc.

Career Highlights

December 2018 to present CEO of Nextdoor Inc., the neighborhood hub for trusted connections and the exchange of helpful information, goods, and services
July 2012 to November 2018 CFO of Square, Inc., a provider of commerce solutions, including managed payments and point-of-sale systems for businesses and mobile financial offerings for consumers
May 2011 to June 2012 Senior Vice President of Finance & Strategy at Salesforce.com, Inc.

2002 to 2012 Various positions at The Goldman Sachs Group, Inc. including as a Managing Director in the Equity Research Division and other various positions where she focused on corporate finance, and mergers and acquisitions

Prior to 2002 McKinsey & Company

Further Information
Ms. Friar has served as a director of Slack Technologies, Inc., the leading channel-based messaging platform, since March 2017. She also previously served on the board of directors of New Relic, Inc., a software analytics company, from December 2013 until April 2018, and Model N, Inc. from September 2012 until May 2015. Ms. Friar is the co-founder of Ladies Who Launch, a non-profit organization focused on empowering female entrepreneurs. Ms. Friar is a Fellow of the inaugural class of the Finance Leaders Fellowship Program and a member of the Aspen Global Leadership Network. Ms. Friar graduated from the University of Oxford with a Master of Engineering in Metallurgy, Economics, and Management and also from Stanford Graduate School of Business with an M.B.A.

Skills and Qualifications

Ms. Friar brings financial, accounting, and risk management expertise as the former CFO of a multinational publicly-traded company and from her prior experience with a multinational investment banking firm.

The Board benefits from her leadership experience as the CEO of a large platform that connects neighbors and her prior experience as the CFO of a publicly-traded company and other various leadership positions at Square, Salesforce.com, and Goldman Sachs.

Ms. Friar brings a global perspective gained from her experience as the CEO of a multinational company that supports customers across a variety of businesses and industries.

The Board also benefits from Ms. Friar’s perspective regarding eCommerce and information technology in light of her leadership positions with digital community based platforms and a publicly-traded company that provides managed payments and point-of-sale systems for businesses and mobile financial offerings for consumers.

2020 Proxy Statement 15

Proposal No. 1 Election of Directors

Carla A. Harris
Independent Director
Age: 57
Joined the Board: 2017
Board Committees: CMDC NGC SPFC
Other Current Public Company Directorships: None

Career Highlights

August 2013 to present Vice Chair, Wealth Management and Head of Multicultural Client Strategy for Morgan Stanley, a multinational investment bank and financial services company
June 2012 to present Managing Director and Senior Client Advisor for Morgan Stanley
Since 1987 Member and a leader on execution teams across mergers and acquisitions, equity capital markets and asset management, and has held a number of other positions during her tenure with Morgan Stanley

Further Information
In her current roles at Morgan Stanley, Ms. Harris is responsible for increasing client connectivity and penetration to enhance revenue generation across the firm. Her prior experience with Morgan Stanley includes investment banking, equity capital markets, equity private placements, and initial public offerings in a number of industries such as technology, media, retail, telecommunications, transportation, healthcare, and biotechnology. In August 2013, President Obama appointed Ms. Harris to serve as Chair of the National Women’s Business Council. She currently serves on the boards of several non-profit organizations including St. Vincent’s and the Morgan Stanley Foundation, as well as a member of the Board of Overseers for Harvard University. Ms. Harris holds a B.A. magna cum laude from Harvard University and also holds an M.B.A. from Harvard Business School.

Skills and Qualifications
Ms. Harris brings broad-based and valuable insights in finance and strategy gained from more than 30 years of experience at a prominent global investment banking firm.

The Board benefits from Ms. Harris’ senior leadership experience at Morgan Stanley.

The Board values Ms. Harris’ extensive work experience in a regulated industry and advising clients across a broad range of other regulated industries.

Thomas W. Horton
Lead Independent Director
Age: 58
Joined the Board: 2014
Board Committees: Audit Executive Committee NGC (Chair) SPFC
Other Current Public Company Directorships: General Electric Company EnLink Midstream, LLC

Career Highlights

April 2019 to present Partner, Global Infrastructure Partners, a global infrastructure investment firm
October 2015 to April 2019 Senior Advisor at Warburg Pincus LLC, a private equity firm focused on growth investing
December 2013 to June 2014 Chairman of American Airlines Group Inc. (“American”)
2011 to 2013 Chairman and CEO of American
2010 to 2011 President of American
2006 to 2010 Executive Vice President of Finance and Planning at American
2002 to 2005 Served in various roles at AT&T Corporation, including as Vice Chairman and CFO. While at AT&T, Mr. Horton led the evaluation of strategic alternatives that ultimately led to the combination of AT&T and SBC Communications, Inc.
1985 to 2002 Served in various roles at American, including as Senior Vice President and CFO

Further Information
In August 2019, Mr. Horton was appointed to the board of directors of EnLink Midstream, LLC, a portfolio company of Global Infrastructure Partners that provides midstream energy services. He also has served on the board of directors of General Electric Company since April 2018, where he has served as Lead Director since October 2018. From 2008 to March 2019, Mr. Horton served on the board of directors of QUALCOMM Incorporated. Mr. Horton also serves on the executive board of the Cox School of Business at Southern Methodist University.

Skills and Qualifications
Mr. Horton brings unique insights gained from his executive leadership roles at large, global, publicly-traded companies.

Our Board benefits from Mr. Horton’s leadership experience in several complex, international industries.

In addition, Mr. Horton brings valuable perspective developed from more than 30 years of experience in finance, accounting, auditing, and risk management.

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Proposal No. 1 Election of Directors

Marissa A. Mayer
Independent Director
Age: 44
Joined the Board: 2012
Board Committees: CMDC TeCC
Other Current Public Company Directorships: None

Career Highlights

March 2018 to present Co-founder and CEO of Lumi Labs Inc., a technology incubator focused on consumer internet technologies
July 2012 to June 2017 President and Chief Executive Officer and a member of the board of directors of Yahoo! Inc. (“Yahoo”) (now Altaba Inc.). At Yahoo, she led the internet giant’s push to reinvent itself for the mobile era. With a renewed focus on user experience, Ms. Mayer grew Yahoo to serve over 1 billion people worldwide - with over 600 million mobile users - and transformed its advertising approach
1999 to 2012 Led Google Search for more than a decade, as well as Google Maps, Gmail, and Google News. She was one of Google’s earliest employees, later moving into leadership roles as a member of their Operating Committee.

Further Information
In July 2019, Ms. Mayer joined the board of directors of Go Forward, Inc., a company that combines virtual and in-person primary care practice. Since April 2019, Ms. Mayer has served on the board of directors of Maisonette, LLC, an online company focused on providing customized shopping experiences in children’s luxury brands and boutique clothing, accessory, and home decor items. From March 2013 until October 2016, Ms. Mayer served on the board of directors for AliphCom, which operated as Jawbone. She also serves on the boards of the San Francisco Museum of Modern Art and the San Francisco Ballet, and she previously served on the foundation board for the Forum of Young Global Leaders at the World Economic Forum from 2013 to 2019. Ms. Mayer holds a bachelor’s degree in symbolic systems and a master’s degree in computer science from Stanford University.

Skills and Qualifications

Ms. Mayer brings extensive expertise and insight into the technology and consumer internet industries, and her senior leadership experience is demonstrated by her executive role at a prominent consumer internet company and her positions on the boards of several non-profit organizations.

Ms. Mayer brings distinguished experience in internet product development, engineering, and brand management.

The Board values Ms. Mayer’s insights into global business and strategy gained from her experience as the CEO of a global company.

C. Douglas McMillon
President and CEO and Director
Age: 53
Joined the Board: 2013
Board Committees: Executive Committee (Chair)
Other Current Public Company Directorships: None

Career Highlights

February 1, 2014 to present President and CEO of Walmart
February 2009 to January 31, 2014 Executive Vice President, President and CEO, Walmart International
August 2005 to January 2009 Executive Vice President, President and CEO, Sam’s Club
Prior to 2005 Mr. McMillon has held a variety of other leadership positions since joining our company more than 29 years ago

Further Information
Mr. McMillon has served as a member of the executive committee of the Business Roundtable since 2014, and he became the chairman of the Business Roundtable in January 2020. He also serves as a member of the boards of directors of a number of organizations, including The Consumer Goods Forum, The US-China Business Council, and Crystal Bridges Museum of American Art.

Skills and Qualifications
Mr. McMillon brings years of executive leadership experience at our company and extensive expertise in corporate strategy, development, and execution.

In addition, Mr. McMillon brings extensive knowledge and unique experience leading Walmart’s International segment.

The Board benefits from Mr. McMillon’s more than 29 years of retail experience and his leadership role developing and executing our enterprise strategy to seamlessly integrate our retail stores and eCommerce in an omni-channel offering.

2020 Proxy Statement 17

Proposal No. 1 Election of Directors

Gregory B. Penner*
Non-Executive Chairman
Age: 50
Joined the Board: 2008
Board Committees: Executive Committee
Other Current Public Company Directorships: None
*Greg Penner is the son-in-law of Rob Walton.

Career Highlights

June 2015 to present Chairman of the Board of Walmart
June 2014 to June 2015 Vice Chairman of the Board of Walmart
2005 to present General Partner of Madrone Capital Partners, LLC, an investment management firm
2002 to 2005 Walmart’s Senior Vice President and CFO – Japan
2001 to 2002 Senior Vice President of Finance and Strategy for Walmart.com
Prior to 2001 General Partner at Peninsula Capital, an early stage venture capital fund, and a financial analyst for Goldman, Sachs & Co.

Further Information
Since August 2018, Mr. Penner has served on the board of directors of a mobile premium video subscription platform that operates as Quibi. Mr. Penner also previously served as a member of the board of directors of Baidu, Inc. from May 2004 until December 2017, and he also previously served on the board of Hyatt Hotels Corporation from October 2007 to September 2014.

Skills and Qualifications

Mr. Penner brings expertise in strategic planning, finance, and investment matters, including prior experience as a CFO for our company’s operations in Japan, and his service on the boards of directors of public and private companies in a variety of industries.

The Board benefits from Mr. Penner’s retail experiences with our company’s operations in Japan and at Walmart.com, as well as his leadership service as our non-executive Chairman.

In addition, Mr. Penner has broad knowledge of international business, particularly in Japan and China.

Mr. Penner brings unique expertise gained through both his service with the company and as a director of various technology companies.

Steven S Reinemund
Independent Director
Age: 72
Joined the Board: 2010
Board Committees: CMDC (Chair) NGC TeCC
Other Current Public Company Directorships: Exxon Mobil Corporation Marriott International, Inc. Vertiv Holdings Co.

Career Highlights

December 2019 to present Managing Partner at Highline Group, a family office of strategic operators
June 2014 to December 2019 Advisory role at Wake Forest University as Executive-in-Residence
July 2008 to June 2014 Dean of Business and Professor of Leadership and Strategy at Wake Forest University
October 2006 to May 2007 Chairman of the Board of PepsiCo, Inc. (“PepsiCo”)
May 2001 to October 2006 Chairman and CEO of PepsiCo
1999 to 2001 President and Chief Operating Officer at PepsiCo
1996 to 1999 Chairman and CEO of Frito-Lay, Inc. (“Frito-Lay”)

Further Information
Mr. Reinemund served on the board of directors of GS Acquisition Holdings Corp. from June 2018 until February 2020, until the completion of business combination transactions that resulted in Vertiv Holdings Co., where Mr. Reinemund continues to serve on the board of directors. Mr. Reinemund has served as a director of each of Exxon Mobil Corporation and Marriott International, Inc. since 2007. Mr. Reinemund has also been on the board of directors of Chick-fil-A, Inc. since June 2015. He previously served as a director of American Express Company from 2007 to 2015 and Johnson & Johnson from 2003 to 2008. Mr. Reinemund is a member of the boards of trustees of The Cooper Institute and the U.S. Naval Academy Foundation.

Skills and Qualifications

Mr. Reinemund has considerable international business leadership experience gained through his service as Chairman and CEO of a global public company, his service as dean of a prominent business school, and his service on the boards of several large companies in a variety of industries.

Mr. Reinemund also brings valuable experience with large, international businesses.

In addition, Mr. Reinemund’s experience in executive leadership positions at PepsiCo and Frito-Lay provides valuable insights to our Board regarding brand management, marketing, finance, and strategic planning.

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Proposal No. 1 Election of Directors

S. Robson Walton*
Director

Age: 75

Joined the Board: 1978

Board Committees:
SPFC
Executive Committee

Other Current Public Company Directorships:
None

*Greg Penner is the son-in-law of Rob Walton, and Steuart Walton is the nephew of Rob Walton.

Career Highlights

1969 to present Mr. Walton was the Chairman of Walmart from 1992 to June 2015 and has been a member of the Board since 1978. Prior to becoming Chairman, he had been an officer at our company since 1969 and held a variety of positions during his service, including Senior Vice President, Corporate Secretary, General Counsel, and Vice Chairman

Prior to 1969 Partner with the law firm of Conner & Winters in Tulsa, Oklahoma

Further Information
In addition to his duties at Walmart, Mr. Walton is involved with a number of non-profit and educational organizations, including Conservation International, where he previously served as Chairman of that organization’s executive committee, and the College of Wooster, where he is an Emeritus Life Trustee for the college. Mr. Walton is also an Emeritus Trustee for the African Parks Foundation, U.S.

Skills and Qualifications

Mr. Walton brings decades of leadership experience with Walmart and his expertise in strategic planning gained through his service on the boards and other governing bodies of non-profit organizations.

Mr. Walton has extensive legal, risk management, and corporate governance expertise gained as Walmart’s Chairman, Corporate Secretary, and General Counsel and as an attorney in private practice.

The Board benefits from Mr. Walton’s in-depth knowledge of our company, its history and the global retail industry, all gained through more than 40 years of service on the Board and more than 20 years of service as our company’s Chairman.

Steuart L. Walton* Director Age: 38 Joined the Board: 2016 Board Committee: TeCC (Chair) Other Current Public Company Directorships: None *Steuart Walton is the nephew of Rob Walton.

Career Highlights

May 2016 to Present Founder and Chairman of RZC Investments, LLC, an investment business

February 2013 to November 2017 Founder of Game Composites, Ltd., a company that manufactures carbon fiber aircraft and aircraft parts. He served as the CEO of Game Composites from its founding until November 2017

June 2011 to January 2013 Senior Director, International Mergers and Acquisitions, Walmart International division
2007 to 2010 Associate at Allen & Overy, LLP in London, where he advised companies on securities offerings

Further Information
Mr. Walton is also a member of the boards of directors of Flipkart Private Limited, Rapha Racing Limited, Crystal Bridges Museum of American Art, and the Smithsonian National Air and Space Museum. He is a graduate of Georgetown University Law Center, and he holds a bachelor’s degree in business administration from the University of Colorado, Boulder.

Skills and Qualifications

Mr. Walton brings broad-based and valuable international legal and regulatory experience gained from his work on complex, international financial transactions.

Mr. Walton has a strong history and familiarity with our company and its retail operations and global businesses. He also brings valuable leadership and financial insights gained from his entrepreneurial experiences and investments.

2020 Proxy Statement 19

Proposal No. 1 Election of Directors

Board Refreshment and Succession Planning

The NGC is responsible for identifying and evaluating potential director candidates, for reviewing the composition of the Board and Board committees, and for making recommendations to the full Board on these matters. Throughout the year, the NGC actively engages in Board succession planning, taking into account the following considerations:

●	Input from Board discussions and from the Board and Board committee evaluation process regarding the specific backgrounds, skills, and experiences that would contribute to overall Board and Board committee effectiveness; and
●	The future needs of the Board and Board committees in light of the Board’s tenure policies, Walmart’s long-term strategy, and the skills and qualifications of directors who are expected to retire in the future.

1	Director Tenure Policies	Allow Board to anticipate future Board turnover

The Board believes that a mix of longer-tenured directors and newer directors with fresh perspectives contributes to an effective Board. In order to promote thoughtful Board refreshment, the Board has adopted the following retirement policies for Independent Directors, as set forth in Walmart’s Corporate Governance Guidelines:

Term Limit: Independent Directors are expected to commit to at least six years of service and may not serve for more than 12 years.

Retirement Age: Unless they have not yet completed their initial six-year commitment, Independent Directors may not stand for re-election after age 75.

2	Board/Committee Evaluations	Identify skill sets that would enhance Board effectiveness
3	Director Recruitment	Identify top director talent with desired background and skill sets
4	Director Onboarding	Tailored onboarding enables new directors to learn our business and contribute quickly

The Board may make exceptions to these retirement policies if circumstances warrant. For example, the Board could extend the term limit or retirement age for an individual director with particular skills or qualifications that are valuable to the Board’s effectiveness until a suitable replacement is found. Similarly, an Independent Director may retire before serving 12 years in order to stagger turnover on the Board or a Board committee. The Board believes these policies provide discipline to the Board refreshment process and have resulted in a diverse Board with an effective mix of skills, experiences, and tenures, as shown on page 13.

The NGC has engaged third-party consultants to assist it with the Board refreshment process and to help cultivate a continuous pipeline of potential future director candidates. As a part of the process of identifying potential director candidates, the NGC may also consult with other directors and senior officers. If the NGC decides to proceed with further consideration of a potential candidate, the Chair of the NGC and other members of the NGC, as well as other members of the Board, may interview the candidate. The NGC then may recommend that the full Board appoint or nominate the candidate for election to the Board.

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Corporate Governance

Effective corporate governance is essential for maximizing long-term value creation for our shareholders. Our beliefs have been grounded in a values-based ethically led organization, and it’s this foundation that continues to influence our decisions and leadership.

Our governance structure is set forth in our Corporate Governance Guidelines and other key governance documents. These guidelines are reviewed at least annually and updated as appropriate in response to evolving best practices, regulatory requirements, feedback from our annual Board evaluations, and recommendations made by our shareholders, all with the goal of supporting and effectively overseeing our ongoing strategic transformation.

Corporate Governance Highlights

Our strong corporate governance practices demonstrate our Board’s commitment to enabling an effective structure to support the successful oversight of our strategy.

Board Independence

●Majority Independent Board
●Lead Independent Director
●Governance Committees are Fully Independent

Other Board and Board Committee Practices

●Separate Chair and CEO
●Risk Oversight
●Oversight of Political and Social Engagement
●Robust Stock Ownership Guidelines
●No Hedging and Restrictions on Pledging
●No Employment Agreements with NEOs
●No Change-in-Control Provisions
●Policy to include women and minorities among the pool of potential new director candidates

Board Performance

The Board’s Year in Strategy and Governance

The Board’s activities are structured to oversee Walmart’s strategy and to provide advice and counsel to management. The Board, working closely with the executive management team, has committed to important initiatives to better serve our customers and pursue our key objectives of making every day easier for busy families, sharpening our culture and becoming more digital, operating with discipline, and making trust a competitive advantage.

Over the past year, and among other matters, the Board was involved in these governance and strategy discussions and actions:

✓Ongoing expansion of convenience and delivery options, including NextDay delivery from Walmart.com, online grocery delivery membership, Walmart InHome delivery, and nationwide same-day pickup for Sam’s Club in the U.S.
✓Actively involved in executive succession planning resulting in the appointments of the President and CEO of Walmart U.S., President and CEO of Sam’s Club, a new Chief Technology Officer and Chief Development Officer, and a new Chief People Officer
✓Ongoing review of our international portfolio of operations
✓Reduced the number of standing Board committees and enhanced Board effectiveness

●Board Oversight of Company Strategy

●Robust Board Evaluations
●Extensive Shareholder Engagement
●Commitment to Board Refreshment and Succession Planning
●Focus on Management Development and Succession Planning

Shareholder Rights

●Market Standard Proxy Access Right
●Shareholder Right to Call Special Meetings
●No Poison Pill
●No Supermajority Voting Requirements
●Annual Election of All Directors
●Majority Voting for Director Elections

2020 Proxy Statement 21

Corporate Governance

Board Structure and Effectiveness

Board Leadership Structure

The leadership structure of our Board is designed to promote robust oversight, independent viewpoints, and the promotion of the overall effectiveness of the Board. The Board annually reviews its leadership structure as part of the process described on page 20. As discussed on page 99, approximately 50% of our company’s Shares are held by members of the family of Sam Walton, our company’s founder. Three generations of Walton family members have served on our Board, which demonstrates the Walton family’s interest in and commitment to the long-term success of our company. Despite their substantial ownership in the company, the members of the Walton family traditionally have held only three seats on our Board. While the NYSE Listed Company Rules provide exemptions from independence requirements for controlled companies, Walmart has not relied on and has no plans to rely on any of those governance exemptions because we believe it is important to have a majority independent board.

Our current Board leadership structure consists of:

Non-Executive Chairman Greg Penner	Lead Independent Director Tom Horton	President and CEO Doug McMillon

Primary Responsibilities	Primary Responsibilities	Primary Responsibilities
●Presides over meetings of the Board and shareholders ●Focuses on Board oversight and governance matters ●Provides advice and counsel to the CEO ●Agenda review process	●Liaison between Independent Directors and Chairman ●Agenda review process ●Board and Board committee development and evaluation ●Shareholder engagement	●Leadership of Walmart’s complex global business ●Implements strategic initiatives ●Development of robust management team

We have separated the Chairman and CEO roles since 1988. By separating these roles, our CEO is able to focus on executing our strategy and managing Walmart’s complex daily operations, and our Chairman, who is an Outside Director, can devote his time and attention to matters of Board oversight and governance.

We have had a Lead Independent Director since 2004. The role of the Lead Independent Director is designed to enhance the candor and communication between the independent members of the Board, the Chairman, and the CEO. Our Lead Independent Director is appointed annually by the independent members of the Board and has a robust set of responsibilities, including:

●	presiding over executive private sessions of the Outside Directors and the Independent Directors;
●	authority to call meetings of the directors, including separate meetings of the Outside Directors and the Independent Directors; and
●	is available, when appropriate, for consultation with major shareholders.

Mr. Horton became our Lead Independent Director immediately following our 2018 Annual Shareholders’ Meeting. In addition to his role as Lead Independent Director, Mr. Horton also serves as the Chair of the NGC, which means he also oversees the annual Board evaluation process and actively participates in the work related to overall Board effectiveness, including Board development, succession planning, and refreshment.

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Corporate Governance

Board Committee Chairs: Our Board committees play a critical role in the oversight of our governance and strategy, and each Board committee has access to management and the authority to retain independent advisors as it deems appropriate. Each of the governance-related Board committees, as well as our Strategic Planning and Finance Committee, is led by an independent chair.

Governance Committees			Strategy Committees

Audit	Compensation and Management Development	Nominating and Governance	Strategic Planning and Finance	Technology and eCommerce

Tim Flynn	Steve Reinemund	Tom Horton	Sarah Friar	Steuart Walton
Independent Chair	Independent Chair	Independent Chair	Independent Chair	Chair

Board Committees

To enhance the effectiveness of the Board’s risk oversight function, the Board regularly reviews its committee structure and committee responsibilities to ensure that the Board has an appropriate committee structure focused on matters of strategic and governance importance to Walmart. When possible, Independent Directors are appointed to serve on at least one strategy committee and one governance committee. Currently, the Board has six standing committees, which are described below. In addition to the duties described below, our Board committees perform the risk oversight functions described on page 29.

Strategic Planning and Finance Committee
3 meetings during fiscal 2020
4 Members Sarah Friar, Chair • Carla Harris • Tom Horton • Rob Walton
All four members have global or international business experience	Three members have finance, accounting, or financial reporting experience
All four members have senior leadership experience	One member has retail experience
Three members have regulatory, legal, or risk management experience	One member has technology or eCommerce experience
Primary Responsibilities
●	Reviews global financial policies and practices and reviews and analyzes financial matters, acquisition and divestiture transactions
●	Oversees long-range strategic planning
●	Reviews and recommends a dividend policy to the Board
●	Reviews the preliminary annual financial plan and annual capital plan to be approved by the Board, as well as the company’s capital structure and capital expenditures

2020 Proxy Statement 23

Corporate Governance

Technology and eCommerce Committee
3 meetings during fiscal 2020
5 Members Steuart Walton, Chair • Cesar Conde • Tim Flynn • Marissa Mayer • Steve Reinemund
All five members have global or international business experience	Two members have technology or eCommerce experience
Four members have senior leadership experience	Three members have marketing or brand management experience
One member has finance, accounting, or financial reporting experience	Two members have regulatory, legal, or risk management experience
Primary Responsibilities
●	Reviews matters relating to information technology, eCommerce, and innovation and oversees the integration of Walmart’s information technology, eCommerce, and innovation efforts with Walmart’s overall strategy
●	Reviews and provides guidance regarding trends in technology and eCommerce and monitors overall industry trends

Audit Committee*
8 meetings during fiscal 2020
4 Members Tim Flynn, Chair • Cesar Conde • Sarah Friar • Tom Horton
All four members have global or international business experience	All four members have senior leadership experience
Three members have finance, accounting, or financial reporting experience	Two members have regulatory, legal, or risk management experience
Two members have technology or eCommerce experience
Primary Responsibilities
●	Reviews the financial statements and oversees the financial reporting policies, procedures, and internal controls
●	Responsible for the appointment, compensation, retention, and oversight of the independent accountants
●	Pre-approves audit, audit-related, and non-audit services to be performed by Walmart’s independent accountants
●	Reviews and approves any related person transactions and other transactions subject to our Transaction Review Policy
●	Reviews risk assessment and risk management process and policies, processes and procedures regarding compliance with applicable laws and regulations, as well as Global Statement of Ethics and Code of Ethics for the CEO and Senior Financial Officers
●	Oversees internal investigatory matters
●	Oversees Walmart’s global ethics and compliance program
●	Oversees the company’s internal audit function
*	Independence and financial literacy: The Board has determined that each member of the Audit Committee is independent as defined by the Exchange Act, the SEC’s rules, and the NYSE Listed Company Rules. Each Audit Committee member named above is financially literate as required by NYSE Listed Company Rules. The Board has determined that Tim Flynn, Sarah Friar, and Tom Horton are “audit committee financial experts” as defined in the SEC’s rules.

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Corporate Governance

Compensation and Management Development Committee*
6 meetings during fiscal 2020
3 Members Steve Reinemund, Chair • Carla Harris • Marissa Mayer
All three members have global or international business experience	One member has technology or eCommerce experience
All three members have senior leadership experience	One member has finance, accounting, or financial reporting experience
Two members have marketing or brand management experience	One member has regulatory, legal, or risk management experience
Primary Responsibilities
●	In consultation with the CEO, approves compensation of Executive Officers other than the CEO, and reviews compensation of other senior officers
●	Reviews and approves the compensation of the CEO and recommends to the Board the compensation of the Outside Directors
●	Sets performance measures and goals and verifies the attainment of performance goals under our incentive compensation plans
●	Reviews compensation and benefits matters
●	Oversees the management, development, succession planning, and retention practices for Executive Officers and senior leaders
●	Oversees culture, diversity, and inclusion initiatives
*	Independence: The Board has determined that each member of the CMDC is independent as defined by the Exchange Act, the SEC’s rules, and the NYSE Listed Company Rules; is an outside director as defined in Section 162(m) of the Internal Revenue Code; and is a “non-employee director” as defined in the SEC’s rules.

Nominating and Governance Committee*
4 meetings during fiscal 2020
3 Members Tom Horton, Chair • Carla Harris • Steve Reinemund
All three members have global or international business experience	Two members have finance, accounting, or financial reporting experience
All three members have senior leadership experience	Two members have regulatory, legal, or risk management experience
One member has marketing or brand management experience
Primary Responsibilities
●	Oversees corporate governance issues and makes recommendations to the Board
●	Identifies, evaluates, and recommends candidates for nomination to the Board
●	Reviews and makes recommendations to the Board regarding director independence
●	Reviews and advises management on environmental, social, and community initiatives, as well as legislative affairs and public policy engagement
*	Independence: The Board has determined that each member of the NGC is independent as defined by the NYSE Listed Company Rules.

2020 Proxy Statement 25

Corporate Governance

The last standing committee of the Board is responsible for various administrative matters.

Executive Committee
0 meetings* during fiscal 2020
4 Members Doug McMillon, Chair • Tom Horton • Greg Penner • Rob Walton
Primary Responsibilities
●	Implements policy decisions of the Board
●	Acts on the Board’s behalf between Board meetings
*	The Executive Committee acted by unanimous written consent 11 times during fiscal 2020, each of which were reviewed and ratified by the Board.

The Board approved the dissolution of the Global Compensation Committee effective on June 6, 2019. Prior to that date, the Global Compensation Committee did not meet during fiscal 2020.

Governing Documents

In addition to our Corporate Governance Guidelines, each standing committee of the Board has a written charter, which defines the roles and responsibilities of the Board committee. The Board committee charters and the Corporate Governance Guidelines provide the overall framework for our corporate governance practices. The NGC and the Board review the Corporate Governance Guidelines, and the NGC, the Board, and each Board committee review the Board committee charters at least annually to determine whether any updates or revisions to these documents may be necessary or appropriate.

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Corporate Governance

Board Evaluations

The Board is committed to a robust Board evaluation process as an important tool for promoting effectiveness and continuous improvement. This year, the process was conducted under the leadership of the Lead Independent Director. Generally, the Board engages a third-party consulting firm every other year in order to bring an outside perspective to the evaluation process.

Our Board Evaluation Process

1		Questionnaires Each director completes a detailed questionnaire.

Topics covered include, among others:

●The effectiveness of the Board’s leadership structure and the Board committee structure;
●Board and committee skills, composition, diversity, and succession planning;
●Board culture and dynamics, including the effectiveness of discussion and debate at Board and committee meetings;
●The quality of Board and committee agendas and the appropriateness of Board and committee priorities; and
●Board/management dynamics, including the quality of management presentations and information provided to the Board and committees.

2		Interviews

Individual director interviews – Each director participates in a confidential, open-ended, one-on-one interview to solicit input and perspective on Board and Board committee effectiveness.

Senior management interviews – Members of Walmart’s senior executive team also participate in confidential, one-on-one interviews designed to solicit management’s perspective on the Board’s effectiveness, engagement, and the dynamic between the Board and management.

●
3		Action Items These evaluations have consistently found that the Board and Board committees are operating effectively.
Over the past few years, this evaluation process has contributed to various refinements in the way the Board and Board committees operate, including:
●Reducing the size of the Board to promote engagement and input into our strategic decision-making;
●Changing the Board committee structure to create a separate Compensation and Management Development Committee and a Nominating and Governance Committee;
●Changing committee assignments so that Independent Directors generally sit on one “strategy” committee and one “governance” committee;
●Ensuring that Board and committee agendas are appropriately focused on strategic priorities and provide adequate time for director input;
●Additional responsibilities for our Lead Independent Director, including active participation in the agenda-setting process for the Board and Board committees; and
●Increased focus on continuous Board succession planning and refreshment, including engaging a third-party consulting firm to help further develop our robust long-term director candidate pipeline.

2020 Proxy Statement 27

Corporate Governance

Director Onboarding and Engagement

All directors are expected to invest the time and energy required to quickly gain an in-depth understanding of our business and operations in order to enhance their strategic value to our Board. We develop tailored onboarding plans for each new director. Shortly after joining our Board, each new director has “learn the business” meetings with the leaders of key operational and corporate support functions. Occasionally, a Board meeting is held at a location away from our home office, usually in a market in which we operate. In connection with these Board meetings, our directors learn more about the local business market through meetings with our business leaders in these markets, visits to our stores and other facilities in the local market, and visits to the stores of our competitors. We also typically hold one Board meeting per year at one of our eCommerce offices, where our Board members participate in intensive sessions focused on our eCommerce strategies and operations.

Our Board members are also expected to participate in other company activities and engage directly with our associates at a variety of events throughout the year. Examples of activities and events that members of our Board have participated in include:

●	attending Walmart leadership meetings and traveling with senior business leaders on trips to domestic and international markets;
●	touring facilities with our compliance associates;
●	speaking at various culture, diversity, and inclusion events held at our home office in Bentonville, Arkansas and other locations; and
●	attending and speaking at meetings of Walmart business segments, divisions, and corporate support departments.

Board Meetings and Director Attendance

The Board held a total of five meetings during fiscal 2020. The Outside Directors and Independent Directors met regularly in separate executive sessions, with the Lead Independent Director presiding over those sessions. As a whole, during fiscal 2020, our directors attended approximately 97% of the aggregate number of Board meetings and meetings of Board committees on which they served. Each director attended at least 75% of all Board meetings and meetings of Board committees on which he or she served.

Under our Board policy, all directors are expected to attend the company’s annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board encourages all directors to make attendance at all annual shareholders’ meetings a priority. As described in the notice of the meeting on page 4, the 2020 Annual Shareholders’ Meeting will be a virtual meeting.

All twelve Board members attended the 2019 Annual Shareholders’ Meeting, including all director nominees named in this proxy statement.

Key Board Responsibilities

The Board’s Strategic Oversight Role

The Board has oversight responsibility for our company’s business strategy and strategic planning. Walmart operates in a rapidly changing retail environment. Shifts in market fundamentals, technology, and customer preferences require significant Board engagement with our strategy. As Walmart continues to transform its business, the Board works with management to respond to a dynamically changing environment. Given the iterative nature of this transformation, the Board’s oversight over strategy is a continuous process. Throughout the year, the Board and its committees oversee and guide management with respect to a variety of strategic matters, and strategic discussions are embedded in every Board and Board committee meeting.

While the Board and its committees oversee our strategic planning process, management is responsible for executing our strategy. The Board receives regular updates and engages actively with our senior management team regarding key strategic initiatives, technology updates, competitive and economic trends, and other developments. In addition, certain Board meetings are enhanced with “hands-on” experiences, such as visits to our stores and other facilities or technology demonstrations.

The Board’s oversight and our management’s execution of our business strategy are intended to help promote the creation of long-term stockholder and stakeholder value in a sustainable manner, with a focus on assessing both potential opportunities available to us and risks that we might encounter.

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Corporate Governance

The Board’s Role in Risk Oversight

Taking reasonable and responsible risks is an inherent part of Walmart’s business and is critical to our continued innovation, growth, and achievement of our strategic objectives. The Board and the Board committees actively oversee and monitor the management of the most significant risks that could impact our company. The Board does not view risk in isolation, but instead considers risk in conjunction with its oversight of Walmart’s strategy and operations.

Walmart identifies, assesses, and assigns responsibility for managing risks through its annual enterprise risk assessment process, other internal processes, and internal control environment. The Board, Board committees, and management coordinate risk oversight and management responsibilities in a manner that we believe serves the long-term interests of our company and our shareholders through established periodic reporting and open lines of communication.

Board Oversight

●Has primary responsibility for overseeing risk management
●Evaluates and approves strategic objectives and defines risk tolerance
●Delegates certain risk management oversight responsibilities to Board committees
●Receives regular reports from Board committee chairs and management regarding risk-related matters

Technology and eCommerce Committee	Strategic Planning and Finance Committee	Audit Committee
Key risks overseen	Key risks overseen	Key risks overseen
●Integration of information technology, eCommerce, and innovation efforts with overall strategy ●Emerging trends in technology and eCommerce	●Financial status and financial matters, including capital expenditures, annual financial plans, and dividend policies ●Long-range strategic plans ●Potential acquisitions and divestitures
●Overall risk identification, monitoring, and mitigation processes and policies
●Financial statements, systems, and reporting
●Legal, ethics, and compliance
●Information systems, information security, data privacy and security, and cybersecurity
●Related person transactions
●Internal investigatory matters

Compensation and Management Development Committee	Nominating and Governance Committee
Key risks overseen	Key risks overseen

●Senior executive compensation
●Senior executive development, succession planning, and retention
●Human capital management, including pay, benefits, diversity and inclusion, recruiting and retention, and culture
●Corporate governance ●Director succession planning ●Environmental, social, community, and charitable giving initiatives ●Legislative affairs and public policy engagement strategy

Strategic and Operational Management Committees	Legal, Regulatory and Compliance Risk Management Committees	Financial Risk Management Committees	Enterprise Risk Management	Global Audit Services

Management Oversight

Management is responsible for the enterprise risk assessment process and the day-to-day management of risks. Management considers risks in categories which include, but are not limited to, the following:

●Strategic risk ●Reputational risk	●Financial risk ●Legal, regulatory, and compliance risk	●Operational risk, including information systems, information security, data privacy and security, cybersecurity, and supply chain

Additional information regarding the roles and responsibilities of our Board committees can be found under “Board Committees” beginning on page 23.

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Management Development and Succession Planning

Our Board places a high priority on senior management development and succession planning. The CMDC has primary responsibility for executive succession planning, and senior management development is a regular topic on the agendas for meetings of the CMDC.

At these meetings, the members of our CMDC, in consultation with our CEO, our Chief People Officer, and others as the CMDC may deem appropriate, engage in comprehensive deliberations regarding the development and evaluation of current and potential senior leaders, as well as the development of executive succession plans, including succession plans for our CEO position. This process has contributed to two successful CEO transitions since 2009. The Board has also adopted a CEO succession planning process to address unanticipated events and emergency situations.

Board’s Oversight of Culture and Human Capital Management

Our human capital management and talent development efforts go well beyond the senior management level. We believe that retail can be a powerful engine for economic mobility, and we are committed to a respectful, rewarding, diverse and inclusive work environment that allows our associates to develop the skills they need for success. The Board and the CMDC provide oversight and guidance on workforce development; compensation; benefits; recruiting and retention; and culture, diversity and inclusion. We continue to invest in our associates’ wages and training, and recently enhanced our leave and paid-time-off benefits. We believe that these actions have resulted in a more engaged and effective workforce that is better equipped to serve our customers in today’s rapidly changing retail environment.

Board Oversight of Legislative Affairs, Public Policy Engagement, Charitable Giving, and Sustainability

The NGC reviews and advises management regarding the company’s legislative affairs and public policy engagement strategy, as well as the company’s charitable giving strategy and other social, community, and sustainability initiatives. Walmart engages in the political process when we believe that doing so will serve the best interests of the company and our shareholders. Walmart is committed to engaging in the political process as a good corporate citizen and in a manner that complies with all applicable laws. Over the years, Walmart has provided greater transparency regarding the company’s political engagement. Since 2015, we have compiled lobbying disclosure information from our U.S. state-level public filings and presented them on our corporate website, and since 2016 we have also disclosed on our corporate website the lobbying expense from our public filings at the U.S. federal level. Walmart’s Government Relations Policy is available at http://corporate.walmart.com/policies.

Environmental, Social, and Governance Report

Our approach to environmental, social, and governance (“ESG”) topics is rooted in our company’s purpose to save people money so they can live better. Embedded in our purpose is the principle of shared value, which means increasing business value by helping to address important needs in society and, conversely, helping transform society through our business. To maximize shared value, we aim not only to run a good retail business, but also to make large-scale and lasting improvements to the ecosystems most salient to our business. We set our ESG priorities based on relevance to our company purpose, key categories and markets, Walmart’s ability to make an impact, and relative importance to our customers and other stakeholders. We believe collective action in collaboration with other leaders and stakeholders is essential to transforming systems. Since 2007, our company has prepared and produced a report describing our company’s progress and initiatives regarding sustainability and other ESG matters. For the most recent information regarding Walmart’s ESG initiatives and related matters, please visit the “ESG Investors” section of our corporate website.

Shareholder Outreach and Engagement

We value regular engagement with and feedback from a wide variety of stakeholders, including customers, associates, suppliers, and communities. We also recognize the value of listening to the views of our shareholders, and the relationship with our shareholders is an integral part of our corporate governance practices. We conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders and are able to address them appropriately.

Senior leaders and subject matter experts from the company meet regularly with representatives at many of our top institutional shareholders and periodically with leading proxy advisory firms to discuss Walmart’s strategy, governance practices, executive compensation, compliance programs, and other ESG related matters. Members of our Board participate from time to time in these meetings. Management reports regularly to the CMDC and NGC about these meetings, including feedback on these diverse topics and perspectives shared by our shareholders.

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We continued this program of shareholder engagement during fiscal 2020, in addition to our customary participation at industry and investment community conferences, investor road shows, and analyst meetings. We also have incorporated into this proxy statement some of the feedback we received during these meetings. We also respond to individual shareholders who provide feedback about our business. We have had success engaging with parties to understand shareholder concerns and reach resolutions on issues that are in the best interests of our shareholders, and we remain committed to these ongoing initiatives.

Active Ongoing Shareholder Engagement
●Board members, senior leaders, and/or subject matter experts actively solicit feedback from our large shareholders on strategy, governance, compensation, ESG, and other topics. During fiscal 2020, we engaged with a majority of our 50 largest institutional shareholders, representing approximately 525 million Shares.
●The CMDC and NGC receive regular reports on this engagement.
●We welcome feedback from all shareholders, who can contact our Global Investor Relations team by:

calling 1-479-273-6463	emailing IRinqu@wal-mart.com	using Walmart’s Global Investor Relations app, available for free in iTunes and Google Play	visiting http://stock.walmart.com

Communicating with the Board

The Board welcomes feedback from shareholders and other interested parties. There are a number of ways that you can contact the Board or individual members of the Board.

Via mail:	Via email:

Name of Director(s) or Board of Directors
c/o Gordon Y. Allison,
Senior Vice President, Office of the
Corporate Secretary, Chief Counsel for
Finance and Corporate Governance,
Walmart Inc.
702 Southwest 8th Street
Bentonville, Arkansas 72716-0215

●the entire Board at directors@wal-mart.com;
●the Independent Directors at Independent.Directors@wal-mart.com;
●the Outside Directors at nonmanagementdirectors@wal-mart.com; or
●any individual director, at the full name of the director as listed under “Proposal No. 1 – Election of Directors” followed by “@wal-mart.com.” For example, our Chairman, Gregory B. Penner, may be reached at gregorybpenner@wal-mart.com.

We receive a large volume of correspondence regarding a wide range of subjects each day, including correspondence relating to ordinary store operations and merchandise in our stores. As a result, our individual directors are often not able to respond to all communications directly. Therefore, the Board has established a process for managing communications to the Board and individual directors.

Communications directed to the Board or individual directors are reviewed to determine whether, based on the facts and circumstances of the communication, a response on behalf of the Board or an individual director is appropriate. If a response on behalf of the Board or an individual director is appropriate, Walmart management may assist the Board or individual director in gathering all relevant information and preparing a response. Communications related to day-to-day store operations, merchandise, and similar matters are typically directed to an appropriate member of management for a response. Walmart maintains records of communications directed to the Board and individual directors, and these records are available to our directors at any time upon request.

Shareholders wishing to recommend director candidates for consideration should do so in writing to the address above. The recommendation should include the candidate’s name and address, a resume or curriculum vitae that demonstrates the candidate’s experience, skills, and qualifications, and other relevant information for the Board’s consideration. All director candidates recommended by shareholders will be evaluated by the NGC on the same basis as any other director candidates.

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Board Processes and Practices

How We Determine Director Independence

Our Board is committed to ensuring its membership consists of the right mix of skill sets in light of Walmart’s strategy, the Board’s tenure policies, and the Board’s desire to maintain at all times a majority of directors who are independent in accordance with the NYSE Listed Company Rules. Historically, three members of the Walton family have been members of our Board, and the NGC and the Board believe this is appropriate in light of the Walton family’s significant and long-term Share ownership. Our CEO also serves on the Board, and our former CEOs have historically served on the Board for a period of time after they retire. Our incoming CEOs have supported this practice, and we believe this practice has contributed to successful CEO transitions during our company’s history. Consistent with our Board’s commitment to independent Board oversight, the Board generally seeks to fill the remaining Board seats with directors who are independent as defined in the NYSE Listed Company Rules.

In making independence determinations, the Board complies with all NYSE criteria, and with respect to Board committee membership, certain SEC criteria, and considers all relevant facts and circumstances. Under the NYSE Listed Company Rules, to be considered independent:

●	the director must not have a disqualifying relationship, as described in the NYSE Listed Company Rules; and
●	the Board must affirmatively determine that the director otherwise has no direct or indirect material relationship with our company.

The Board has adopted materiality guidelines that it considers and uses to aid in the director independence determination process. While not determinative of independence, these guidelines identify the following categories of relationships that the Board has determined will generally not affect a director’s independence.

Materiality Guideline Description
Ordinary Retail Transactions

The director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from Walmart in retail transactions on terms generally available to Walmart associates during Walmart’s last fiscal year.

Immaterial Ownership

The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, 5% or less of an entity that has a business relationship with Walmart.

Immaterial Transactions

The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, more than 5% of an entity that has a business relationship with Walmart, so long as the amount paid to or received from Walmart during the entity’s last fiscal year accounts for less than $1,000,000 or, if greater, 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

The director or a member of the director’s immediate family is or has been during the entity’s last fiscal year an executive officer or employee of an entity that made payments to, or received payments from, Walmart during the entity’s last fiscal year that account for less than $1,000,000 or, if greater, 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

Immaterial Positions

The director or one or more members of the director’s immediate family is a director or trustee or was a director or trustee (but not an executive officer or employee) of an entity during the entity’s last fiscal year that has a business or charitable relationship with Walmart and that made payments to, or received payments from, Walmart during the entity’s last fiscal year in an amount representing less than $5,000,000 or, if greater, 5% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

Walmart paid to, employed, or retained one or more members of the director’s immediate family for compensation not exceeding $120,000 during Walmart’s last fiscal year.

Immaterial Benefits	The director or one or more members of the director’s immediate family received from Walmart, during Walmart’s last fiscal year, personal benefits having an aggregate value of less than $5,000.

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In April 2020, the Board and the NGC conducted their annual review of directors’ relationships that may be relevant to independence, based on the directors’ responses to questionnaires soliciting information regarding their (and their immediate family members’) direct and indirect relationships with the company and due diligence performed by management regarding any transactions, relationships, or arrangements between the company and the directors, their immediate family members, or affiliated entities.

As a result of this review, the Board has affirmatively determined that the following directors are Independent Directors under the general independence definition in the NYSE Listed Company Rules: Cesar Conde; Timothy P. Flynn; Sarah J. Friar; Carla A. Harris; Thomas W. Horton; Marissa A. Mayer; and Steven S Reinemund. In addition, the Board determined that the currently serving members of the Audit Committee and the CMDC meet the heightened independence standards for membership on those Board committees under the NYSE Listed Company Rules, the Exchange Act, and the SEC’s rules. The Board also determined that Stephen J. Easterbrook, who resigned from the Board effective November 4, 2019, was independent and met the heightened independence standards under the NYSE Listed Company Rules and the SEC’s rules for compensation committee membership with respect to the portion of fiscal 2020 during which he served on the Board.

In making its determination as to the independence of our Independent Directors, the Board considered whether any relationship between a director and Walmart is a material relationship based on the materiality guidelines discussed above, the facts and circumstances of the relationship, the amounts involved in the relationship, the director’s interest in such relationship, if any, and such other factors as the Board, in its judgment, deemed appropriate. In each case, the Board found all relationships between the company and each of our Independent Directors to be immaterial to the director’s independence. The types of relationships considered by the Board are noted below:

Relationship Type	Director
Immaterial Ownership: The director or the director’s immediate family member directly or indirectly owned 5% or less of, but was not a director, officer, or employee of, an entity that has a business relationship with Walmart	Mr. Conde
Ms. Mayer
Immaterial Transactions: The director’s immediate family member directly or indirectly owned more than 5% of, but was not a director or employee of, an entity that has a business relationship with Walmart	Ms. Mayer
Immaterial Transactions and Immaterial Ownership: The director was an officer and 5% or less equity owner of an entity that has a business relationship with Walmart	Mr. Conde
Mr. Easterbrook
Ms. Friar
Ms. Harris
Mr. Horton
Immaterial Transactions and Immaterial Ownership: Immediate family members of the director were employees or officers and less than 5% equity owners of entities that have a business relationship with Walmart	Mr. Conde
Mr. Easterbrook
Mr. Flynn
Ms. Friar
Mr. Horton
Mr. Reinemund
Immaterial Positions and Immaterial Ownership: The director was either a director or trustee of and less than 5% equity owner of an entity that has a business relationship with Walmart	Mr. Conde
Mr. Easterbrook
Mr. Flynn
Ms. Friar
Mr. Horton
Mr. Reinemund
Immaterial Position: Walmart employed a member of the director’s immediate family for compensation not exceeding $120,000 during Walmart’s last fiscal year	Ms. Harris

The aggregate amounts involved in each of the relationships and transactions described in the preceding table were either: (i) less than $1 million; or (ii) if greater than $1 million, then the aggregate amounts involved were less than 2% of the consolidated gross revenues for the entity’s last fiscal year, with the exception of certain relationships involving Mr. Conde and Mr. Reinemund.

Mr. Conde serves as a member of the board of directors of a Walmart supplier that received payments from Walmart during the entity’s last fiscal year that accounted for more than 5% of the entity’s consolidated gross revenues for its last fiscal year. The Board determined that this relationship was immaterial to Mr. Conde’s independence because, in his capacity as a

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member of the board of directors of the entity: (i) Mr. Conde is not and was not involved in any sales or marketing of products to Walmart; and (ii) he does not and has not received any material direct or indirect economic benefit from the relationship between Walmart and the entity. The payments by Walmart to the entity were for products in the ordinary course of business, and Walmart has had a relationship with this entity since a time prior to Mr. Conde’s membership on the board of this entity.

Immediate family members of Mr. Reinemund are employed by and have a less than 5% ownership interest in (but are not executive officers of) Walmart suppliers or vendors that received payments from Walmart during each entity’s last fiscal year that accounted for more than 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year. The Board determined these relationships were immaterial to Mr. Reinemund’s independence because in each case neither Mr. Reinemund nor his immediate family member: (i) is or was an executive officer of the entity; (ii) has or had a material direct or indirect economic interest in the transactions between the entity and Walmart; or (iii) had advancement within or continued employment with such entity based on the marketing or sale of the entity’s goods or services to Walmart. Further, the payments made by Walmart to each entity, or by each entity to Walmart, were for various products and services in the ordinary course of business, and Walmart has had a relationship with each entity since a time prior to Mr. Reinemund’s immediate family member’s employment with each entity.

The Board does not believe S. Robson Walton, Gregory B. Penner, or Steuart L. Walton have any relationships with Walmart that would disqualify them from being considered independent under the NYSE Listed Company Rules. However, the Board has deferred its determination as to their independence. If the Board had made such an independence determination, then 10 of 11 of our director nominees, or approximately 91%, would have been independent.

In addition, although the Walton family holds approximately 50% of our company’s Shares, we have not and do not plan to rely on any of the exemptions from certain board independence requirements available to controlled companies under the NYSE Listed Company Rules. Our Board is committed to maintaining a majority independent Board and believes that this independence ensures robust oversight, independent viewpoints, and promotes the Board’s overall effectiveness.

The Board and the NGC concluded that each of the Independent Directors does not currently have, and has not had during any pertinent period, any direct or indirect relationship that: (i) constitutes a disqualifying relationship with Walmart under the NYSE Listed Company Rules; (ii) otherwise compromises the independence of such director; or (iii) otherwise constitutes a material relationship between Walmart and the director.

Related Person Transaction Review Policy

The Board has adopted a written policy applicable to all Walmart Executive Officers; all directors and director nominees; all shareholders beneficially owning more than five percent of Walmart’s outstanding Shares; and the immediate family members of each of the preceding persons (collectively, the “Covered Persons”). Any entity in which a Covered Person has a direct or indirect material financial interest or of which a Covered Person is an officer or holds a significant management position (each, a “Covered Entity”) is also covered by the policy. The Transaction Review Policy applies to any transaction or series of similar or related transactions in which a Covered Person or Covered Entity has a direct or indirect material financial interest and in which Walmart is a participant (each, a “Covered Transaction”).

Under the Transaction Review Policy, each Covered Person is responsible for reporting to Walmart’s Office of the Corporate Secretary any Covered Transactions of which he or she has knowledge. Walmart’s Office of the Corporate Secretary, with the assistance of Walmart’s chief audit executive, chief ethics and compliance officer, and other appropriate Walmart personnel, provides information to the Audit Committee for its consideration regarding the Covered Transaction, including: the view or opinion from the business unit desiring to enter into the transaction as to the benefits of the proposed transaction to the company; a point of view from the company’s corporate affairs department as to the reputational impact, if any, of the company entering into the transaction; the view and opinion from the global audit executive as to the fairness of the transaction to the company and its shareholders and whether the transaction was negotiated on an arm’s-length basis; and an opinion from the Office of the Corporate Secretary as to whether the Covered Person has otherwise complied with Walmart’s Statement of Ethics as it applies to the transaction. The Audit Committee reviews each Covered Transaction and either approves or disapproves the transaction. To approve a Covered Transaction, the Audit Committee must find that:

●	the substantive terms and negotiation of the Covered Transaction are fair to Walmart and its shareholders and the substantive terms are no less favorable to Walmart and its shareholders than those in similar transactions negotiated at an arm’s-length basis; and
●	if the Covered Person is a director or officer of Walmart, he or she has otherwise complied with the terms of Walmart’s Global Statement of Ethics as it applies to the Covered Transaction.

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Related Person Transaction Process

The following chart shows our process for identification and disclosure of related person transactions.

Related Person Transaction Determinations	Director Independence Determinations	Proxy Statement Disclosure

Walmart’s Office of the Corporate Secretary conducts an annual review and determination of related person transactions

Related person transactions are presented for Audit Committee review and approval or ratification

	The NGC and Board conduct annual determination of director independence, considering the directors’ (and their immediate family members’) direct and indirect relationships with the company	Annual disclosures published in our proxy statement as required by SEC rules (including required related person transaction disclosures)

Information sources: ●Annual Director, Executive Officer, and Principal Shareholder Questionnaires ●Schedule 13G filings ●Section 16 reporting ●Management due diligence reviews	Information sources: ●Annual Director, Executive Officer, and Principal Shareholder Questionnaires ●Management due diligence reviews

Fiscal 2020 Review of Related Person Transactions

Our company’s Office of the Corporate Secretary has developed and implemented processes and controls for identifying and obtaining information about proposed or existing transactions between the company and our directors, Executive Officers, principal shareholders, their immediate family members (collectively, the “related persons”), or entities in which one or more of these related persons has a specified relationship or ownership interest. The Office of the Corporate Secretary analyzes each identified transaction, with the exception of ordinary course retail transactions. Based upon the facts and circumstances of each transaction, the Office of the Corporate Secretary determines whether the related person has or will have a material direct or indirect interest in the transaction. Transactions in which Walmart is a participant, the amount involved exceeds $120,000, and the Office of the Corporate Secretary has determined that the related person has a direct or indirect material interest are referred to as “related person transactions.” Each related person transaction is presented to the Audit Committee for its review and approval or ratification. As described in our “Transaction Review Policy,” the Audit Committee considers the following factors when reviewing a related person transaction:

●	the nature of the related person’s interest in the transaction;
●	the substantive terms of the transaction, including the type of transaction and the amount involved;
●	opinions from the company’s chief audit executive and Office of the Corporate Secretary regarding the fairness of the transaction to the company; and
●	any other factors the Audit Committee deems appropriate, including, but not limited to, points of view from the relevant business unit as to the benefits of engaging in the transaction and from the company’s corporate affairs department as to any potential reputational impacts of engaging in the transaction.

We disclose in this proxy statement all related person transactions that are required to be disclosed under applicable SEC rules. Walmart believes the terms of the transactions described below are comparable to terms that would have been reached by unrelated third parties in arm’s-length transactions. The Audit Committee has approved each of the transactions disclosed below.

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●	On September 19, 2016, Walmart acquired Jet.com in a merger transaction, with Jet.com becoming a wholly-owned subsidiary of Walmart. The aggregate transaction consideration paid by the company consisted of a combination of cash of approximately $3.0 billion and restricted stock units representing the right to receive Shares determined using the closing date trading price equal to approximately $300 million. Marc E. Lore, the founder and largest stockholder of Jet.com (approximately 15.9% of the outstanding Jet.com shares on a fully-diluted basis), received the right to approximately $477 million in cash consideration payable by the company for his Jet.com shares as part of the merger transaction over the five-year period following the transaction. Mr. Lore received cash consideration payments related to the transaction of approximately $186 million in prior fiscal years and approximately $88 million in fiscal 2020. The remaining approximately $203 million of cash consideration from the transaction will be paid to Mr. Lore over the next two years. Mr. Lore’s portion of the transaction equity consideration consisted of restricted stock units for 3,554,093 Shares vesting over the five-year period following the closing date of the transaction. During fiscal 2020, Walmart issued 770,524 Shares to Mr. Lore pursuant to such restricted stock units that vested in fiscal 2020. In order for Mr. Lore to receive the remaining cash consideration payments and the remaining portion of the equity consideration, Mr. Lore generally must continue to be employed by Walmart through the various payment and vesting dates. However, if Walmart terminates Mr. Lore’s employment without cause or Mr. Lore resigns for good reason, he would continue to be entitled to the remaining cash payments in accordance with the payment schedule and any unvested restricted stock units would continue to vest in accordance with the vesting schedule. Mr. Lore is the Executive Vice President, President and Chief Executive Officer, U.S. eCommerce, of Walmart. His employment with Walmart in this role began immediately following the closing of the transaction.
●	Lori Haynie, the sister of C. Douglas McMillon, a director of Walmart and an Executive Officer, is an executive officer of Mahco, Incorporated (“Mahco”). During fiscal 2020, Walmart paid Mahco and its subsidiaries approximately $39 million in connection with Walmart’s purchases of sporting goods and related products. Walmart expects to purchase similar types of products from Mahco during fiscal 2021.
●	Greg T. Bray, a management associate in Walmart’s Finance department, is the brother-in-law of C. Douglas McMillon, a director of Walmart and an Executive Officer. For fiscal 2020, Walmart paid Mr. Bray a salary of approximately $242,100, a payment pursuant to the cash incentive plan of approximately $90,650, and other benefits totaling approximately $30,000 (including Walmart’s matching contributions to Mr. Bray’s 401(k) Plan account, Walmart’s matching contributions to Mr. Bray’s Deferred Compensation Matching Plan account, and health insurance premiums). In fiscal 2020, Mr. Bray also received a grant of 608 restricted stock units with a calculated value of approximately $60,000 at the date of grant. Mr. Bray continues to be an associate, and, in fiscal 2021, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2020.
●	Nichole R. Bray, a management associate in Walmart’s Information Systems Division, is the sister-in-law of C. Douglas McMillon, a director of Walmart and an Executive Officer. For fiscal 2020, Walmart paid Ms. Bray a salary of approximately $154,400, a payment pursuant to the cash incentive plan of approximately $55,300, and other benefits totaling approximately $26,000 (including Walmart’s matching contributions to Ms. Bray’s 401(k) Plan account and health insurance premiums). In fiscal 2020, Ms. Bray also received a grant of 659 restricted stock units having a calculated value of approximately $65,000 at the date of grant. Ms. Bray continues to be an associate, and, in fiscal 2021, she may receive compensation and other benefits in amounts similar to or greater than those she received during fiscal 2020.
●	Stephen Furner, a manager at a Walmart Neighborhood Market, is the father of John R. Furner, an Executive Officer of Walmart. For fiscal 2020, Walmart paid Mr. Stephen Furner a salary of approximately $86,700, a payment pursuant to the cash incentive plan of approximately $58,500, and other benefits totaling approximately $500. Mr. Stephen Furner continues to be a Walmart associate, and, in fiscal 2021, he may receive compensation and other benefits from Walmart in amounts similar to or greater than those he received during fiscal 2020.
●	Jason Turner, a management associate in Walmart U.S., is the brother-in-law of John R. Furner, an Executive Officer of Walmart. For fiscal 2020, Walmart paid Mr. Turner a salary of approximately $92,100, a payment pursuant to the cash incentive plan of approximately $35,000, and other benefits totaling approximately $16,000 (including Walmart’s matching contributions to Mr. Turner’s 401(k) Plan account and health insurance premiums). In fiscal 2020, Mr. Turner also received a grant of 152 restricted stock units with a calculated value of approximately $15,000 at the date of grant. Mr. Turner continues to be an associate, and, in fiscal 2021, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2020.
●	During fiscal 2020, Walmart entered into an agreement with Quibi Holdings, LLC (“Quibi”), under which Quibi agreed to provide advertising services and for which Walmart agreed to pay $15 million, payable during fiscal 2020 and fiscal 2021. Greg Penner, the Chairman of Walmart’s Board, is a member of Quibi’s board of directors. In addition, members of the Walton family, including Mr. Penner; S. Robson Walton, a director of Walmart; Steuart L. Walton, a director of Walmart; and members of their immediate family, own an aggregate equity interest in Quibi of approximately 16.87%. Walmart will continue to engage in transactions with Quibi during fiscal 2021 in amounts similar to or greater than the amounts Walmart paid Quibi in fiscal 2020.

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Governance Materials Available on our Website

Our Board and Board committee governance documents, including the Board committee charters, the Corporate Governance Guidelines, and other key corporate governance documents are available to our shareholders on our corporate website at http://stock.walmart.com/investors/corporate-governance/governance-documents.

You may also access and review the following additional corporate governance documents on our corporate website:

✓	Restated Certificate of Incorporation;
✓	Amended and Restated Bylaws;
✓	Corporate Governance Guidelines;
✓	Code of Ethics for the CEO and Senior Financial Officers;
✓	Global Statement of Ethics (available at www.walmartethics.com);
✓	Procedures for Complaints Related to Accounting or Auditing Matters;
✓	Investment Community Communications Policy;
✓	Fair Disclosure Procedures;
✓	Global Anti-Corruption Policy;
✓	Government Relations Policy; and
✓	Privacy Policy.

These materials are also available in print at no charge to any shareholder who requests a copy by writing to: Walmart Inc., Global Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

A description of any substantive amendment or waiver of Walmart’s Code of Ethics for the CEO and Senior Financial Officers or Walmart’s Global Statement of Ethics granted to Executive Officers or directors will be disclosed on our corporate website within four business days following the date of the amendment or waiver (http://stock.walmart.com/ investors/corporate-governance/governance-documents) and will remain posted for a period of at least 12 months. There were no substantive amendments to or waivers of Walmart’s Code of Ethics for the CEO and Senior Financial Officers or Walmart’s Global Statement of Ethics granted to Executive Officers or directors during fiscal 2020.

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Director Compensation

Walmart’s compensation program for Outside Directors is intended to:

●	provide fair compensation commensurate with the work required to serve on the Board of a company with Walmart’s size, scope, and complexity;
●	align directors’ interests with the interests of Walmart shareholders; and
●	be easy to understand and communicate, both to our directors and to our shareholders.

Annual Benchmarking

Each June, the CMDC and Board undertake a comprehensive review of Outside Director compensation, including a comparison to director compensation at Walmart’s peer group companies. As a result of the review that was conducted last year, the CMDC and Board determined that our base director compensation and the additional fees for Board leadership positions described below were competitive and near the median of our peer group. Therefore, the CMDC and Board made no changes to our Outside Director compensation during fiscal 2020.

Components of Director Compensation

Our Outside Director compensation program consists of the following primary components:

Who is Eligible	Component	Annual Amount ($)	Form of Payment
Base Compensation – All Outside Directors	Annual Stock Grant	175,000	Shares
	Annual Retainer	100,000	Cash
Additional Fees – Some Outside Directors	Non-Executive Chairman Retainer	225,000	50% Shares/50% Cash
	Lead Independent Director Retainer	35,000	Cash
	Audit and CMDC Chair Retainers	25,000	Cash
	NGC, SPFC, and TeCC Chair Retainers	20,000	Cash

In addition, each Outside Director who attends in person a Board meeting held at a location that requires intercontinental travel from his or her residence is paid an additional $4,000 meeting attendance fee.

Form and Timing of Payment

Stock grants to Outside Directors are made annually upon election to the Board at our annual shareholders’ meeting, which was most recently held on June 5, 2019. If an Outside Director is appointed to the Board during a term, he or she will receive a prorated portion of the annual stock grant. Each Outside Director may elect to defer the receipt of this stock grant in the form of stock units that are settled in Shares following the end of the director’s Board service. The other components of Outside Director compensation listed above are paid quarterly in arrears. Each Outside Director can elect to receive these other components in the form of cash, Shares (with the number of Shares determined based on the closing price of Shares on the NYSE on the payment date), deferred in stock units, or deferred into an interest-credited cash account.

Director Stock Ownership Guidelines

Each Outside Director is required to own, within five years of his or her initial election to the Board, Shares or deferred stock units with a value equal to five times the annual retainer portion of the Outside Director compensation established by the Board in the year the director was initially elected. All Outside Directors who have reached the five-year compliance date own sufficient Shares or deferred stock units to satisfy this requirement.

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Director Compensation for Fiscal 2020

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (g)	Total ($) (h)
Cesar Conde	89,739	228,209	0	317,948
Stephen J. Easterbrook	84,487	175,008	0	259,495
Timothy P. Flynn	124,946	175,008	676	300,630
Sarah J. Friar	118,018	175,008	0	293,026
Carla A. Harris	99,909	175,008	1,060	275,977
Thomas W. Horton	157,111	175,008	1,027	333,146
Marissa A. Mayer	99,936	175,008	0	274,944
Gregory B. Penner	212,590	287,468	0	500,058
Steven S Reinemund	125,000	175,008	2,196	302,204
S. Robson Walton	100,000	175,008	0	275,008
Steuart L. Walton	120,066	175,008	0	295,074

Explanation of information in the columns of the table:

Name (column (a))
C. Douglas McMillon is omitted from this table because he received compensation only as an associate of our company during fiscal 2020 and did not receive any additional compensation for his duties as a director.

Fees Earned or Paid in Cash (column (b))
Certain Outside Directors elected to either receive Shares in lieu of some or all of these amounts or defer these amounts in the form of deferred stock units, as shown below. These amounts were converted into Shares or deferred stock units quarterly using the closing price of a Share on the NYSE as of the respective payment dates.

Director	Amount ($)	Number of Shares Received in Lieu of Cash	Number of Deferred Stock Units in Lieu of Cash
Cesar Conde	64,739	588	0
Stephen J. Easterbrook	84,487	773	0
Timothy P. Flynn	124,946	0	1,129
Sarah J. Friar	118,018	0	1,064
Carla A. Harris	49,909	451	0
Marissa A. Mayer	99,936	0	903
Gregory B. Penner	212,590	0	1,921
Steuart L. Walton	120,066	0	1,085

Stock Awards (column (c))
In accordance with SEC rules, the amounts in this column are the aggregate grant date fair value of stock awards granted during fiscal 2020, computed in accordance with GAAP stock-based accounting rules (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718). Each Outside Director other than Mr. Penner that was elected to the Board at the 2019 Annual Shareholders’ Meeting received a stock award of 1,676 Shares ($175,000 divided by $104.42, the closing price of a Share on the NYSE on the grant date, and rounded to the nearest Share). Mr. Penner received a stock award of 2,753 Shares ($287,500 divided by $104.42, rounded to the nearest Share). In addition, upon his appointment to the Board on February 7, 2019, Mr. Conde received a prorated portion of the annual stock grant for the term ending at the 2019 Annual Shareholders’ Meeting. This grant consisted of 550 Shares (a prorated value of $53,219 divided by $96.73, the closing price of a Share on the NYSE on the grant date, and rounded to the nearest Share). Mr. Flynn, Ms. Friar, Ms. Mayer, Mr. Penner, Mr. Rob Walton, and Mr. Steuart Walton elected to defer these Shares in the form of deferred stock units.

2020 Proxy Statement 39

Corporate Governance

Option Awards and Non-Equity Incentive Plan Compensation (columns (d) and (e))
We do not issue stock options to our Outside Directors and do not provide our Outside Directors with any non-equity incentive plan compensation. Therefore, we have omitted these columns from the table.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (column (f))
While directors are permitted to defer cash retainers into an interest-credited account under the Director Compensation Deferral Plan, none of our current directors have elected to do so and do not have any balances in any such account. Therefore, we have omitted this column from the table.

All Other Compensation (column (g))
The amounts in this column include tax gross-up payments paid during fiscal 2020 relating to imputed income attributable to spousal travel expenses, meals, and related activities in connection with certain Board meetings during fiscal 2020. The cost of the underlying spousal travel expenses, meals, and related activities for each of the other directors is omitted from this column because the total incremental cost for such benefits for each director was less than $10,000.

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PROPOSAL NO. 2

Advisory Vote to Approve Named Executive Officer Compensation

What am I voting on?

We are asking our shareholders to approve, on a non-binding, advisory basis, under Section 14A of the Exchange Act, the compensation of our NEOs as disclosed in this proxy statement. We have held a similar shareholder vote every year since 2011 and expect to hold a similar vote at the 2021 Annual Shareholders’ Meeting.

As described in the CD&A, our executive compensation program is designed with an emphasis on performance and is intended to closely align the interests of our NEOs with the interests of our shareholders. The CMDC regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our company’s performance that our Executive Officers can impact and that are likely to have an impact on shareholder value.

Our compensation program is also designed to balance long-term performance with shorter-term performance and to mitigate any risk that an Executive Officer would be incentivized to pursue good results with respect to a single performance measure, company segment, or area of responsibility to the detriment of our company as a whole.

In the CD&A, we discuss why we believe the compensation of our NEOs for fiscal 2020 was appropriately aligned with our company’s performance during fiscal 2020. The CD&A also describes feedback we received regarding our executive compensation program during our shareholder outreach efforts, and is intended to provide additional clarity and transparency regarding the rationale for and philosophy behind our executive compensation program and practices. We urge you to read carefully the CD&A, the compensation tables, and the related narrative discussion in this proxy statement when deciding how to vote on this proposal.

The vote on this proposal is advisory, which means that the vote will not be binding on Walmart, the Board, or the CMDC. However, the Board and CMDC value our shareholders’ opinions, and the CMDC will consider the results of the vote on this proposal when making future decisions regarding executive compensation and when establishing our NEOs’ compensation opportunities.

In view of the foregoing, shareholders will vote on the following resolution at the 2020 Annual Shareholders’ Meeting:

RESOLVED, that the company’s shareholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers of Walmart as disclosed in Walmart’s proxy statement for the 2020 Annual Shareholders’ Meeting in accordance with the SEC’s compensation disclosure rules.

FOR
The Board recommends that shareholders vote FOR this proposal.

2020 Proxy Statement 41

Executive Compensation

Compensation Discussion and Analysis

In this section, we describe our executive compensation philosophy and program that support our strategic objectives and serve the long-term interests of our shareholders. We also discuss how our CEO, CFO, and other Named Executive Officers (our NEOs) were compensated in fiscal 2020 and describe how their compensation fits within our executive compensation philosophy. For fiscal 2020, our NEOs were:

C. Douglas McMillon President and Chief Executive Officer	M. Brett Biggs Executive Vice President and Chief Financial Officer	Suresh Kumar Global Chief Technology Officer and Chief Development Officer	Judith McKenna Executive Vice President, President and CEO, Walmart International	Kathryn McLay Executive Vice President, President and CEO, Sam’s Club	John R. Furner Executive Vice President, President and CEO, Walmart U.S.

Disclosure regarding Mr. Furner’s fiscal 2020 compensation is not required under SEC rules. Nevertheless, we have voluntarily included his compensation information in this proxy statement on the same basis as our other NEOs. We included this disclosure because we believe it is helpful to provide shareholders with information about how our compensation plans are designed to incentivize and support each of our operating segments.

This CD&A is organized as follows:

2020 Compensation Overview Provides an overview of our executive compensation philosophy, framework, and practices, and how our pay program emphasizes performance and is aligned with the interests of our shareholders.	43

NEO Compensation Components and Pay Mix Describes the primary components of our NEO compensation packages and how our NEO compensation is heavily weighted towards performance-based components that are aligned with our shareholders’ interests.	45

Executive Compensation Governance and Process Explains who sets executive compensation at Walmart, the process for setting executive compensation, and how peer benchmarking, shareholder feedback, and other information are considered when making compensation decisions.	46

Fiscal 2020 Performance Metrics Describes the performance metrics used in our incentive programs and why the CMDC selected these metrics.	50
Incentive Goal Setting Philosophy and Process Provides insight into how the CMDC sets performance goals that are aligned with our strategy and our operating plan.	52

Fiscal 2020 Performance Goals and Performance Describes the specific goals under our incentive programs for fiscal 2020, how we performed compared to those goals, and how those results impact performance-based compensation.	54

Fiscal 2020 NEO Pay and Performance Summaries Describes how we link pay and performance to determine each NEO’s compensation.	58

Other Compensation Programs and Policies Describes the limited perquisites available to our NEOs, as well as our practices regarding employment contracts, clawbacks, stock ownership guidelines, insider trading policy, tax considerations, and other matters.	64

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Executive Compensation

2020 Compensation Overview

Our Executive Compensation Philosophy and Framework

Our executive compensation programs are intended to motivate and retain key executives, with the ultimate goal of generating strong operating results and creating alignment with our shareholders. We have developed our compensation programs to support our enterprise strategy and to align our leadership team with our culture, strategy, and structure.

Our executive compensation program is built upon our global compensation framework:

✓Pay for performance by tying a majority of executive compensation to pre-established, quantifiable performance goals.
✓Use performance metrics that are understandable, that are tied to key retail performance indicators, and that our executives have the ability to impact.
✓Provide competitive pay to attract and retain highly-qualified talent at all levels.
✓Align management interests with the long-term interests of our shareholders by providing long-term incentives in the form of equity, combined with robust stock ownership guidelines.
✓Establish performance goals that are aligned with our strategy and financial and operating plans.
✓Encourage leadership accountability by tying a higher percentage of compensation to performance at higher levels of seniority.

How Our Executive Compensation Aligns with Our
Strategic Transformation

Walmart is the largest global retailer serving customers through approximately 11,500 stores under 56 banners in 27 countries and eCommerce websites. Our size, global presence, and industry attract intense competition from both traditional brick-and-mortar and eCommerce retailers. These competitors have created substantial price and market share disruptions. Our transformational omni-channel strategy leverages Walmart’s unique assets including physical stores, supply chain, and rapidly growing eCommerce capabilities to serve customers in all the ways they want to shop while providing solid returns to shareholders. This multi-year strategy has required and continues to require substantial capital investment in our stores, our associates, eCommerce, and other growth opportunities. These investments are generating positive results as our fiscal 2020 performance was strong.

We have designed our executive compensation program—metrics, goals, structure, mix, etc.—to be aligned with this strategy while also being highly motivational for our leadership team. Here are some specifics:

Our performance metrics are aligned with our ongoing transformation

●	Our ongoing strategic investments in our people, our stores, lower prices, eCommerce, and technology are resulting in lower associate turnover and a better shopping experience for our customers. Delivering solid results in the near term allows us to fund the investments necessary to continue to transform our business, drive sustainable long-term growth, and deliver on our commitments to our stakeholders. For this reason, our incentive plans emphasize key indicators of retail success that can be impacted by our executives (i.e., sales, operating income, and ROI).
●	Our long-term incentive design, which uses one-year performance metrics followed by an additional two-year vesting period, is the best approach in the context of a rapidly changing retail environment and a strategy that may need to evolve over time.
●	Our emphasis on strong, efficient growth supports including a sales metric in both our annual and long-term incentive plans, both of which include a return- or profit-based metric as well.

Our performance goals are aligned with our ongoing transformation

●	Our significant multi-year investments in people, stores, lower prices, eCommerce, technology, and growth opportunities have negatively impacted operating income in the short- to medium-term. This impact has been reflected in our financial guidance, and our incentive plan performance goals have consistently been aligned with that guidance.
●	For fiscal 2020, our incentive goals reflected our current investment cycle and continued emphasis on strong, efficient growth.

2020 Proxy Statement 43

Executive Compensation

Our pay mix is aligned with our ongoing transformation

●	The ultimate success of our strategic transformation will be measured in our ability to deliver solid returns to our shareholders over the long term. For that reason, our NEO pay mix is heavily weighted toward equity with a three-year vesting period. Beginning in fiscal 2018, we began shifting a larger percentage of total direct compensation (“TDC”) toward performance equity.
●	Our robust stock ownership guidelines for executive officers further support alignment between our leadership and our independent shareholders.

Our Executive
Compensation Program
Emphasizes Performance

As shown in the charts below, a substantial majority of our NEOs’ fiscal 2020 target TDC was performance-based.*

CEO

Other NEOs Combined

Our Executive Compensation
Practices are Aligned with
Shareholders’ Interests

Performance-Based Framework
●73%-75% of NEO TDC is performance-based and a majority is in the form of equity
●No employment contracts with our NEOs
●No change-in-control benefits
●No executive pension or similar retirement plans in the U.S.
●No excessive perquisites

Pay and Performance Alignment
●Direct link between pay and performance as fiscal 2020 incentive payments are aligned with our performance
●CMDC’s independent compensation consultant evaluates rigor of performance goals and has consistently found target goals to be challenging
●CMDC annually reviews a realizable pay-for-performance analysis by its independent compensation consultant and has determined that CEO pay is appropriately aligned with performance
●Significant percentage of TDC in the form of equity, which aligns the interests of our executives with those of our shareholders

Equity Ownership Best Practices
●Maintain robust stock ownership guidelines
●No hedging or short sales of Walmart stock permitted
●No unapproved pledging of Walmart stock as collateral
●No recycling of Shares used for taxes or option exercises
●No dividends or equivalents paid on unvested performance-based restricted stock units

Shareholder Accountability
●Conduct extensive shareholder outreach on executive compensation
●Hold annual shareholder say-on-pay vote
●Mitigate risk by using a variety of financial performance measures
●Subject annual and long-term incentives to recoupment and forfeiture provisions

*    May not total 100% due to rounding.

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Executive Compensation

NEO Compensation Components and Pay Mix

What are the primary components of our fiscal 2020 NEO compensation?

Our executives’ total direct compensation, or TDC, is heavily weighted towards performance and appropriately balances executive focus on our short- and longer-term priorities with annual and long-term rewards.

There are three components of our executives’ fiscal 2020 TDC: base salary, annual cash incentive, and long-term equity:

Component	Description/Objective	Performance Metrics	Form and Timing of Payout
Base Salary	Fixed base of cash compensation commensurate with job responsibilities and experience	Subject to annual adjustment based on individual performance	Paid in cash bi-weekly
Annual Cash Incentive

Variable pay intended to focus leaders and incentivize performance against key operational metrics, depending on position

Goals are set at the beginning of the fiscal year and aligned with operating plan and public guidance

		●Sales ●Operating Income	Paid in cash after the end of the fiscal year
Long-Term Equity Performance Equity	Variable pay intended to focus leaders and incentivize performance against metrics aligned with our long-term strategic goals	●ROI ●Sales ●Stock performance	Paid in Shares; one year performance period followed by an additional two year vesting period
Retention Stock	Intended to align executives’ long-term interests with our shareholders’ interests and promote retention	Value realized depends on long-term stock price performance	Paid in Shares after the end of a three-year vesting period

How our incentive metrics and goals support our strategy

Strong financial performance is what allows us to invest in our ongoing strategic transformation. Therefore, the CMDC seeks to drive strong performance with respect to traditional measures of success in the retail industry. Our incentive metrics of sales, operating income, and ROI are traditional measures of retail success and are commonly used by retailers in their incentive plans. Moreover, they are broadly correlated with share price in the retail industry and aligned with our historical stock performance. For more information, see “What financial performance metrics are used in our incentive programs, and why did the CMDC select these metrics?” on page 50 below.

2020 Proxy Statement 45

Executive Compensation

Executive Compensation Governance and Process

At Walmart, we are committed to the highest standards of compensation governance. We design and administer our executive compensation program to motivate, retain, and focus key executives to drive our strategy, generate strong operating results, and deliver solid returns to our shareholders. Our compensation programs are also intended to align the interests of our leadership team with our shareholders and to promote our pay-for-performance culture and philosophy.

Who sets executive compensation at Walmart?

The CMDC, which consists of three independent directors, is responsible for establishing and approving executive compensation for all Executive Officers, including the CEO and other NEOs, and for overseeing our executive compensation program (see page 25 for more information about the CMDC).

For our CEO. Our CEO has no role in determining his own compensation, which is set by the CMDC in consultation with our Chairman and with input from the CMDC’s independent compensation consultant and Walmart’s Global People Division.

For other Executive Officers, including our NEOs. Our CEO makes recommendations to the CMDC regarding the compensation of our NEOs and other Executive Officers. The CMDC reviews these recommendations and sets individual NEO TDC values and awards as it deems appropriate.

Role of the CMDC’s Independent Compensation Consultant

Since early 2010, the CMDC has engaged Pay Governance LLC (“Pay Governance”) as its independent executive compensation consultant. Under the terms of its engagement, Pay Governance reports directly and exclusively to the CMDC; the CMDC has sole authority to retain, terminate, and approve the fees of Pay Governance; and Pay Governance may not be engaged to provide any other services to Walmart without the approval of the CMDC. Other than its engagement by the CMDC, Pay Governance does not perform and has never performed any other services for Walmart. The CMDC’s independent consultant attends and participates in CMDC meetings at which executive compensation matters are considered, and performs various analyses for the CMDC, including:

●	peer group benchmarking;
●	realizable pay analyses;
●	analyses regarding the alignment of pay and performance;
●	analyses of the correlation between incentive plan performance measures and total shareholder return; and
●	assessments of the difficulty of attaining performance goals.

The CMDC annually reviews the independence of Pay Governance in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has affirmatively concluded that Pay Governance is independent from Walmart and has no conflicts of interest relating to its engagement by the CMDC. The CMDC also reviews the performance of Pay Governance.

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Executive Compensation

What is the compensation setting process?

This chart summarizes the process and analyses the CMDC considers when setting executive compensation and validating our pay targets. The CMDC’s independent compensation consultant, Pay Governance, performs various pay-for-performance analyses for the CMDC.

	Data Source/ Responsibility	Purpose	How it’s Used
SEP–JAN Review of Annual and Long-term Business Plans	●Board ●SPFC ●CMDC ●Management	Establish performance metrics aligned with annual operating plan and long-term objectives	To review choice of incentive metrics and ensure they support our long-term strategic transformation and drive results tied to shareholder value

NOV Pay for Performance Alignment	●Independent compensation consultant ●Publicly available compensation information	Evaluate pay-for-performance alignment of CEO compensation with performance relative to peers

To assess the reasonableness of CEO pay, Pay Governance conducts:

●Realizable pay analyses;
●Analyses regarding the alignment of CEO pay and performance;
●Analyses of the correlation between performance measures and shareholder return; and
●Assessments of the difficulty of attaining performance goals

JAN Peer Group Benchmarking	●Independent compensation consultant (for CEO) ●Publicly available compensation information for peer group	Setting pay and establishing Target TDC opportunity

Benchmarking data is used as a general guide to setting appropriately competitive compensation consistent with our emphasis on performance-based compensation

To set our NEOs’ target TDC at competitive levels relative to our peer groups

Individual Performance Assessments	●Board ●CMDC ●CEO (for other NEOs) ●Global People Division	Evaluate individual performance for purposes of pay decisions	To determine merit increases (if any) and adjust individual award opportunities for the next award cycle

Tally Sheets	●Global People Division	Evaluating total compensation and internal pay equity

Tally sheets:

●Summarize the total value of the compensation realizable by each NEO for the upcoming fiscal year;
●Quantify the value of each element of that compensation, including perquisites and other benefits; and
●Quantify the amounts that would be owed to each NEO upon retirement or separation from our company

FEB–MAR Company Achievement of Prior Year Performance Goals and Setting of Current Year Incentive Goals	●Independent compensation consultant (for goal difficulty) ●CMDC ●Management	Assess current year company performance against financial and operating metrics

To determine award payments for the recently completed fiscal year and set target levels for following year

To assess the ease or difficulty of attaining performance goals and whether adjustments need to be made to incentive metrics for the following award cycle

To establish incentive goals for current year that support our strategic transformation and are aligned with operating plan and financial guidance

ONGOING Shareholder Outreach	●Board ●Management	Obtain investor feedback on our executive compensation program

To understand investor expectations and monitor trends in executive compensation; used to evaluate compensation policies, practices, and plans

●Shareholder feedback helps inform our executive compensation program design

2020 Proxy Statement 47

Executive Compensation

What factors are considered in setting Total Direct Compensation for our NEOs?

The CMDC considers a variety of factors in setting Total Direct Compensation for our NEOs, including:

●	the overall financial and operating performance of our company and its operating segments and/or areas of responsibility;
●	each NEO’s individual performance and contributions to the achievement of financial goals and operational milestones;
●	the performance of each executive’s business unit or function against pre-determined financial objectives;
●	each NEO’s job responsibilities, expertise, historical compensation, and years and level of experience;
●	our overall succession planning and the importance of retaining each NEO and each NEO’s potential to assume greater responsibilities in the future; and
●	peer group benchmarking data and compensation analyses.

How is peer group data used by the CMDC?

The CMDC reviews publicly available compensation information from peer companies when establishing TDC for our executives. In early fiscal 2019, with the assistance of Pay Governance, the CMDC developed a new, simpler and more focused peer group to replace the three peer groups used in the past. This new peer group aims to reflect a cross-industry sample of the largest U.S.-based companies, including large retailers and companies with significant and complex international operations. These peer group companies were selected using the following multi-step screening process:

CEO Compensation Peer Group Screening Methodology

Geography Screen U.S.-headquartered companies

Ownership Screen Publicly traded Excluded private companies

Scope & Industry Screen Revenue: >$75B, or Market Cap: >$75B (with revenues >$50B), or Retailer: >$50B revenues Founder Screen Excluded companies whose current CEO is the founder

42 Peer Companies Applying this methodology, our new peer group consisted of the following 42 companies when setting fiscal 2020 compensation in January 2019:

AmerisourceBergen	Costco Wholesale Corporation	Johnson & Johnson	Target Corporation
Corporation	CVS Health Corporation	JPMorgan Chase & Co.	UnitedHealth Group
Anthem, Inc.	DowDuPont Inc.	The Kroger Co.	Incorporated
Apple Inc.	Express Scripts Holding Co.	Lockheed Martin Corporation	United Technologies
AT&T Inc.	Exxon Mobil Corporation	Lowe’s Companies, Inc.	Corporation
Bank of America Corporation	Ford Motor Company	McKesson Corporation	United Parcel Service, Inc.
The Boeing Company	General Electric Company	Microsoft Corporation	Valero Energy Corporation
Cardinal Health, Inc.	General Motors Company	PepsiCo, Inc.	Verizon Communications Inc.
Caterpillar Inc.	The Home Depot, Inc.	Pfizer Inc.	Walgreens Boots Alliance, Inc.
Chevron Corporation	International Business	Phillips 66	The Walt Disney Company
Citigroup Inc.	Machines Corporation	The Procter & Gamble	Wells Fargo & Company
Comcast Corporation	Intel Corporation	Company

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Executive Compensation

While we believe that this peer group provides a simplified and more straightforward comparison to a broad range of companies with complex, international operations, Walmart is still significantly larger than the peer group median by a variety of measures, as shown in the following chart:

Walmart Positioning Relative to Compensation Peer Group (as of fiscal year end 2019)

The CMDC uses benchmarking data as a general guide to appropriately set competitive compensation consistent with our emphasis on performance-based compensation.

While the benchmarking data generally are used for comparable positions, the CMDC also reviews peer group data for retail CEO positions for purposes of benchmarking the compensation of our executives who lead our operating segments. These executives have significant responsibilities and lead organizations that, considered separately from the rest of our company, are larger than many of the other retailers in the peer group, and we believe that these positions are often comparable to or carry greater responsibilities than CEO positions at many of our peer group companies. In addition, from a competitive standpoint, we believe that it is more likely that these leaders would be recruited for a CEO position in the retail industry or elsewhere, rather than for a lateral move to lead an operating segment of a company.

What other information does the CMDC consider when setting executive pay?

Individual Performance

The CMDC considers the individual performance of each NEO, including each NEO’s contributions to our key strategic priorities and operational goals, as described under “Fiscal 2020 NEO Pay and Performance Summaries” beginning on page 58.

CEO Pay and Performance Alignment

The CMDC reviews an assessment by Pay Governance regarding the alignment of our CEO’s pay with our company’s performance, including the appropriateness of our CEO’s pay opportunity compared to peers and the alignment of our CEO’s realizable pay and our performance relative to our peer group companies. This assessment concluded that our CEO’s most recent fiscal year (fiscal 2020) and three-year (fiscal 2018-2020) pay opportunity and realizable pay are aligned with Walmart’s performance over the same time periods.

Tally Sheets

The CMDC also reviews “tally sheets” prepared by our company’s Global People Division. These tally sheets summarize the total value of the compensation realizable by each NEO for the upcoming fiscal year and quantify the value of each element of that compensation, including perquisites and other benefits. The tally sheets also quantify the amounts that would be owed to each NEO upon retirement or separation from our company.

2020 Proxy Statement 49

Executive Compensation

How does shareholder feedback impact executive compensation?

Our Board actively seeks and values feedback from shareholders. Over the past several years, in addition to our day-to-day interactions with investors, we have expanded our shareholder engagement to include an annual outreach program focused on strategy, governance, executive compensation, and other topics suggested by our shareholders. Since our 2019 Annual Shareholders’ Meeting, we invited 35 institutional shareholders representing approximately 570 million Shares, including many of our largest investors, to participate in our outreach program. We ultimately engaged with shareholders representing approximately 525 million Shares, or about 38% of our public float. We also had conversations with the leading proxy advisory firms.

This engagement gave us an opportunity to discuss our strategy, our commitment to corporate governance and executive compensation best practices, how our governance and compensation practices help to support our strategy, and our commitment to sustainability and shared value. While our shareholders expressed a wide range of perspectives in these meetings, we received generally positive feedback on our strategy, our changes to our Board and committee structure over the past few years to support that strategy, our executive compensation program, and recent enhancements to our proxy statement disclosures. The feedback we have received from our shareholders, including the results of our say-on-pay proposal, is regularly communicated to the CMDC, the NGC, and the Board. We believe that the results of our say-on-pay proposals over the past several years, shown in the chart to the right, also indicate that shareholders generally are supportive of our executive compensation program, and therefore the CMDC made no material changes to our executive compensation program as a result of this vote.

Fiscal 2020 Performance Metrics

What financial performance metrics are used in our incentive programs, and why did the CMDC select these metrics?

Our NEOs’ performance-based pay for fiscal 2020 was based on achieving objective, pre-established financial goals for the following metrics:

Fiscal 2020 Financial Performance Metrics

Annual Cash Incentive	Long-Term Performance Equity

*	For purposes of our incentive programs, total company and International sales, operating income, and ROI are calculated on a constant currency basis and exclude certain items, such as revenue from fuel sales. See page 57 for more information.

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Executive Compensation

The CMDC concluded that the metrics described above are aligned with our larger enterprise strategy and appropriate and effective in driving results tied to shareholder value. In reaching this conclusion, the CMDC considered the following factors:

●	These performance metrics are aligned with our enterprise strategy and can be impacted by our executives. Unlike metrics tied to stock price or shareholder return, our executives can have a direct impact on our sales, operating income, and ROI. Furthermore, unlike earnings per share and other share-based metrics, sales, operating income, and ROI are not materially impacted by our share repurchase program.
●	These metrics are important for judging retail performance. Sales, operating income, and ROI measures historically have been, and continue to be, important indicators of retail performance, and we believe that our performance in these areas is important to our shareholders.
●	The CMDC believes that success with respect to these metrics will support shareholder value over the long-term. The CMDC’s independent compensation consultant has reviewed the historical correlation of various performance metrics and TSR within the retail industry and found that the metrics used in our incentive plans generally are aligned with TSR in the retail industry. We believe that strong performance with respect to these metrics should translate into shareholder value creation over time.
●	The CMDC believes that relative TSR and other relative performance metrics are not the best way to incentivize our executives. There are several key differences in our business compared to other publicly-traded retailers in the U.S., including our size, our significant international operations, our product mix, our variety of formats, and our growing eCommerce and omni-channel offerings. While the CMDC closely monitors Walmart’s performance relative to that of our peers when making compensation decisions, the CMDC believes that the best approach for Walmart is to tie our executive compensation to performance metrics that are aligned with our strategy and operating plans and that can be directly impacted by our executives. Additionally, because a significant portion of TDC is in the form of equity awards, the CMDC believes that our executives’ interests are appropriately aligned with the interests of our shareholders.
●	The combination of these performance metrics mitigates risk. Using a combination of performance metrics mitigates the risk that our executives could be motivated to pursue results with respect to one metric to the detriment of our company as a whole. For example, if management were to prioritize increasing sales by pursuing strategies that would negatively impact profitability, resulting increases in incentive pay based on sales should be offset by decreases in incentive pay based on operating income and ROI.

What non-financial metrics are used to assess the performance of our NEOs, and how can these metrics impact NEO pay?

Culture, Diversity, and Inclusion. The performance evaluation of each of our NEOs and most other management associates includes performance with respect to culture, diversity, and inclusion. As described on page 48, the CMDC considers performance evaluations, along with other factors, when making pay decisions. Additionally, any associate’s annual cash incentive payment may be reduced by up to 30% if they engage in behavior inconsistent with our discrimination and harassment policies.

For more information about Walmart’s commitment to diversity and inclusion and key diversity and inclusion initiatives, please see Walmart’s most recent Culture, Diversity, and Inclusion Report, which can be found on our corporate website under the section titled “ESG Investors.”

2020 Proxy Statement 51

Executive Compensation

Incentive Goal Setting Philosophy and Process

How does the CMDC set performance goals?

Performance goals are established in the context of, and consistent with, the company’s enterprise strategy, financial operating plans, and financial guidance each fiscal year. This process begins with the Board’s review of the company’s overall enterprise strategy and long-term financial plan beginning in the spring and culminating at an annual Board strategic planning meeting. Following the strategic planning meeting, the annual operating plans of the company and each of its operating segments are established with SPFC and Board input. The CMDC then establishes performance goals under our annual and long-term incentive programs that are consistent with these operating plans:

Incentive Plans Informed by Strategic and Financial Planning Process

●	●	●

Long-Range Planning April - September ●Assess competitive landscape and macro trends ●Refine enterprise strategy and segment-specific initiatives	Annual Operating Plan September - January ●Develop annual operating plan in light of long-range planning and strategic initiatives ●Review strategy and planned capital expenditures	Incentive Plans September - March ●Review choice of incentive metrics to ensure that they support enterprise strategy ●Establish performance goals aligned with annual operating plan and guidance

In fiscal 2016, we began articulating our strategy to become the first retailer to deliver a seamless shopping experience at scale. We began executing on and fine-tuning this strategy by making significant multi-year investments in our people, technology, and eCommerce supply chain to improve our customers’ experience today while positioning Walmart for sustainable growth in the future. We also continued to focus on optimizing our global portfolio through restructuring certain eCommerce operations and by closing certain underperforming stores and selling certain assets while also continuing these strategic investments.

At the time, we announced that these investments would result in short-term declines in operating income and earnings per share. Consistent with our long-term strategic plan, in February 2019 we provided guidance regarding our expected financial performance for fiscal 2020. In this guidance we estimated that we would have constant currency net sales growth of at least 3% for fiscal 2020. We also estimated that our fiscal 2020 consolidated operating income would decline by a low single-digit percentage range, including Flipkart, and increase by a low single-digit percentage range, excluding Flipkart. In March of 2019, the CMDC established sales, operating income, and ROI goals for fiscal 2020 under our incentive plans, consistent with our guidance. For example, the total company target operating income and sales goals for fiscal 2020 were as follows:

Incentive Metric	Fiscal 2020 Target Goal (in millions) ($)	% Change from Fiscal 2019 (excluding certain items described on p. 57)
Total Company Operating Income	21,319	-2.9%
Total Company Sales	510,304	3.5%

These incentive goals were established with the intent that performance in line with our operating plans and guidance should result in payouts approximately at target. In order to achieve the maximum payout goals, our performance would have to exceed our operating plans to a significant degree. Threshold performance goals are set at a level that is attainable and below which the company could not justify a payout. The CMDC’s independent compensation consultant annually evaluates the difficulty of our target performance goals and has consistently found these goals to be challenging. Additionally, over the past ten years, under both our annual and long-term incentive plans, our total company performance has exceeded target incentive goals in five years and fallen short of target incentive goals in five years. We believe this is further evidence of the effectiveness of our goal-setting process in establishing performance goals that are appropriately challenging.

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Why does the CMDC set goals each year under our long-term equity incentive program?

The CMDC has found that setting long-term equity performance goals each year, with awards having a three-year vesting period, is the most effective approach for our long-term equity incentive program for the following reasons:

As the largest global retailer, Walmart’s operating results are significantly impacted by macroeconomic and regional economic factors that may change drastically and that are outside of management’s control. These economic factors, the rapidly evolving retail industry, and our own ongoing strategic transformation make it difficult to forecast accurately over a three-year period.

We believe that performance goals cease to be an effective tool in motivating performance if the goals either become unrealistic or too easy to achieve due to macroeconomic factors beyond the control of our executives or due to changes in our strategy and related investments. While some companies attempt to address the impact of macroeconomic factors by using relative goals in their long-term incentive plans, the CMDC has determined that relative goals are not the right approach for Walmart for the reasons described on pages 48-49.

The CMDC regularly reviews Walmart’s performance relative to peers and the relative alignment of pay and performance to ensure that our incentive programs are operating as intended.

Another advantage of this approach is that it is more easily understandable and results in performance goals that are better aligned with our strategic transformation; the CMDC believes this approach is more effective in motivating performance. Our incentive goals are aligned with our enterprise strategy, business plan, and expectations regarding financial performance. These expectations necessarily change from year-to-year based on macroeconomic conditions, strategic investments, and other factors.

For example, if we were to set three-year sales goals, this would result in a situation in which our leaders have three differing sales goals at any one time – one for each outstanding tranche of performance equity. We believe this approach would potentially be confusing and could undermine the effectiveness of our performance equity program as a tool for incentivizing performance.

The CMDC believes that combining annual performance goals with a three-year vesting period effectively balances long-term focus with clear, understandable, and aligned performance goals.

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Fiscal 2020 Performance Goals and Performance

What were the fiscal 2020 financial goals under our annual and long-term incentive plans?

Our NEOs’ performance-based pay for fiscal 2020 was based on achieving objective, pre-established financial goals for the following weighted metrics:

Annual Cash Incentive	Long-Term Performance Equity

*	For purposes of our incentive programs, total company and International sales, operating income, and ROI are calculated on a constant currency basis and exclude certain items, such as revenue from fuel sales. See page 57 for more information.

How did we perform in comparison to those goals?

Fiscal 2020 Annual Cash Incentive Goals and Results

Constant Currency Operating Income (excluding certain items*) (in millions)

*

In order to make results comparable from year-to-year, we exclude the impact of currency exchange rate fluctuations and the effects of certain other items from our reported results of operations for incentive plan purposes. See page 57 for more information.

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Constant Currency Sales (excluding certain items*) (in millions)

*

In order to make results comparable from year-to-year, we exclude fuel sales, the impact of currency exchange rate fluctuations, Sam’s Club tobacco sales, and the effects of certain other items from our reported results of operations for incentive plan purposes. See page 57 for more information.

Fiscal 2020 Long-Term Performance Equity Goals and Results
Constant Currency Sales (excluding certain items*) (in millions)

Constant Currency ROI*

*

In order to make results comparable from year-to-year, we exclude fuel sales, the impact of currency exchange rate fluctuations, Sam’s Club tobacco sales, and the effects of certain other items from our reported results of operations for incentive plan purposes. See page 57 for more information. Additionally, in calculating the long-term performance equity performance for Mr. McMillon and Mr. Biggs, the CMDC used an adjusted ROI of 13.9%. The CMDC determined that certain losses and expenses related to business restructuring charges, which primarily included non-cash impairment charges on certain trade names and other long-lived assets, should not be excluded when determining Mr. McMillon’s and Mr. Biggs’ incentive results for fiscal 2020 because such losses and expenses were a result of enterprise-level strategic decisions.

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How were these results used to determine fiscal 2020 award payouts?

Fiscal 2020 performance compared to each of the annual cash incentive goals shown above was then weighted according to each NEO’s performance measure weightings to determine payout percentages, as shown below:

Fiscal 2020 Annual Cash Incentive Payouts

	Total Company		Walmart U.S.		Sam’s Club		International
Component	Weighting	Payout	Weighting	Payout	Weighting	Payout	Weighting	Payout
Total Company - OI	75.00%	125.00%	25.00%	125.00%	25.00%	125.00%	25.00%	125.00%
Total Company - Sales	25.00%	85.80%
Divisional - OI			50.00%	125.00%	50.00%	125.00%	50.00%	95.57%
Divisional - Sales			25.00%	85.48%	25.00%	125.00%	25.00%	69.59%
Payout (% of target)	115.20%		115.12%		125.00%		96.43%

See “Fiscal 2020 NEO Pay and Performance Summaries” for more details about each NEO’s fiscal 2020 annual cash incentive payout.

Fiscal 2020 Performance Equity Payouts

Our NEOs received performance-based RSUs with a one-year performance period followed by a two-year vesting period (see illustrations below).

	Fiscal 2017 Grant
Segment	FY 18 Performance	Time-based vesting through FY19 and FY20		Fiscal 2020 Payout
Walmart U.S.	121.32%	Vested on Jan. 31, 2020 based on continued employment		121.32%
Sam’s Club	124.89%			124.89%
International	138.17%			138.17%
Total Company	122.46%			122.46%

		Fiscal 2018 Grant
Segment		FY 19 Performance	Time-based vesting through FY20 and FY21
Walmart U.S.		150.00%	Scheduled to vest on Jan. 31, 2021 based on continued employment
Sam’s Club		150.00%
International		129.75%
Total Company		150.00%

			Fiscal 2019 Grant
Segment			FY 20 Performance	Time-based vesting through FY21 and FY22
Walmart U.S.			113.12%	Scheduled to vest on Jan. 31, 2022 based on continued employment
Sam’s Club			141.11%
International			108.43%
Total Company*			113.34%

*

The fiscal 2020 long-term performance equity performance for Mr. McMillon and Mr. Biggs was 108.86%. In calculating the performance equity percentage for Mr. McMillon and Mr. Biggs, the CMDC determined that certain losses and expenses related to business restructuring charges, which primarily included non-cash impairment charges on certain trade names and other long-lived assets, should not be excluded because such losses and expenses were a result of enterprise-level strategic decisions.

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Why do the results used in our incentive plans differ from our reported results of operations for fiscal 2020?

The CMDC’s objective in administering our incentive plans is to ensure that incentive awards are calculated on a comparable basis from year-to-year, and to ensure that plan participants are incentivized and rewarded appropriately for performance within their control. The CMDC undertakes a rigorous oversight and certification process to determine the items to exclude from our reported results of operations for purposes of our incentive plans. This process is not outcome-driven and includes both positive and negative adjustments to reported results of operations.

For these reasons, the following types of items are excluded from our incentive goals and/or our incentive calculations:

●	Items excluded by the terms of the incentive plans. Like many other companies, our shareholder-approved incentive plans specify that incentive payouts be calculated by excluding the impact of recent acquisitions and divestitures, restructurings, and items that similarly impact our operating results. For fiscal 2020, these items represented the majority of the difference between our reported operating income and our operating income as calculated for incentive plan purposes. The largest single operating income exclusion, representing a majority of the difference between reported operating income and operating income for incentive plan purposes, was the exclusion of certain losses and expenses related to business restructuring charges, which primarily included non-cash impairment charges on certain trade names and other long-lived assets in the Walmart U.S. and Walmart International segments. As described on page 57, these losses and expenses were not excluded for certain NEOs because such losses and expenses were a result of enterprise-level strategic decisions.
●	Items excluded at the time incentive goals are established. When the CMDC sets incentive goals, it typically excludes the impact of certain items from the performance goals. For example, because as a matter of policy we generally do not hedge for currency exchange rate fluctuations, the CMDC sets incentive goals on a constant currency basis excluding the impact of currency exchange rate fluctuations. Similarly, sales goals exclude the impact of fuel sales because fuel prices are volatile and subject to significant fluctuation, which is out of our management’s control. Sales goals also exclude Sam’s Club tobacco sales. For fiscal 2020, items excluded at the time incentive goals were established represented the majority of the difference between our reported sales and our sales as calculated for incentive plan purposes.
●	Items excluded so that operating results are calculated on a comparative basis from year-to-year. Consistent with the terms of our incentive plans, the CMDC may exclude certain other items so that results can be calculated on a comparative basis from year-to-year. During fiscal 2020, these included, among others, the impact of store closures in Chile due to unrest. On a net basis, this category of adjustments did not have a significant impact on fiscal 2020 incentive results.

Impact of Excluded Items on Fiscal 2020 Performance for Incentive Plan Purposes

As described above and shown below, by a significant margin, the largest items excluded from our fiscal 2020 reported results of operations consisted of (i) items automatically excluded by the terms of our plans, such as the impact of acquisitions, divestitures, and restructurings; and (ii) items pre-determined to be excluded at the time incentive goals were set, such as the impact of currency exchange rate fluctuations on operating income and sales, and the impact of fuel sales and Sam’s Club tobacco sales on sales.

$ in millions	Operating Income				Sales
Metric	Total Company ($)	Walmart U.S. ($)	Sam’s Club ($)	International ($)	Total Company* ($)	Walmart U.S. ($)	Sam’s Club ($)	International ($)
As Reported	20,568	17,380	1,642	3,370	519,926	341,004	58,792	120,130
Plan and pre-determined items	1,148	726	(5)	424	(12,118)	(2,161)	(10,016)	61
Comparative items	190	93	14	82	177	(153)	9	318
Performance for Incentive Plan Purposes	21,906	18,199	1,651	3,876	507,985	338,690	48,785	120,509
*	Divisional sales may not sum up to Total Company sales due to rounding.

2020 ROI Adjustments for Long-Term Performance Equity Purposes. When calculating ROI for long-term performance equity purposes, we used the adjusted operating income shown in the table above in the row titled “Performance for Incentive Plan Purposes.” As a result of applying these adjustments, our ROI was 13.9% for purposes of our long-term performance share plan, compared to a reported ROI of 13.4%.

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Fiscal 2020 NEO Pay and Performance Summaries

How did our fiscal 2020 performance impact our NEOs’ compensation?

Doug McMillon President and CEO
Fiscal 2020 Highlights
In addition to the solid financial performance, during fiscal 2020 Mr. McMillon continued to accelerate Walmart’s transformation strategy to seamlessly integrate our retail stores and eCommerce in an omni-channel offering.
●	We continued to deliver on our key strategic priorities and saw continued momentum in food and consumables at Walmart U.S., including eCommerce.
●	We accelerated innovation in our business to make shopping faster and easier for our customers, with launching Delivery Unlimited from 1,600 locations in the U.S., expanding Same Day Pickup to nearly 3,200 locations, and launching free NextDay delivery from Walmart.com.
●	We continued to make investments in our associates, bringing our average hourly total compensation and benefits to more than $18 in the U.S. and continuing to invest in training and education, which has led to reduced turnover and higher customer satisfaction.

Key Compensation Decisions for Fiscal 2020	Substantial Stock Ownership

The CMDC relies on the factors described on page 48 in establishing the target TDC of Mr. McMillon and our other NEOs. After considering those factors, the CMDC made no changes to Mr. McMillon’s target TDC for fiscal 2020. When compared to similar positions within our peer group companies, Mr. McMillon’s fiscal 2020 target TDC was at approximately the 75th percentile.

Mr. McMillon is significantly invested in Walmart common stock, owning Shares valued at approximately 112 times his annual base salary, well in excess of our stock ownership guidelines requirement of 7 times his annual base salary. We believe that Mr. McMillon’s significant interest in Walmart stock serves to align his interests with those of our shareholders.

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Brett Biggs EVP and CFO
Fiscal 2020 Highlights
●	Mr. Biggs’ integrated financial framework, business perspective, and guidance has continued to help Walmart build trust with customers, investors, and other stakeholders.
●	We maintained consistent working capital discipline in the context of portfolio optimization, continued key strategic investments, and our ongoing transformation.
●	We generated $25.3 billion in operating cash flow.
●	We returned $11.8 billion to shareholders in the form of dividends and share repurchases.

Key Compensation Decisions for Fiscal 2020

The CMDC relies on the factors described on page 48 in establishing the target TDC of our NEOs. For fiscal 2020, the CMDC increased Mr. Biggs’ salary by 2.5% and increased his target annual equity award by approximately $1.6 million, which resulted in an approximately 24.5% increase in Mr. Biggs’ target TDC. The CMDC approved these increases in light of Mr. Biggs’ competitive positioning and his integrated financial framework, business perspective, and guidance which has helped Walmart build trust with customers and shareholders. When compared to comparable positions within our peer group companies, Mr. Biggs’ fiscal 2020 target TDC was between the 50th and the 75th percentiles. Mr. Biggs received no special awards for fiscal 2020.

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Suresh Kumar Global Chief Technology Officer and Chief Development Officer
Fiscal 2020 Highlights
●	Mr. Kumar joined Walmart in a newly created role on July 8, 2019.
●	Developed a long-range plan for a modernized technology stack.
●	Formulated Walmart’s enterprise-wide data and analytics strategy.
●	Developed a talent plan to attract and retain key technology talent.

Additionally, as is our customary practice for newly hired officers, Mr. Kumar received an additional performance equity grant for fiscal 2020. This additional grant was based on the same fiscal 2020 performance goals as his annual described above, and paid out in March 2020. Mr. Kumar received a payout of 87,355 Shares upon the vesting of this award.

Key Compensation Decisions for Fiscal 2020

Fiscal 2020 was Mr. Kumar’s first partial year in this role as he was hired in July 2019. In addition to the TDC components described above, Mr. Kumar also received a sign-on restricted stock award valued at $5.9 million which was intended to replace equity forfeited when Mr. Kumar left his former employer. This sign-on award is scheduled to vest in two equal installments based on continued employment. Mr. Kumar also received two special performance-based restricted stock unit awards each valued at $2 million, based on achievement of qualitative goals related to technology modernization, building a best-in-class technology organization, enterprise technology risk management, and developing an enterprise-wide data and analytics strategy. The CMDC believes these special awards were appropriate based on Mr. Kumar’s role, experience, and peer comparisons, and necessary to recruit a Global Chief Technology Officer of Mr. Kumar’s caliber. Based on its consideration of the achievements outlined above under “Fiscal 2020 Highlights” above, the CMDC determined that the qualitative goals applicable to the first installment of Mr. Kumar’s special performance-based restricted stock unit award were satisfied.

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Judith McKenna EVP, President and CEO, Walmart International
Fiscal 2020 Highlights
●	Overall constant currency sales growth of 2.8% in a rapidly evolving global retail environment.
●	Continued strength in key markets including Mexico, China, and India.
●	Expanded grocery pickup and delivery to additional markets and grew eCommerce sales to 10% of total Walmart International sales.
●	Operated with discipline and leveraged expenses as we continue to reshape and optimize our portfolio.

Additionally, as is our customary practice for officers promoted to positions of significantly increased responsibility during the first two award cycles following promotion, Ms. McKenna received an additional performance equity grant for fiscal 2020. This additional grant was intended to allow Ms. McKenna to realize a performance equity payout for fiscal 2020 commensurate with her current role for performance equity cycles already in progress. This additional grant was based on the same fiscal 2020 performance goals as her annual performance equity award described above, and paid out in March 2020. Ms. McKenna received a payout of 33,228 shares upon the vesting of this award.

Key Compensation Decisions for Fiscal 2020

For fiscal 2020, the CMDC increased Ms. McKenna’s salary by 2.5%, in light of her peer group positioning and her continued strong performance. This base salary increase resulted in an approximately 0.8% increase in Ms. McKenna’s target TDC. In addition, in January 2020, the CMDC awarded Ms. McKenna a retention stock award valued at $1 million in recognition of her contributions to Flipkart and PhonePe. The CMDC believes that Ms. McKenna, as the head of our International operations, has responsibilities comparable to many CEO positions within our peer group companies, and that it is likely that she would be recruited for a CEO position in the retail industry or elsewhere. When compared to COO positions within our peer group, Ms. McKenna’s target TDC is slightly above the median; however, when compared to CEO positions within our peer group companies, Ms. McKenna’s target TDC is below the median.

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Kathryn McLay EVP, President and CEO, Sam’s Club
Fiscal 2020 Highlights
●	Promoted to current position on November 15, 2019 after successfully leading Walmart U.S. Neighborhood Markets business.

Key Compensation Decisions for Fiscal 2020

The CMDC relies on the factors described on page 48 in establishing the target TDC of our NEOs. Ms. McLay was promoted to her role in November 2019. In addition to her annual compensation described above, Ms. McLay received a $400,000 retention stock award in connection with her performance during fiscal 2020 described above. The CMDC believes that Ms. McLay, in her new role, has responsibilities comparable to many CEO positions within our peer group, and that it is likely that she would be recruited for a CEO position within the retail industry or elsewhere. When compared to COO and CEO positions within our peer group, Ms. McLay’s target TDC is below the median.

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John Furner EVP, President and CEO, Walmart U.S.
Fiscal 2020 Highlights
●	Mr. Furner was appointed to his current role on November 1, 2019 after serving as EVP, President and CEO of Sam’s Club.
●	In the 4th quarter, Walmart U.S. comp store sales grew 1.9% and 6.0% on a two-year stacked basis, while U.S. eCommerce sales grew 35% in the quarter.
●	Sam’s Club delivered continued solid top-line results during fiscal 2020, with positive comp sales despite a strategic reduction in tobacco sales; operating income growth of 8%; and eCommerce sales growth of 33%.
●	Sam’s Club continued to innovate, launching same-day pickup throughout the U.S.

Key Compensation Decisions for Fiscal 2020

The CMDC relies on the factors described on page 48 in establishing the target TDC of our NEOs. For fiscal 2020, the CMDC increased Mr. Furner’s salary by 2.5% in light of his peer group positioning and his continuing strong performance. This base salary increase resulted in an approximately 0.6% increase in Mr. Furner’s target TDC. Upon his promotion to his current position in November 2019, the CMDC increased Mr. Furner’s salary by about 13% and his target equity by about 6%, resulting in an increase in Mr. Furner’s target TDC of about 8%. The CMDC approved these increases in light of Mr. Furner’s role as the head of our largest segment. The CMDC believes that Mr. Furner, as the head of our largest operating segment, has responsibilities comparable to many CEO positions within our peer group companies, and that it is likely that he would be recruited for a CEO position in the retail industry or elsewhere. When compared to both COO and CEO positions within our peer group, Mr. Furner’s target TDC is below the median. Mr. Furner received no special awards during fiscal 2020.

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Other Compensation Programs and Policies

What perquisites and other benefits do our NEOs receive?

Our NEOs receive a limited number of perquisites and supplemental benefits. We cover the cost of annual physical examinations for our NEOs and provide each NEO with personal use of our aircraft for a limited number of hours each year. Our NEOs also receive company-paid life and accidental death and dismemberment insurance. Additionally, our NEOs are entitled to benefits available to our officers generally, such as participation in the Deferred Compensation Matching Plan, and benefits available to associates generally, including a Walmart discount card, a limited 15 percent match of purchases of Shares through our Associate Stock Purchase Plan, participation in our 401(k) Plan, medical benefits, and foreign business travel insurance. We provide these perquisites and supplemental benefits to attract talented executives to our company and to retain our current executives, and we believe their limited cost is outweighed by the benefits to our company.

What types of retirement and other benefits are our NEOs eligible to receive?

Our NEOs are eligible for the same retirement benefits as our officers generally, such as participation in our Deferred Compensation Matching Plan. They may also take advantage of other benefits available more broadly to our associates, such as our 401(k) Plan. With the exception of Ms. McKenna, who has interests in pension plans related to her prior employment with our U.K. subsidiary, our NEOs do not participate in any pension or other defined benefit retirement plan. Ms. McKenna is not eligible to make any further contributions to this U.K. pension plan.

What are our practices for granting equity awards?

Timing of Equity Awards. The CMDC meets each January to approve and grant annual equity awards to our Executive Officers, including our NEOs, for the upcoming fiscal year. Because of the timing of these meetings, these equity grants are reported in the executive compensation tables appearing in this proxy statement as granted during the most recently completed fiscal year. The CMDC meets again in February or March to establish the performance goals applicable to the performance share units and any other performance-based equity granted at the January meeting.

Any special equity grants to Executive Officers during the year are approved by the CMDC at a meeting or by unanimous written consent.

Option Exercise Prices. We have not granted stock options to our Executive Officers since 2007, and stock options are not currently a part of our executive compensation program. If and when we grant stock options in the future, the exercise price will be equal to the fair market value of our common stock on the date of grant.

Does the CMDC take tax consequences into account when setting executive compensation?

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While the CMDC considers the deductibility of awards as one factor in determining executive compensation, the CMDC also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by Walmart for tax purposes.

Historically, our annual cash incentive opportunities and performance-based equity awards granted to our Executive officers were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they were paid based on the achievement of pre-determined performance goals established by the CMDC pursuant to our shareholder-approved incentive plans. Additionally, the CMDC had adopted a policy requiring our “covered employees” subject to Section 162(m) to defer annual restricted stock grants until after they separate from employment from Walmart, subject to certain exceptions.

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Federal legislation signed into law on December 22, 2017, referred to as the Tax Cuts and Jobs Act (the “Tax Act”), repealed the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning after December 31, 2017. In addition, the Tax Act expanded the group of covered employees under Section 162(m) to include the chief financial officer and mandated that once an individual is treated as a covered employee for a given year, that individual will be treated as a covered employee for all subsequent years. Accordingly, any compensation paid to our covered Executive Officers in excess of $1 million in any one year, regardless of employment status, will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the CMDC’s efforts to structure incentive compensation in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief applicable to certain outstanding arrangements, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will in fact be exempt. Further, the CMDC reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the objectives of our executive compensation program.

Do we have employment agreements with our NEOs?

We do not have employment agreements with any of our NEOs. Our NEOs are employed on an at-will basis.

Do we have severance agreements with our NEOs?

We have entered into a non-competition agreement with each NEO. As described in more detail under “Potential Payments Upon Termination or Change in Control” on page 77, these agreements provide that, if we terminate the NEO’s employment for any reason other than his or her violation of company policy, we will generally make limited severance payments to the NEO.

Under these agreements, each NEO has agreed that for a period of time following his or her termination of employment, he or she will not participate in a business that competes with us and will not solicit our associates for employment. For purposes of these agreements, a competing business generally means any retail, wholesale, or merchandising business that sells products of the type sold by Walmart with annual revenues in excess of certain thresholds.

These agreements reduce the risk that any of our former NEOs would use the skills and knowledge they gained while with us for the benefit of one of our competitors during a reasonable period of time after leaving our company. We do not have any contracts or other arrangements with our NEOs that provide for payments or other benefits upon a change in control of our company.

Does our compensation program contain any provisions addressing the recovery or non-payment of compensation in the event of misconduct?

Yes. Our MIP and our Stock Incentive Plan both provide that we will recoup awards to the extent required by Walmart policies. Furthermore, our MIP provides that, in order to be eligible to receive an incentive payment, the participant must have complied with our policies, including our Global Statement of Ethics, at all times. It further provides that if the CMDC determines, within twelve months following the payment of an incentive award, that prior to the payment of the award, a participant has violated any of our policies or otherwise committed acts detrimental to the best interests of our company, the participant must repay the incentive award upon demand. Similarly, our Stock Incentive Plan provides that if the CMDC determines that an associate has committed any act detrimental to the best interests of our company, he or she will forfeit all unexercised options and unvested equity awards. In addition, both the MIP and the Stock Incentive Plan provide that all awards under these plans, whether or not previously paid or deferred, will be subject to the company’s policies and applicable law regarding clawbacks in effect from time to time.

Furthermore, we will publicly disclose the circumstances of any recoupment from any executive officer to the extent the underlying event has already been publicly disclosed, and the disclosure would not violate applicable law, violate legal privilege, breach contractual obligations or be likely to result in or exacerbate litigation, investigation, or proceedings against Walmart.

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Are our NEOs subject to any minimum requirements regarding ownership of our stock?

Yes. Our senior officers have been subject to stock ownership guidelines since 2003. In June 2013, our Board enhanced the stock ownership guidelines applicable to our CEO and senior officers, as follows:

●	Our CEO must maintain beneficial ownership of unrestricted Shares having a market value equal to seven times his current annual base salary; and
●	Our other NEOs and certain other senior officers must maintain beneficial ownership of unrestricted Shares having a market value equal to five times his or her current annual base salary.

The CEO and other senior officers must satisfy these stock ownership guidelines no later than the fifth anniversary of his or her appointment to a position covered by the stock ownership guidelines. If any covered officer is not in compliance with these stock ownership guidelines, he or she may not sell or otherwise dispose of more than 50 percent of any Shares that vest pursuant to any equity award until such time as he or she is in compliance with the guidelines and such sale would not cause the covered officer to cease to be in compliance with the guidelines. Further, as noted below, any pledged Shares would not be counted when determining whether the officer is in compliance with the guidelines. Currently, each of our NEOs is in compliance with our stock ownership guidelines.

Are there any restrictions on an NEO’s ability to engage in transactions involving Walmart stock?

Yes. Our Insider Trading Policy contains the following restrictions:

●	Our directors and Executive Officers may trade in our stock only during open window periods, and then only after they have pre-cleared such transactions with our Office of the Corporate Secretary.
●	Our directors and Executive Officers may not enter into trading plans pursuant to SEC Rule 10b5-1 without having such plans pre-approved by our Corporate Secretary.
●	Our directors, Executive Officers, and associates may not, at any time, engage in hedging transactions (such as swaps, puts and calls, collars, and similar financial instruments) that would eliminate or limit the risks and rewards of Walmart stock ownership.
●	Our directors and Executive Officers may not at any time engage in any short selling, buy or sell options, puts or calls, whether exchange-traded or otherwise, or engage in any other transaction in derivative securities that reflects speculation about the price of our stock or that may place their financial interests against the financial interests of our company.
●	Our directors and Executive Officers are prohibited from using Walmart stock as collateral for any margin loan.
●	Before using Walmart stock as collateral for any other borrowing, our directors and Executive Officers must satisfy the following requirements:
●	The pledging arrangement must be pre-approved by Walmart’s Corporate Secretary; and
●	Any Walmart Shares pledged will not be counted when determining whether the director or Executive Officer is in compliance with our stock ownership guidelines.

Currently, none of our directors or Executive Officers has any pledging arrangements in place involving Walmart stock.

Compensation Committee Report

The CMDC has reviewed and discussed with our company’s management the CD&A included in this proxy statement and, based on that review and discussion, the CMDC recommended to the Board that the CD&A be included in this proxy statement.

The CMDC submits this report:
Carla A. Harris
Marissa A. Mayer
Steven S Reinemund, Chair

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Risk Considerations in our Compensation Program

The CMDC, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our associates generally, including any risks that may arise from our compensation program. We do not believe that our compensation policies and practices for our associates give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:

●	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.
●	Our performance-based compensation is balanced between an annual incentive and a long-term incentive program. We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.
●	Our incentive compensation programs reward performance based on a mix of operating income-based metrics, sales-based metrics, and return on investment. We believe that this mix of performance metrics mitigates any incentive to seek to maximize performance under one metric to the detriment of performance under other metrics. For example, our long-term performance share plan is based equally on sales and ROI performance. We believe that this structure mitigates any incentive to pursue strategies that would increase our sales at the detriment of ROI performance. The CMDC regularly reviews the mix and weightings of the performance metrics used in our incentive compensation programs and has concluded that they are aligned with our strategy and provide appropriate incentives to encourage sustainable shareholder value creation.
●	Maximum payouts under both our annual cash incentive plan and our performance share program are capped at 125% and 150% of target payouts, respectively. We believe that these limits mitigate excessive risk-taking, since the maximum amount that can be earned in a single cycle is limited.
●	A significant percentage of our management’s incentive compensation is based on the performance of our total company. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single operating segment or area of responsibility to the detriment of our company as a whole.
●	Our senior executives are subject to robust stock ownership guidelines, which we believe motivate our executives to consider the long-term interests of our company and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.
●	Our performance-based incentive compensation programs are designed with payout curves that are relatively smooth and do not contain steep payout “cliffs” that might encourage short-term business decisions in order to meet a payout threshold.
●	Our Executive Officers’ cash incentive payments are subject to reduction or elimination if compliance objectives are not satisfied.

Finally, our cash incentive plan and our Stock Incentive Plan both contain robust “clawback” provisions under which awards may be recouped or forfeited if an associate has not complied with our policies, including our Global Statement of Ethics, or has committed acts detrimental to the best interests of our company.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the CMDC at any time during fiscal 2020 were officers or associates of Walmart or were former officers or associates of Walmart. Further, none of the members who served on the CMDC or the predecessor committee at any time during fiscal 2020 had any relationship with our company requiring disclosure under the section of this proxy statement entitled “Fiscal 2020 Review of Related Person Transactions.” Finally, no Executive Officer serves, or in the past fiscal year has served, as a director of, or as a member of the compensation committee (or other board committee performing equivalent functions) of, any entity that has one or more of its executive officers serving as a director of Walmart or as a member of the CMDC or the predecessor committee.

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Summary Compensation

Name and Principal Position (a)	Fiscal Year ended Jan. 31 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($)
C. Douglas McMillon President and CEO	2020	1,276,892	0	15,709,953	3,516,817	1,191,597	410,091	22,105,350
	2019	1,276,892	0	15,592,404	5,088,000	1,090,984	569,953	23,618,233
	2018	1,276,982	0	15,692,464	4,736,750	611,315	473,765	22,791,276
M. Brett Biggs Executive Vice President and CFO	2020	915,358	0	5,752,910	1,575,710	292,100	262,413	8,798,491
	2019	892,948	0	5,710,085	2,223,926	269,005	324,450	9,420,414
	2018	871,087	0	4,237,993	2,027,759	140,199	316,133	7,593,171
Suresh Kumar Global Chief Technology Officer	2020	576,923	515,100	43,603,360	1,181,665	0	21,603	45,898,651
Judith McKenna Executive Vice President	2020	1,066,214	0	7,323,601	1,843,658	1,682,061	290,755	12,206,289
	2019	1,044,210	0	9,186,749	2,267,949	140,460	282,956	12,922,324
Kathryn McLay Executive Vice President	2020	640,409	0	11,887,177	960,741	2,479	17,901	13,508,707
John Furner Executive Vice President	2020	847,895	0	6,712,550	1,855,198	133,248	325,933	9,874,824
	2019	799,425	0	6,275,780	1,791,903	92,800	326,869	9,286,777
	2018	780,827	0	9,856,525	1,665,728	35,324	538,384	12,876,788

Explanation of information in the columns of the table:

Name and Principal Position and Fiscal Year ended Jan. 31 (columns (a) and (b))
Ms. McKenna was an NEO for the first time in fiscal 2019. Accordingly, only information relating to her fiscal 2019 and fiscal 2020 compensation is included. Mr. Kumar and Ms. McLay were NEOs for the first time in fiscal 2020. Accordingly, only information relating to their fiscal 2020 compensation is included.

Salary (column (c))
Represents salaries earned during the fiscal years shown. Mr. McMillon, Mr. Biggs, Ms. McLay, and Mr. Furner elected to defer $135,000, $675,000, $12,420, and $40,500 of their fiscal 2020 base salaries, respectively, under the Deferred Compensation Matching Plan.

Bonus (column (d))
Represents a sign-on bonus paid to Mr. Kumar at the time of his hire.

Stock Awards (column (e))
In accordance with SEC rules, the amounts included in this column are the grant date fair value for awards granted in the fiscal years shown, computed in accordance with the stock-based compensation accounting rules that are a part of GAAP (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718), but excluding the effect of any estimated forfeitures of such awards. The values in this column reflect the full grant date fair value of all equity awards granted during the year, although the awards are subject to vesting periods based on continued employment.

The number of performance-based restricted stock units that vest, if any, depends on whether we achieve certain levels of performance with respect to certain performance measures. The grant date fair values of the performance-based restricted stock units included in this column are based on payouts at target, which we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those

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awards. The table below shows the grant date fair value of the performance-based restricted stock units granted to each NEO during fiscal 2020, assuming that: (i) our performance with respect to those performance measures will be at target levels (i.e., probable performance); and (ii) our performance with respect to those performance measures will be at levels that would result in a maximum payout. The grant date fair value of each performance-based restricted stock unit was determined based on the closing price of a Share on the NYSE on the grant date discounted for the expected dividend yield for such Shares during the vesting period:

Name	Fiscal Year of Grant	Grant Date Fair Value (Probable Performance) ($)	Grant Date Fair Value (Maximum Performance) ($)
C. Douglas McMillon	2020	11,867,488	17,801,232
M. Brett Biggs	2020	4,312,870	6,469, 359
Suresh Kumar	2020	33,703,348	48,577,802
Judith McKenna	2020	4,823,606	7,235,463
Kathryn McLay	2020	9,737,247	14,605, 982
John Furner	2020	5,112,594	7,668,892

Option Awards (column (f))
We have omitted this column because we did not grant any option awards to NEOs during fiscal 2020, and stock options are not currently part of our executive compensation program.

Non-Equity Incentive Plan Compensation (column (g))
These amounts represent annual cash incentive payments earned by our NEOs for performance during fiscal 2020, fiscal 2019, and fiscal 2018, respectively, but paid to our NEOs during the following fiscal year. Certain of our NEOs elected to defer a portion of their annual cash incentive payment for fiscal 2020, as follows:

Name	Amount of Fiscal 2020 Annual Cash Incentive Deferred ($)
C. Douglas McMillon	879,204
M. Brett Biggs	787,855
Judith McKenna	1,805,287
John Furner	1,444,678

Change in Pension Value and Nonqualified Deferred Compensation Earnings (column (h))
The amounts shown in this column represent above-market interest credited on deferred compensation under our company’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K. In addition, Ms. McKenna participates in pension plans administered by ASDA Group Limited (“ASDA”), the company’s U.K. subsidiary. During fiscal 2020, the actuarial present value of Ms. McKenna’s accumulated benefit in these plans increased by $1,471,555 (converted from British Pounds using an average exchange rate during fiscal 2020 of 1 GBP = 1.2783 USD). This increase in actuarial present value was primarily due to a change in the funding of one of these pension plans through the purchase by ASDA of a bulk annuity contract for the benefit of all participants. Ms. McKenna’s defined benefits under these pension plans did not change. These pension plans were closed to further accruals in 2011, but participants’ accrued pension balances are adjusted for inflation until they begin to receive distributions from the plan. See the Pension Benefits table on page 73 for more information.

All Other Compensation (column (i))
“All other compensation” for fiscal 2020 includes the following amounts:

Name	401(k) Plan Matching Contributions ($)	Personal Use of Company Aircraft ($)	Company Contributions to Deferred Compensation Plans ($)
C. Douglas McMillon	16,800	86,708	301,805
M. Brett Biggs	16,800	94,943	145,996
Suresh Kumar	0	19,966	0
Judith McKenna	0	114,849	159,953
Kathryn McLay	0	0	12,420
John Furner	16,800	135,724	147,046

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The value shown for personal use of Walmart aircraft is the incremental cost to our company of such use, which is calculated based on the variable operating costs to our company per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent, are not included.

“All other compensation” for fiscal 2020 also includes $10,856 in tax gross-ups and $10,933 in tax preparation services for Mr. Furner, and $11,046 in tax gross-ups for Ms. McKenna, primarily related to their prior expatriate assignments. The amounts in this column for fiscal 2020 also include tax gross-up payments for certain of our other NEOs in amounts less than $10,000. The amounts in this column for fiscal 2020 also include the cost of term life insurance premiums and physical examinations for certain of our NEOs. The values of these personal benefits are based on the incremental aggregate cost to our company and are not individually quantified because none of them individually exceed the threshold set forth in Instruction 4 to Item 402(c)(2)(ix) of Regulation S-K.

Fiscal 2020 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name	Grant Date	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
C. Douglas McMillon		1,144,800	3,052,800	3,816,000
	1/13/20				54,140	108,280	162,420		11,867,488
	1/13/20							33,159	3,842,465
M. Brett Biggs		527,761	1,407,362	1,759,202
	1/13/20				19,676	39,351	59,027		4,312,870
	1/13/20							12,427	1,440,041
Suresh Kumar		691,875	1,845,000	2,306,250
	7/9/19				29,678	59,355	89,033		6,329,024
	7/9/19				38,537	77,073	115,610		8,539,688
	7/9/19				0	35,436	35,436		3,954,658
	1/13/20				28,909	57,818	86,727		6,336,853
	1/13/20				37,539	75,078	112,617		8,543,126
	7/9/19							43,852	4,950,014
	12/10/19							24,761	2,950,026
	1/13/20							17,259	1,999,973
Judith McKenna		737,687	1,967,166	2,458,958
	1/13/20				22,006	44,011	66,017		4,823,606
	1/13/20							21,574	2,499,995
Kathryn McLay		526,500	1,404,000	1,755,000
	4/9/19				4,053	8,106	12,159		749,724
	1/13/20				22,006	44,011	66,017		4,823,606
	1/13/20				18,297	36,593	54,890		4,163,917
	4/9/19							2,533	249,982
	11/15/19							3,365	399,998
	1/13/20							12,944	1,499,951
John Furner		639,984	1,706,625	2,133,281
	1/13/20				23,300	46,600	69,900		5,107,360
	1/13/20				23	46	69		5,234
	1/13/20							13,807	1,599,955

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Explanation of information in the columns of the table:

Estimated Future Payments Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))
The amounts in these columns represent the threshold, target, and maximum amounts of potential annual cash incentive payments that may be earned by our NEOs under the Management Incentive Plan for performance during fiscal 2021. The performance measures and weightings applicable to these awards for each of our NEOs are as follows:

Name	Weighting
C. Douglas McMillon	75% Total Company Operating Income	25% Total Company Sales
M. Brett Biggs	75% Total Company Operating Income	25% Total Company Sales
Suresh Kumar	75% Total Company Operating Income	25% Total Company Sales
Judith McKenna	25% Total Company Operating Income	25% International Sales
50% International Operating Income
Kathryn McLay	25% Total Company Operating Income	25% Sam’s Club Sales
50% Sam’s Club Operating Income
John Furner	25% Total Company Operating Income	25% Walmart U.S. Sales
50% Walmart U.S. Operating Income

The CD&A provides additional information regarding our annual cash incentive plan.

Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f), (g), and (h))
The amounts in these columns represent the threshold, target, and maximum number of Shares that may vest with respect to performance-based restricted stock units granted during fiscal 2020. Holders of performance-based restricted stock units do not earn dividends or enjoy other rights of shareholders until such performance-based restricted stock units have vested.

The CD&A provides additional information regarding our performance equity program and the related performance measures. For these grants made in fiscal 2020 related to performance in fiscal 2021, the applicable performance measures are: (i) return on investment; and (ii) sales growth of our company or one of its operating segments, depending on each NEO’s primary area of responsibility. Each NEO’s performance measure weighting for fiscal 2021 is as follows:

Name	Weighting
C. Douglas McMillon	50% Total Company Return on Investment	50% Total Company Sales
M. Brett Biggs	50% Total Company Return on Investment	50% Total Company Sales
Suresh Kumar	50% Total Company Return on Investment	50% Total Company Sales
Judith McKenna	50% Total Company Return on Investment	50% International Sales
Kathryn McLay	50% Total Company Return on Investment	50% Sam’s Club Sales
John Furner	50% Total Company Return on Investment	50% Walmart U.S. Sales

All Other Stock Awards: Number of Shares of Stock or Units (column (i))
The amounts in this column represent Shares of restricted stock and restricted stock units granted during fiscal 2020. Restricted stock and restricted stock units vest based on the continued service of the NEO as an associate through the vesting date.

All Other Option Awards: Number of Securities Underlying Options and Exercise or Base Price of Option Awards (columns (j) and (k))
These columns are omitted because options are not currently part of our executive compensation program and Walmart did not grant options to NEOs during fiscal 2020.

Grant Date Fair Value of Stock and Option Awards (column (l))
Fair values of equity awards are computed in accordance with the stock-based compensation accounting rules, and exclude the effect of any estimated forfeitures. The grant date fair values of restricted stock is calculated based on the closing stock price of a Share on the NYSE as of the grant date, and performance-based restricted stock units are based on the probable outcome of those awards on the date of grant. The fair values of performance-based restricted stock units and restricted stock units are discounted for the expected dividend yield during the vesting period. The grant date fair value of the equity awards awarded on January 13, 2020 was determined based on a per-share amount of $115.88, which was the closing price of a Share on the NYSE on that date. Performance-based restricted stock units granted on January 13, 2020 with a vesting period ending January 31, 2023 were valued using a discounted per-share value of $109.60. Grants of performance-based restricted stock units on April 9, 2019 with a vesting date of January 31, 2022 were reported using a discounted per-share value of $92.49. Grants of performance-based restricted stock units on July 9, 2019 with a vesting period ending January 31, 2020 were reported using a discounted per-share value of $110.80. Grants of performance-based restricted stock units on July 9, 2019 with a vesting period ending January 31, 2021 were reported using a discounted per-share value of $112.40. Grants of performance-based restricted stock on July 9, 2019 with a vesting period ending January 31, 2022 were reported using a discounted per-share value of $106.63. Grants of performance-based restricted stock units on January 13, 2020 with a vesting period ending January 31, 2021 were reported using a discounted per-share value of $113.79.

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Outstanding Equity Awards at Fiscal 2020 Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
C. Douglas McMillon	420,359	48,126,902	162,420	18,595,466
M. Brett Biggs	134,148	15,358,605	59,027	6,758,001
Suresh Kumar	102,250	11,706,603	217,062	24,851,428
Judith McKenna	181,464	20,775,813	66,017	7,558,286
Kathryn McLay	44,678	5,115,184	120,907	13,842,642
John Furner	183,221	20,976,972	69,969	8,010,751

Explanation of information in the columns of the table:

Option Awards (columns (b) through (f))
We have omitted these columns because none of our NEOs held any options to purchase Shares or other Walmart securities as of the end of fiscal 2020.

Number of Shares or Units of Stock that Have Not Vested (column (g))
The amounts in this column represent Shares of restricted stock with service-based vesting requirements, including performance-based restricted stock units for which the performance conditions have been satisfied, scheduled to vest in amounts and on the dates shown in the following table:

Vesting Date	C. Douglas McMillon	M. Brett Biggs	Suresh Kumar	Judith McKenna	Kathryn McLay	John Furner
March 17, 2020	—	—	—	6,844	2,737	—
November 10, 2020	—	—	—	—	1,682	—
January 19, 2021	35,075	9,694	—	4,315	—	13,692
January 31, 2021	171,806	46,047	—	80,617	11,127	69,831
March 16, 2021	—	—	—	—	2,318	—
November 9, 2021	—	—	—	—	1,683	—
January 18, 2022	39,589	14,836	17,718	19,769	—	15,454
January 31, 2022	140,730	51,144	67,273	56,975	9,654	70,437
March 15, 2022	—	—	—	—	2,533	—
January 17, 2023	33,159	12,427	17,259	12,944	12,944	13,807

Market Value of Shares or Units of Stock That Have Not Vested (column (h))
This column shows the market value of the Shares of restricted stock and restricted stock units in column (g), based on the closing price of a Share on the NYSE on the last trading day of fiscal 2020 ($114.49 on January 31, 2020).

Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (column (i))
The amounts in this column represent performance-based restricted stock units held by our NEOs, the vesting of which is subject to our company meeting certain performance goals as described in the CD&A and in the notes to the Summary Compensation and Fiscal 2020 Grants of Plan-Based Awards tables. The amounts in this column assume that performance-based restricted stock units will vest at maximum levels. All awards in this column are subject to performance conditions for fiscal 2021, and are subject to further service-based vesting requirements through January 31, 2023 except for the following: (i) 130,335 performance-based restricted stock units held by Mr. Kumar vesting January 31, 2021 and 17,718 performance-based restricted stock units held by Mr. Kumar vesting January 31, 2022; (ii) 54,890 performance-based restricted stock units held by Ms. McLay vesting January 31, 2021; and (iii) 69 performance-based restricted stock units held by Mr. Furner vesting January 31, 2021.

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Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (column (j))

This column shows the market value of the performance share units in column (i), assuming payouts at maximum levels and based on the closing price of a Share on the NYSE on the last trading day of fiscal 2020 ($114.49 on January 31, 2020).

Fiscal 2020 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
C. Douglas McMillon	288,195	33,504,377
M. Brett Biggs	60,402	7,023,435
Suresh Kumar	155,968	17,923,535
Judith McKenna	79,048	8,923,271
Kathryn McLay	12,300	1,405,644
John Furner	122,613	14,180,913

Explanation of information in the columns of the table:

Option Awards (columns (b) and (c))
We have omitted these columns because none of our NEOs exercised any options to purchase Walmart securities during fiscal 2020.

Number of Shares Acquired on Vesting (column (d))
The receipt of certain of the Shares shown in this column was deferred until a future date, as shown on the table below:

Name	Shares Deferred (#)
C. Douglas McMillon	55,746
M. Brett Biggs	47,090
Judith McKenna	18,510
John Furner	4,351

Value Realized on Vesting (column (e))
The values in this column equal the number of Shares vested multiplied by the fair market value of a Share, as defined in the Stock Incentive Plan, on the various vesting dates.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Judith McKenna	ASDA Group Pension Scheme	14.7	3,055,063	0
	ASDA Unfunded Unapproved Retirement Benefit Scheme	11.1	1,648,967	0

(1)	These amounts were valued in Great British Pounds (“GBP”) and have been reported here using an average currency exchange rate during fiscal 2020 of 1 GBP = 1.2783 USD.

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In connection with her former employment with ASDA Group Limited, the company’s wholly-owned subsidiary that operates in the United Kingdom (“ASDA”), Ms. McKenna is a participant in the ASDA Group Pension Scheme, the pension plan for colleagues of ASDA. The plan provides for an annual pension, payable for life, based on the participant’s years of participation in the plan and salary at the date of retirement from ASDA. Pension benefits are generally payable beginning at age 60, but a participant may receive payments beginning at age 55, subject to a reduction in the pension amount. Both before and after payment commences, the pension amount increases in line with inflation, subject to an annual limitation. On death, either before or after payment commences, the plan provides for payment of spouse’s and dependents’ pensions. Ms. McKenna’s balance in this plan was partially funded by her own contributions to the plan and partially funded by ASDA. The ASDA Group Pension Scheme was frozen to new accruals in February 2011.

Also in connection with her former employment with ASDA, Ms. McKenna participates in the ASDA Unfunded Unapproved Retirement Benefits Scheme, a non-tax qualified pension plan which commenced in January 2000 and was open to ASDA colleagues with salary in excess of the salary cap that applied in the ASDA Group Pension Scheme. The ASDA Unfunded Unapproved Retirement Benefits Scheme provides benefits using the same accrual formula as the ASDA Group Pension Scheme, but benefits are limited according to a salary cap based on seniority. Ms. McKenna did not contribute to this plan, and her plan balance will be funded by ASDA. The ASDA Unfunded Unapproved Retirement Benefits Scheme was frozen to new accruals in February 2011.

The table above reflects the present value of benefits accrued by Ms. McKenna from the ASDA Group Pension Scheme and the ASDA Unfunded Unapproved Retirement Benefits Scheme. The amounts were computed in accordance with U.S. GAAP assuming a retirement age of 60 (the earliest age at which Ms. McKenna could retire without any benefit reduction due to age). For the ASDA Unfunded Unapproved Retirement Benefits Scheme a discount rate of 2.1% per year and an inflation rate 2.9% per year have been assumed. The value of Ms. McKenna’s benefits in the ASDA Group Pension Scheme has increased to reflect the estimated cost of providing her benefits via a bulk annuity contract purchased by ASDA for the benefit of the ASDA Group Pension Scheme participants.

Fiscal 2020 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
C. Douglas McMillon	7,422,764	301,805	3,537,760	0	123,047,342
M. Brett Biggs	6,952,607	145,996	837,634	4,402,387	30,469,190
Suresh Kumar	0	0	0	0	0
Judith McKenna	3,750,485	159,953	420,106	0	12,041,973
Kathryn McLay	12,420	12,420	4,630	0	112,748
John Furner	1,918,799	147,046	264,302	0	7,651,875

Explanation of information in the columns of the table:

Executive Contributions in Last FY (column (b))
These amounts represent salary, cash incentive payments, and/or the value of equity awards that vested during fiscal 2020 but the receipt of which was deferred. This includes amounts earned during fiscal 2020 but credited to NEOs’ deferred compensation accounts after the end of fiscal 2020. Salary and cash incentive payments deferred are included in the Summary Compensation table under “Salary” and “Non-Equity Incentive Plan Compensation,” respectively, for fiscal 2020. Deferrals of equity awards were deferred upon vesting pursuant to an election made in a prior year by the NEO or pursuant

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to the terms of the awards, and deferred equity is valued using the closing Share price on the NYSE on the deferral date. The following table shows the deferred portion of each NEO’s salary, cash incentive payments, and equity awards that vested in fiscal 2020, and the form of deferral:

Name	Contributions	Form of Deferral	Amount ($)
C. Douglas McMillon	Salary	Cash	135,000
	Cash Incentive	Cash	879,204
	Equity	Share Units	6,408,560
M. Brett Biggs	Salary	Cash	675,000
	Cash Incentive	Cash	787,855
	Equity	Share Units	5,489,752
Judith McKenna	Cash Incentive	Cash	1,805,287
	Equity	Share Units	1,945,198
Kathryn McLay	Salary	Cash	12,420
John Furner	Salary	Cash	40,500
	Cash Incentive	Cash	1,444,678
	Equity	Share Units	433,621

Company Contributions in Last FY (column (c))
The amounts in this column represent participation incentive contributions under the ODCP and matching contributions to the DCMP, as shown in the table below. See “Walmart’s Deferred Compensation Plans” on page 76 for more information on company contributions under these plans.

Name	ODCP Participation Incentive ($)	DCMP Matching Contributions ($)
C. Douglas McMillon	28,341	273,464
M. Brett Biggs	11,478	134,518
Judith McKenna	0	159,953
Kathryn McLay	0	12,420
John Furner	0	147,046

Aggregate Earnings in Last FY (column (d))
The amounts in this column represent all interest on ODCP and DCMP account balances, SERP earnings, and dividend equivalents and interest earned on dividend equivalents in equity deferral accounts under the Stock Incentive Plan during fiscal 2020, as shown in the table below. The “above-market” portion of this interest and earnings is included in the fiscal 2020 amounts in the Summary Compensation table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name	ODCP Interest ($)	DCMP Interest ($)	SERP Interest ($)	Dividend Equivalents and Interest ($)
C. Douglas McMillon	1,161,301	655,470	62,718	1,658,271
M. Brett Biggs	187,132	319,844	11,159	319,499
Judith McKenna	0	392,548	0	27,558
Kathryn McLay	0	4,630	0	0
John Furner	36,586	206,690	3,022	18,004

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Executive Compensation Tables

Aggregate Withdrawals/Distributions (column (e))
The amount in this column for Mr. Biggs includes 25,942 Shares previously deferred upon the vesting of equity awards granted in prior periods that were distributed during fiscal 2020, as well as $174,837 in cash compensation earned in prior fiscal years and voluntarily deferred until specific distribution dates in fiscal 2020.

Aggregate Balance at Last FYE (column (f))
The aggregate balance for each NEO includes certain amounts included in the Summary Compensation table in prior fiscal years, as shown in the following table. The deferred equity amounts included in the table below are valued using the closing Share price on the NYSE on the last trading day of fiscal 2020, with the exception of deferred performance share units with a performance period ending January 31, 2020 which are valued using the fair market value of a Share, as defined in the Stock Incentive Plan, on January 31, 2020 ($114.49/share).

Name	Amount Previously Reported on Summary Compensation Table ($)	Fiscal Years When Reported
C. Douglas McMillon	73,859,139	2009-2019
M. Brett Biggs	21,049,308	2016-2019
Judith McKenna	2,363,006	2018-2019
John Furner	2,405,785	2018-2019

Walmart’s Deferred Compensation Plans

Under the Deferred Compensation Matching Plan, which took effect on February 1, 2012, officers may elect to defer base salary and cash incentive amounts until separation of employment or until a specified payment date. Interest accrues on amounts deferred at an interest rate set annually based on the ten-year Treasury note yield on the first business day of January plus 2.70%. For fiscal 2020, the interest rate was 5.36%. In addition, our company allocates to each participant’s Deferred Compensation Matching Plan account a matching contribution of up to 6% of the amount by which the participant’s base salary and cash incentive payment exceed the then-applicable limitation in Section 401(a)(17) of the Internal Revenue Code. A participant is required to be employed on the last day of the fiscal year to receive a matching contribution for that year. A participant will become vested in the matching contribution credited to his or her account once the participant has participated in the Deferred Compensation Matching Plan for three plan years after his or her initial deferral.

The Deferred Compensation Matching Plan replaced the Officer Deferred Compensation Plan. Participants may no longer elect to defer amounts into the Officer Deferred Compensation Plan. However, participants’ Officer Deferred Compensation Plan account balances will continue to earn interest at the same rate as Deferred Compensation Matching Plan balances until distribution. Additionally, participants who made contributions to the Officer Deferred Compensation Plan in prior years continue to earn incentive contributions to their Officer Deferred Compensation Plan accounts, as follows:

●	In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an increment equal to 20% of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20% of base salary) plus accrued interest on such amounts (the “20% Increment”) in each of the first six years of the participant’s deferrals.
●	In the eleventh and subsequent years of continuous employment, the 20% Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.
●

In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an amount equal to 10% of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20% of base salary) plus accrued interest on such amount (the “10% Increment”) in each of the first six years of the participant’s deferrals.

●	In the sixteenth and subsequent years of continuous employment, the 10% Increment is credited based on the amount deferred 10 years earlier, plus earnings thereon.

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Only contributions to the Officer Deferred Compensation Plan are taken into account for purposes of calculating the 20% Increment and 10% Increment; contributions to the Deferred Compensation Matching Plan are not considered.

The SERP was designed to supplement the historic profit sharing component of the Walmart 401(k) Plan by providing mirror contributions to participants’ accounts in excess of applicable compensation limits set by the Internal Revenue Service. Because the Walmart 401(k) Plan was amended in 2011 to eliminate the profit sharing component, the SERP was frozen to new contributions as of January 31, 2013. However, SERP balances continue to earn interest.

Finally, officers may also elect to defer the receipt of equity awards granted under the Stock Incentive Plan until a specified payout date or until after separation from employment with Walmart. Any deferrals of vested Shares or Share units are credited with dividend equivalents until the payout date, and these dividend equivalents earn interest at the same rate as amounts deferred under the Deferred Compensation Matching Plan.

Potential Payments Upon Termination or Change in Control

Most of our company’s plans and programs, including our deferred compensation plans and the terms of our equity awards, contain provisions specifying the consequences of a termination of employment. These provisions are described below. Our company does not have any employment agreements with its NEOs. Furthermore, our plans and programs do not have any provisions under which our NEOs would be entitled to payments, accelerated equity vestings, or any other benefits upon a change in control of our company.

Non-competition agreements. Our company has entered into a non-competition agreement with each of our NEOs. Each of these agreements provides that the NEO is prohibited from participating in a business that competes with our company and from soliciting our company’s associates for employment for a specified period of time after his or her employment with Walmart terminates. For purposes of these agreements, a “competing business” includes any retail, wholesale, or merchandising business that sells products of the type sold by our company, is located in a country in which our company has retail operations or in which the NEO knows our company expects to have retail operations in the near future, and has annual retail sales revenue above certain thresholds. Each agreement also provides that, if Walmart terminates an NEO’s employment for any reason other than his or her violation of Walmart policy, our company will generally pay the NEO an amount equal to two times the NEO’s base salary over a two-year period.

In the event of a breach of the restrictive covenants contained in the agreement, the NEO would no longer have a right to receive additional payments, and the company would have a right to recoup any payments previously made. Using each NEO’s base salary as of January 31, 2020, the maximum total payments by our company to each NEO under such termination circumstances would be as follows:

C. Douglas McMillon	$2,544,000
M. Brett Biggs	$1,830,715
Suresh Kumar	$2,000,000
Judith McKenna	$2,132,428
Kathryn McLay	$1,560,000
John Furner	$1,850,000

Equity awards. Certain equity awards granted under our Stock Incentive Plan held by our NEOs provide for accelerated vesting in the event employment is terminated under certain circumstances:

●	Restricted stock. Under the terms of the outstanding equity awards held by our NEOs, any restricted stock awards that would have vested within twelve months of his or her termination of employment due to death or disability would immediately vest. Upon termination of employment for any other reason, unvested restricted stock does not vest and is forfeited.
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Executive Compensation Tables

The following table shows the value of all unvested restricted stock that would have vested upon the death or disability of certain of our NEOs on January 31, 2020 (based on the closing price of a Share on the NYSE on the last trading day of the fiscal year ($114.49)):

	Upon Death ($)	Upon Disability ($)
C. Douglas McMillon	4,015,737	4,015,737
M. Brett Biggs	1,109,866	1,109,866
Judith McKenna	1,277,594	1,277,594
Kathryn McLay	505,931	505,931
John Furner	1,567,597	1,567,597

●	Performance-based Restricted Stock Units. Under the terms of the outstanding equity awards held by our NEOs, any performance-based restricted stock units that would have vested within twelve months of his or her termination of employment due to death or disability would immediately vest. Upon termination of employment for any other reason, unvested performance-based restricted stock units do not vest and are forfeited.

The following table shows the value of all unvested performance-based restricted stock units that would have vested upon the death or disability of certain of our NEOs on January 31, 2020 (based on the closing price of a Share on the NYSE on the last trading day of the fiscal year ($114.49)):

	Upon Death ($)	Upon Disability ($)
C. Douglas McMillon	19,670,069	19,670,069
M. Brett Biggs	5,271,921	5,271,921
Suresh Kumar	10,624,214	10,624,214
Judith McKenna	7,524,283	7,524,283
Kathryn McLay	5,463,463	5,463,463
John Furner	8,000,218	8,000,218

The CMDC has discretion to accelerate the vesting of any equity awards and to make other payments or grant other benefits upon a retirement or other severance from our company.

Deferred Compensation Matching Contribution. Walmart makes a limited matching contribution on participant contributions to the Deferred Compensation Matching Plan, as described above under “Walmart’s Deferred Compensation Plans.” This company-matching contribution becomes vested once an officer has participated in the Deferred Compensation Matching Plan for three years. Any unvested company-matching contribution would immediately vest in the event that a participant dies or becomes disabled before the completion of the vesting period.

The Officer Deferred Compensation Plan provides for a prorated 10% increment or 20% increment to be paid upon separation from service in certain circumstances if age and service-based requirements are met. As of January 31, 2020, Mr. Furner had a prorated company-matching contribution in the amount of $27,102 that would immediately vest if his death or disability were to occur prior to his separation from service.

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CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median associate, which is a reasonable estimate calculated in a manner consistent with SEC rules and is based on our payroll and employment records and the methodology described below. In calculating this estimated ratio, SEC rules allow companies to adopt a variety of methodologies, apply different exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. As discussed on pages 48-49 above, our company is unique because we are significantly larger than most of our peer group companies in terms of revenue, market capitalization, and the size and scope of our worldwide employee population. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models, and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.

Considered Population. As of December 31, 2019, we employed approximately 2,234,894 associates worldwide, other than our CEO. As permitted by SEC rules, in order to determine our median associate, we excluded approximately 3.5% of our total associate population or approximately 78,976 associates outside of the U.S. from the following countries: Argentina (9,558); Bangladesh (86); Botswana (888); Costa Rica (15,134); El Salvador (4,904); France (1); Ghana (215); Guatemala (10,507); Honduras (3,641); Hong Kong (23); India (27,558); Indonesia (9); Ireland (106); Israel (40); Kenya (190); Lesotho (178); Luxembourg (2); Malawi (133); Morocco (2); Mozambique (481); Namibia (306); The Netherlands (1); Nicaragua (3,751); Nigeria (341); Pakistan (16); Peru (8); Singapore (1); Spain (18); Swaziland (66); Tanzania (61); Thailand (5); Turkey (69); Uganda (90); Vietnam (24); and Zambia (563). Therefore, an aggregate associate population of approximately 2,155,918 was considered (the “considered population”) in determining our median associate.

Identifying our Median Associate. In determining our median associate, we used calendar year 2019 gross earnings – meaning total amounts paid before deductions or adjustments, including wages, overtime, bonuses, and the value of any equity awards that vested and were paid to an associate during calendar year 2019. Adjustments were made to annualize the gross earnings of all newly hired permanent associates in the considered population who did not work for the entire calendar year 2019. From the considered population, we then used statistical sampling to identify a group of associates who were paid within a range of 0.5% above or below what we estimated to be our median gross earnings amount (the “median population”). We then reviewed recent historical taxable wage data of the median population, and for those associates within the median population with stable wages, we calculated each of their fiscal 2020 total compensation in the same way as we calculated our CEO’s fiscal 2020 total compensation as set forth in the Summary Compensation table on page 68 and identified the median compensated associate from this group.

Based upon the estimates, assumptions, and methodology described above, the fiscal 2020 annual total compensation of our CEO was $22,105,350, the fiscal 2020 annual total compensation of our median associate was $22,484, and the ratio of these amounts was 983:1.

2020 Proxy Statement 79

PROPOSAL NO. 3
Ratification of Independent Accountants

What am I voting on?

Although shareholder ratification is not required, we are asking shareholders to ratify the appointment of EY as the company’s independent accountants for fiscal 2021 at the 2020 Annual Shareholders’ Meeting because the Board believes it is a good corporate governance practice. The Audit Committee will take shareholders’ opinions regarding EY’s appointment into consideration in future deliberations. If EY’s selection is not ratified at the 2020 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. Even if EY’s selection is ratified, the Audit Committee may terminate EY’s engagement as the company’s independent accountants without the approval of the company’s shareholders whenever the Audit Committee deems termination appropriate.

Engagement of Independent Accountants

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent accountants. The Audit Committee has appointed EY as the company’s independent accountants to audit the consolidated financial statements of the company for fiscal 2021. EY (including its predecessors) has served as Walmart’s independent accountants since 1969, prior to the company’s initial offering of securities to the public. EY served as the company’s independent accountants for fiscal 2020 and reported on the company’s consolidated financial statements for that fiscal year.

The Audit Committee annually reviews EY’s independence and performance in determining whether to retain EY or engage another independent registered public accounting firm as our company’s independent accountants. As part of that annual review, the Audit Committee considers, among other things, the following:

●	The quality and efficiency of the current and historical services provided to our company by EY, including the results of an annual internal survey of key global financial management;
●	EY’s capability and expertise in handling the breadth and complexity of our company’s global operations;
●	The quality and candor of EY’s communications with the Audit Committee;
●	External data on EY’s audit quality and performance, including recent PCAOB reports on EY;
●	EY’s independence from our company;
●	The appropriateness of EY’s fees; and
●	EY’s tenure as our company’s independent accountants, including the benefits of having a long-tenured auditor.

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Proposal No. 3 Ratification of Independent Accountants

Benefits of Long Tenure	Independence Controls
Higher audit quality – Through more than 50 years of experience with our company, EY has gained institutional knowledge of and deep expertise regarding Walmart’s global operations and businesses, accounting policies and practices, and internal control over financial reporting.	Audit Committee oversight – The Audit Committee’s oversight includes regular private sessions with EY, discussions with EY regarding the scope of its audit, an annual evaluation when determining whether to engage EY, and direct involvement by the Audit Committee and its Chair in the periodic transition to a new lead engagement partner in connection with the mandatory five-year rotation of that position.
Efficient fee structure – EY’s aggregate fees are competitive with peer companies because of EY’s familiarity with our company.	Limits on non-audit services – The Audit Committee pre-approves audit and permissible non-audit services to be performed by EY in accordance with its pre-approval policy.
Avoids costs associated with a new independent accountant – Onboarding a new independent accountant is costly and requires a significant time commitment that could distract from management’s focus on financial reporting and controls.	Internal EY independence processes – EY conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on our company’s account, and rotates engagement partners consistent with independence requirements. A new global coordinating partner was appointed in fiscal 2020.
Regulatory framework – Because EY is an independent registered public accounting firm, it is subject to PCAOB inspections and PCAOB and SEC oversight.

Based on this evaluation, the Audit Committee believes that EY is independent and well-qualified to serve as our company’s independent accountants. Further, the Audit Committee and the Board believe it is in the best interests of Walmart and our company’s shareholders to retain EY as our company’s independent accountants for fiscal 2021.

Representatives of EY will be present during the 2020 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit Committee Pre-Approval Policy

To maintain the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating on, and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed for our company by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for Walmart, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee; or (ii) Walmart engaged the independent accountants to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by our company’s independent accountants by applicable securities laws. The Pre-Approval Policy also provides that Walmart’s corporate controller will periodically update the Audit Committee as to services provided by the independent accountants.

Under the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountants and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project would cause the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated) to increase the aggregate amount of fees for the service category.

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Proposal No. 3 Ratification of Independent Accountants

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage Walmart’s independent accountants for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountants’ independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting. The Audit Committee pre-approved all of the audit fees, audit-related fees, tax fees, and all other fees paid to the company’s independent accountants in fiscal 2020.

Independent Accountant Fees

EY’s fees for fiscal 2020 and fiscal 2019 were as follows:

	Fiscal 2020 ($)	Fiscal 2019 ($)
Audit Fees	25,922,000	26,493,000
Audit-Related Fees	1,102,000	855,000
Tax Fees	701,000	753,000
All Other Fees	26,000	0
TOTAL FEES	27,751,000	28,101,000

A description of the types of services provided in each category is as follows:

Audit Fees – Includes the audit of the company’s annual financial statements, the audit of the effectiveness of internal control over financial reporting, the review of the company’s annual report on Form 10-K, the review of the company’s quarterly reports on Form 10-Q, statutory audits required internationally, and consents for and review of registration statements filed with the SEC or other documents issued in connection with securities offerings.

Audit-Related Fees – Includes audits of the company’s employee benefit plans, due diligence in connection with acquisitions and accounting consultations related to GAAP, the application of GAAP to proposed transactions, statutory financial statement audits of non-consolidated affiliates, and work related to the company’s compliance with its obligations under SOX.

Tax Fees – Includes tax compliance at domestic and international locations, assistance with tax audits and appeals, and tax planning for acquisitions and restructurings.

All Other Fees – Includes fees for permissible advisory services that are not contained in the above categories and consists of subscription fees to access accounting and financial reporting content.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

FOR
The Board recommends that shareholders vote FOR the ratification of the appointment of EY as the company’s independent accountants for fiscal 2021.

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Proposal No. 3 Ratification of Independent Accountants

Audit Committee Report

Audit Committee Independence and Financial Expert Determination

The Audit Committee currently consists of four Independent Directors, each of whom has been determined by the Board to meet the heightened independence and financial literacy criteria for Audit Committee members under the SEC and NYSE Listed Company Rules. The current members of the Audit Committee are Timothy P. Flynn, the Chair of the Audit Committee; Cesar Conde; Sarah J. Friar; and Thomas W. Horton. The Board has designated each of Mr. Flynn, Ms. Friar, and Mr. Horton as an “audit committee financial expert” as defined under the SEC rules. Additional information regarding the members of the Audit Committee and the Audit Committee’s roles and responsibilities is described under “Director Nominees for 2020” beginning on page 14 and under “Board Committees” on page 24.

Fiscal 2020 Audit Committee Meetings

The Audit Committee held eight meetings in fiscal 2020. During the fiscal year, the Audit Committee had separate private sessions with our company’s CEO, CFO, Chief Legal Officer, Chief Audit Executive, Global Chief Ethics and Compliance Officer, Chief Accounting Officer, EY, and others. In these sessions, candid discussions took place regarding our company’s financial, accounting, auditing, internal control over financial reporting, Exchange Act reporting, enterprise risk management, information systems, information security, cybersecurity, legal, ethics, and compliance matters. Throughout the year, the Audit Committee had full access to management, EY, and internal auditors.

At its meetings and calls during the fiscal year, the Audit Committee, among other things, reviewed and discussed the financial statements to be included in the company’s Form 10-Q and Form 10-K filings, met with the company’s management and legal counsel regarding the Audit Committee’s independent FCPA-related investigation and other investigations, and received updates from management regarding areas of risk the Audit Committee oversees, including with respect to cybersecurity, enterprise risk management, data privacy and security, investigations related to opioids, and investigations related to financial services. Additional information about the Audit Committee’s role in risk oversight may be found under “The Board’s Role in Risk Oversight” on page 29.

The Audit Committee’s meeting agendas are established by the Chair of the Audit Committee in consultation with the Chairman of the Board, the Lead Independent Director, the Chief Audit Executive, the company’s Corporate Secretary, and other members of senior management.

Responsibilities and Fiscal 2020 Committee Actions

The Audit Committee operates under a written charter, which may be found in the “Corporate Governance” section of Walmart’s website located at http://stock.walmart.com/investors/corporate-governance/governance-documents. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis and, when appropriate, recommends charter changes to the Board.

To fulfill its oversight responsibilities as detailed in its charter, during or after fiscal 2020, in addition to certain other matters described elsewhere in this section, the Audit Committee did, among other things, the following:

●	reviewed and discussed with Walmart’s management and EY Walmart’s audited consolidated financial statements for fiscal 2020;
●	reviewed management’s representations that those consolidated financial statements were prepared in accordance with GAAP and fairly present the consolidated results of operations and consolidated financial position of our company for the fiscal years and as of the dates covered by those consolidated financial statements;
●	discussed with EY the matters required to be discussed by applicable requirements of the PCAOB and the SEC, including matters related to the planning and results of the audit of Walmart’s consolidated financial statements;
●	received the written disclosures and the letter from EY required by applicable requirements of the PCAOB relating to EY’s communications with the Audit Committee concerning EY’s independence from Walmart, and discussed with EY its independence from Walmart;

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Proposal No. 3 Ratification of Independent Accountants

●	based on the review and discussions with management and EY discussed above, recommended to the Board that Walmart’s audited annual consolidated financial statements for fiscal 2020 be included in Walmart’s annual report on Form 10-K for fiscal 2020 filed with the SEC;
●	reviewed and discussed with management and EY Walmart’s earnings releases and the financial statements in the quarterly reports on Form 10-Q, prior to filing with the SEC;
●	monitored, reviewed, and approved, in accordance with the Pre-Approval Policy adopted by the Audit Committee, all audit, audit-related, and non-audit services performed for Walmart by EY, and considered whether EY’s provision of non-audit services was compatible with EY’s independence from Walmart. For more information about the Audit Committee’s Pre-Approval Policy, please see “Audit Committee Pre-Approval Policy” on page 81;
●	evaluated the performance of EY and supported EY’s transition to a new lead engagement partner for the company’s fiscal 2020 audit, in conjunction with the mandated rotation for such positions. For more information about the Audit Committee’s evaluation, appointment, and compensation of EY, please see “Proposal No. 3, Ratification of Independent Accountants” on page 80;
●	monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed reports from management and the internal auditors of our company regarding the design, operation, and effectiveness of internal control over financial reporting, and reviewed an attestation report from EY regarding the effectiveness of internal control over financial reporting as of January 31, 2020;
●	reviewed and discussed with management and EY changes in accounting principles that may affect the company, the company’s significant accounting policies and the appropriateness of the disclosures of non-GAAP measures that the company publicly made during or with respect to fiscal 2020, including in the company’s earnings releases;
●	reviewed the fiscal 2020 internal audit plan, budget, and activities;
●	reviewed the company’s related person transactions and approved these transactions in accordance with the Transaction Review Policy, which is discussed under “Related Person Transaction Review Policy,” on page 34;
●	reviewed the company’s enterprise risk management process with members of senior management and regularly received status reports on significant risks identified by management in various areas of the company, including legal, compliance, ethics, information systems, information security, and cybersecurity;
●	oversaw the resolution of its independent FCPA-related investigation and the review by management and its outside advisors of the company’s policies, procedures, and internal controls relating to the company’s global anti-corruption program. The Audit Committee oversaw and continues to oversee management’s reporting and monitorship obligations associated with the company’s FCPA-related settlement with the U.S. Department of Justice and the SEC; and
●	received regular reports from management regarding our company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and Walmart’s Global Statement of Ethics.

The Audit Committee submits this report:

Timothy P. Flynn, Chair
Cesar Conde
Sarah J. Friar
Thomas W. Horton

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PROPOSAL NO. 4

Approval of an Amendment to the ASDA Sharesave Plan 2000

What am I voting on?

It has been 10 years since we last asked shareholder to approve additional Shares be available for issuance under the ASDA Sharesave Plan 2000.

In order to permit ASDA to continue to grant options under this plan, we are asking our shareholders to approve an amendment that would allow for an additional 10 million Shares to be available under the plan.

Introduction

ASDA Group Limited, a wholly-owned subsidiary of Walmart (“ASDA”), operates retail stores in the United Kingdom. At our 2004 Annual Shareholders’ Meeting, our shareholders approved the ASDA Sharesave Plan 2000, and at our 2010 Annual Shareholders’ Meeting, our shareholders approved certain amendments to the ASDA Sharesave Plan 2000 (the ASDA Sharesave Plan 2000, as so amended, being referred to as the “ASDA Plan”). The ASDA Plan is established as a United Kingdom all-employee share ownership plan and is operated by ASDA but uses Walmart’s Shares. It is a type of employee incentive plan used by many large United Kingdom public companies, including many retailers. The features of the ASDA Plan (which are described below) have been tailored to comply with the relevant United Kingdom legislation, thereby providing a tax-efficient opportunity for eligible associates and directors of ASDA and its participating subsidiaries (collectively referred to as “ASDA Associates”) to purchase Walmart Shares and align the interests of such eligible ASDA Associates with those of our shareholders.

It has been ten years since our shareholders last were asked to approve an increase to the number of Shares available for issuance under the ASDA Plan. In order to permit ASDA to continue to grant options under this plan, we are asking shareholders to approve an amendment to the ASDA Plan that would allow for an additional 10 million Shares to be available for issuance pursuant to options granted on or after June 3, 2020 (the “Amendment”). The Board believes this increase is necessary to continue to allow Walmart to properly compensate and incentivize our eligible ASDA Associates.

On February 6, 2020, the Board approved the Amendment to increase the number of Shares available for issuance under the ASDA Plan and recommended that the ASDA Plan, as amended by the Amendment, be presented to and approved by our shareholders at the 2020 Annual Shareholders’ Meeting. Shareholder approval of the ASDA Plan, as amended by the Amendment, is required by the NYSE Listed Company Manual, which generally requires shareholder approval of all material revisions to, or an increase in the number of Shares available under, certain equity compensation plans. If the Amendment is approved by our shareholders, ASDA may apply the new limit (plus any Shares available for issuance under the old limits) to any options granted on or after June 3, 2020, subject to approval of the Amendment to the rules of the ASDA Plan by or on behalf of the ASDA board of directors. Other than the request to approve increasing the number of Shares available for issuance under the ASDA Plan, no other material revisions are being made or submitted for shareholder approval at this time.

As of March 31, 2020, options to purchase 5,865,222 Shares were outstanding under the ASDA Plan, which options had a weighted average exercise price of $76.51 per Share. As of March 31, 2020, the aggregate market value of the Shares underlying those options, based on the closing price for a Share on the NYSE on March 31, 2020 of $113.62 per Share, was $666,406,524.

2020 Proxy Statement 85

Proposal No. 4 The ASDA Sharesave Plan 2000, as Amended

Summary of the Material Provisions of the ASDA Plan

In this section, we summarize the material provisions of the ASDA Plan, as amended by the Amendment. Annex B to this proxy statement contains the text of the rules of the ASDA Plan, as so amended by the Amendment, and we urge you to read that text in its entirety when deciding how to vote on this Proposal No. 4.

Under the ASDA Plan, ASDA’s board of directors may offer to eligible ASDA Associates options to purchase Shares, at an exercise price not less than the higher of: (i) the par value of a Share; and (ii) 80 percent of the average closing sales price for a Share on the NYSE for the three trading days preceding the business day before the offer date. Offers of options will normally be made at a point within a 23-day period beginning five days after a date on which Walmart announces its quarterly results of operations. No more than two offers may be made in each calendar year. Options granted under the ASDA Plan are not transferable, except in the event of the option holder’s death.

The persons eligible to participate in the ASDA Plan are United Kingdom tax resident employees and full-time directors of ASDA and its participating subsidiaries who have been continuously employed for at least six months or such longer period as ASDA’s board of directors may specify (not exceeding five years). Other employees and full-time directors of ASDA and its participating subsidiaries may also be eligible, at the discretion of ASDA’s board of directors. Eligible ASDA Associates are generally employed in the United Kingdom. On March 31, 2020, there were approximately 141,265 ASDA Associates eligible to participate in the ASDA Plan.

Under the ASDA Plan, as amended by the Amendment, the aggregate maximum number of Shares that may be acquired pursuant to options granted under the ASDA Plan on or after June 3, 2020 will be 10,000,000 Shares plus any available Shares remaining under the ASDA Plan as in place on June 4, 2010 (which was approximately 2,786,354 Shares as of March 31, 2020). If an option lapses without having been exercised, the Shares subject to that lapsed option are not recycled and so those Shares still count toward this limit. The ASDA board of directors may also impose a limit on the maximum number of Shares available for a particular offer. If the ASDA board of directors receives valid applications in excess of either the overall or any per offer limit, applications will be scaled down in accordance with the ASDA Plan rules.

Although an eligible ASDA Associate is not required to make any payment to ASDA at grant with respect to an option granted under the ASDA Plan, any eligible ASDA Associate who is offered an option under the ASDA Plan and who applies for that option must enter into a “save as you earn” contract (referred to as a “savings contract”) under a “certified SAYE savings arrangement” (as defined in the relevant legislation) with an authorized financial institution. Under a savings contract, the ASDA Associate agrees to make monthly savings of a fixed amount, which are normally made by payroll deduction. Minimum and maximum monthly amounts apply and are specified by the applicable legislation and/or the HM Revenue & Customs approved prospectus governing certified SAYE savings arrangements. Currently, these provide that savings must not be less than £5 or more than £500 per month. The ASDA board of directors may decide different minimum and maximum limits will apply to an offer, subject to the legislation and prospectus. Savings contracts may be for a three-year or five-year savings period, although currently only three-year savings contracts are offered.

Under the terms of the savings contract, an option holder may be entitled to receive a tax-free “bonus” on maturity. If the option holder withdraws the savings early, the option holder may receive tax-free interest depending on the length of time since the contract began. Both the bonus and interest rates are set by the United Kingdom Treasury and are currently zero.

The number of Shares subject to an option under the ASDA Plan is the largest number which, at the specified exercise price per share for that invitation, may be acquired out of the expected proceeds of the related savings contract (including any bonus due under the savings contract). Options under the ASDA Plan must be granted within 30 days of the first date with reference to which the exercise price was determined (or within 42 days if applications are scaled down).

Options normally only become exercisable from maturity of the savings contract, and normally remain exercisable for 6 months. Shares subject to an option may only be purchased with cash up to an amount equivalent to the repayment (which may include any interest or bonus) due under that savings contract. Option holders who do not wish to exercise their options may choose to withdraw their savings instead, in which case the options would lapse.

Options granted under the ASDA Plan may also become exercisable in other circumstances, in which case specified exercise periods under the ASDA Plan rules apply. Options may be exercisable in connection with:

●	the option holder’s death;
●	termination of the option holder’s employment by reason of retirement, injury, disability, or redundancy;

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Proposal No. 4 The ASDA Sharesave Plan 2000, as Amended

●	termination of the option holder’s employment more than three years after the date of grant other than by reason of gross misconduct;
●	a transfer under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006;
●	certain other transfers of the business or part of business in which the option holder works;
●	the option holder’s employing company ceasing to be an associated company (within the meaning of the relevant United Kingdom legislation) by reason of a change of control;
●	the acquisition of control of Walmart pursuant to a general offer in certain circumstances;
●	the sale of more than half of ASDA’s issued share capital or the undertaking of the business of ASDA to a company which is not an associated company of Walmart; or
●	a resolution for the voluntary winding up of ASDA.

Options generally lapse six months after the maturity date of the relevant savings contract, but may lapse earlier under the rules in certain circumstances, for example where early exercise events are triggered (see above). Where an option holder dies, the option holder’s personal representatives may exercise the option until the first anniversary of the option holder’s death or, where the death occurred during the normal exercise window following maturity, the first anniversary of the maturity date of the savings contract.

An option lapses upon the option holder being adjudicated bankrupt and in certain other circumstances set out in the rules of the ASDA Plan and/or the relevant savings contract.

Options can be exercised in whole or in part. Where exercising in part, the minimum amount of the option that may be exercised is ten percent of the total Shares covered by the option. The maximum number of Shares that can be acquired is the number of Shares whose aggregate purchase price under the option can be paid using the proceeds of the savings contract at that time.

In certain corporate event scenarios, options granted under the ASDA Plan may be exchanged for new options over shares in the acquiring company or another company, provided the new options meet certain requirements intended to ensure that they are equivalent to the old options.

The ASDA Plan permits ASDA’s board of directors to make appropriate adjustments under the rules to the number or nominal amount of Shares subject to options, the exercise price of options, and the overall limit on Shares available under the ASDA Plan, in order to reflect stock splits, reverse stock splits, reorganization, recapitalization, spin-off, and other similar events affecting the Shares.

The ASDA Plan is operated by ASDA’s board of directors, or an appropriate committee thereof. Decisions of the ASDA board are conclusive (subject to agreement of ASDA’s auditors where required). In practice, and consistent with common practice in the United Kingdom, ASDA’s board of directors delegates authority to carry out most of its functions under the ASDA Plan to a committee appointed by ASDA’s board of directors and consisting primarily of key officers of ASDA.

Benefits under the ASDA Plan are not pensionable benefits.

All Shares issued under the ASDA Plan will rank alongside Shares then in issue on the date of receipt of the option holder’s exercise notice in all respects. However, the option holder will not be entitled to a dividend where the dividend is announced before the Shares are issued or transferred upon exercise.

Where the Shares are listed on the NYSE, the ASDA board will procure that any Shares newly issued in connection with the ASDA Plan will be admitted to listing as soon as practicable.

The ASDA Plan may be amended by ASDA’s board of directors at any time, including in ways that may increase the costs of the ASDA Plan to Walmart. However, any “material revision,” as defined by the NYSE Listed Company Manual, or any increase in the number of Shares available under the ASDA Plan, except pursuant to an adjustment described above, must be approved by our shareholders. For so long as it is intended that the ASDA Plan will continue to qualify for tax advantages under the relevant United Kingdom legislation, no alteration to a provision that is necessary to satisfy the legislative requirements will take effect if it would result in an option ceasing to qualify for those tax advantages. No amendment that adversely affects option holders’ rights under options already granted may take effect without the consent of the affected option holders as would be required by ASDA’s articles of association if all option holders were shareholders of a separate class of Shares.

ASDA or the ASDA board may at any time suspend or terminate the ASDA Plan, although this will not affect any subsisting rights under the plan.

2020 Proxy Statement 87

Proposal No. 4 The ASDA Sharesave Plan 2000, as Amended

Tax Benefits of the ASDA Plan

The ASDA Plan is designed to enable the recipients of options to receive favorable tax treatment under the tax laws of the United Kingdom. Walmart does not intend for ASDA Associates who are or become U.S. taxpayers to receive options under the ASDA Plan. The following paragraphs provide a brief summary, for information purposes only, of the United Kingdom tax benefits for the option holder and ASDA respectively.

For an option holder subject to income tax exclusively in the United Kingdom, the principal United Kingdom tax benefits of the ASDA Plan are that:

●	any bonus or interest received under the savings contract is tax-free;
●	no income tax or social security contributions arises on the grant of the option; and
●	normally, no income tax or social security contributions arises upon the exercise of the option.

The employing company may be able to claim a United Kingdom corporation tax deduction for an amount equal to the gain on exercise that would have been taxable on the option holder (had the option not been tax-qualified) from the profits on which corporation tax is payable. This relief is given for the accounting year in which the option holder acquires the Shares.

Summary of Amendments to the ASDA Plan

If the Amendment is approved by our shareholders at the 2020 Annual Shareholders’ Meeting, then the number of Shares available for issuance under the ASDA Plan will be increased by 10 million Shares.

The ASDA Plan currently limits the number of Shares that may be acquired pursuant to options granted under the ASDA Plan on or after June 4, 2010, to 15 million Shares plus any number of Shares that were remaining under the prior approvals referred to above of which only 2,786,354 Shares remain available for issuance as of March 31, 2020. To permit ASDA to continue granting options under the ASDA Plan in the future, the Amendment would provide an additional 10 million Shares to be available for acquisition pursuant to options granted under the ASDA Plan on or after June 3, 2020. The Board believes this increase is necessary to continue to allow Walmart to properly compensate and incentivize our eligible ASDA Associates.

At this time, we are not seeking to make any other material amendments to the ASDA Plan.

The table below shows the aggregate number of Shares that are subject to options outstanding under the ASDA Plan as of March 31, 2020, granted to the individuals and groups listed therein. Walmart cannot determine at this time the number of such options that will be exercised in the future or any other benefits that would be realized by option holders from the exercise of options in the future.

ASDA PLAN BENEFITS
Name and Position	Options to Purchase Shares Granted Under the ASDA Plan (# of Shares that may be purchased)
C. Douglas McMillon – President and CEO	0
M. Brett Biggs – Executive Vice President and CFO	0
Suresh Kumar – Global Chief Technology Officer and Chief Development Officer	0
Judith McKenna – Executive Vice President, President and CEO, Walmart International	0
Kathryn McLay – Executive Vice President, President and CEO, Sam’s Club	0
John Furner – Executive Vice President, President and CEO, Walmart U.S.	0
Executive Officers as a Group	0
All Non-Management Directors as a Group	0
All Non-Executive Associates as a Group	5,865,222

FOR
The Board recommends that shareholders vote FOR the approval and continued operation of the ASDA Plan as amended by the Amendment.

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Shareholder Proposals

Included in this proxy statement are four separate shareholder proposals that have been submitted under SEC rules by shareholders who notified the company of their intention to present the proposals for voting at the 2020 Annual Shareholders’ Meeting. Some shareholder proposals and supporting statements may contain assertions about Walmart that we believe are incorrect, and we have not tried to refute all such inaccuracies in the company’s responses. All statements and citations contained in a shareholder proposal and its supporting statements are the sole responsibility of the proponent of that shareholder proposal. Our company will provide the names, addresses, and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Walmart Inc., c/o Gordon Y. Allison, Senior Vice President, Office of the Corporate Secretary, Chief Counsel for Finance and Corporate Governance, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, (479) 273-4000.

AGAINST
The Board recommends a vote AGAINST each of the following shareholder proposals, in each case if properly presented at the meeting, for the reasons stated in Walmart’s statements in opposition following each shareholder proposal.

2020 Proxy Statement 89

Shareholder Proposals

PROPOSAL NO. 5
Report on Impacts of Single-Use Plastic Bags

WHEREAS:
There is a global plastic pollution crisis and Walmart distributes an estimated 18 billion to 20 billion single-use plastic carry out shopping bags per year, which contribute to plastic pollution. About one trillion single-use plastic bags are used annually across the globe, or 2 million every minute.

From 8 million to 12 million tons of plastics are carried into oceans annually. Plastic bags are among the most common items found in beach cleanups. These lightweight bags can easily become airborne on city streets or in landfills and migrate into waterways, where they cause harm. Plastics bags degrade in water to small particles that animals mistake for food. Plastic pollution affects 260 species, causing fatalities from ingestion, entanglement, suffocation, and drowning. Sea turtles mistake plastic bags for jellyfish. An estimated 100,000 marine animals are killed annually by plastic bags. They have also been found in the stomachs of many land animals including elephants, tigers, zebras, cows, and camels, according to National Geographic.

By 2050 there could be more plastic than fish, according to the Ellen MacArthur Foundation. Former UN Undersecretary-General Erik Solheim called the issue “an ocean Armageddon.” The environmental cost of consumer plastic products and packaging exceeds $139 billion annually, according to the American Chemistry Council.

More than 470 U.S. municipalities in 28 states now ban or charge fees for single-use plastic carry out bags. California, Connecticut, Delaware, Oregon, Hawaii, Maine, New York, and Vermont and more than 50 countries have taken action to ban or restrict plastic bags. U.S. plastic bag recycling rates are estimated at less than 5%. Plastic bags collected curbside often clog municipal recycling machinery.

The company has goals for its private brand packaging to be 100% recyclable, reusable, or compostable by 2025, but no apparent policies or plans to phase out single-use shopping bags. The company states that reducing unnecessary plastic waste is a key priority. It has taken actions to reduce bag waste and promote reusable bags, but has not disclosed efforts to phase out distribution of single-use plastic bags.

Our company lags competitors on this issue. Kroger Co. has agreed to phase out single-use plastic bags by 2025. Other competitors including Costco, Trader Joe’s, and Whole Foods Market have previously stopped using single-use plastic bags.

Further, Walmart has not disclosed current plastic bag usage; Kroger has stated it distributes 6 billion bags annually, and that its phase out action will reduce landfill waste by 123 million pounds.

RESOLVED:
Shareowners of Walmart request that the board of directors issue a report, at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use single-use plastic shopping bags.

Supporting Statement:
Proponents believe that the report should include an assessment of the reputational, financial, and operational risks associated with continuing to single-use plastic bags and, if possible, goals and a timeline to phase them out.

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Shareholder Proposals

Walmart’s Statement in Opposition to Proposal No. 5

Our approach to environmental, social, and governance (“ESG”) topics is rooted in our company’s purpose to save people money so they can live better. To maximize shared value, we aim not only to run a good retail business, but also to make large-scale and lasting improvements to the ecosystems most salient to our business. We set our ESG priorities based on relevance to our company purpose, key categories and markets, Walmart’s ability to make an impact, and relative importance to our customers and shareholders. We believe collective action in collaboration with other leaders and stakeholders is essential to transforming systems. We believe the adoption of this proposal would distract management from our company’s commitment to a vision of zero plastic waste and is unnecessary in light of our ongoing work to reduce the use of plastic bags.

We are committed to a vision of zero plastic waste.

We are committed to a vision of zero plastic waste and are working across our business and with our suppliers to use less plastic, move to reuse and refill models, recycle more, and support innovations to improve plastic waste reduction systems. We believe the biggest opportunity for our company to reduce plastic waste is in our value chain—specifically the plastic packaging of the products we sell. As a result, we have focused much of our work there through targeted interventions on private label packaging and through collective efforts such as Project Gigaton. However, as it relates to plastic bags, we also have projects underway to reduce the use of plastic bags, encourage recycling, and spur demand for recycled content.

We continue to work toward reducing the use of plastic bags and encouraging recycling.

In 2008, we announced a goal to reduce shopping bag waste by an average of 33% per store by 2013, and we reported in 2013 that we exceeded that goal and did so ahead of schedule. We are currently working on the issue of plastic bags in the following ways:

●	Reduced use: we recently launched a “One More Item” campaign that encourages customers and cashiers to fully pack bags. To make it more convenient for customers to choose reusable options, in spring 2019, we instituted a campaign to offer reusable plastic bags for purchase at checkout carousels in our U.S. stores.
●	Encourage recycling: by using in-store plastic bag and film collection bins, along with the how2Recycle label on our plastic bags, we aim to remind customers how easy it is to recycle plastic bags at Walmart.
●	Spur demand for recycled content: we are adding recycled content to single-use bags that are offered to customers, and our new reusable bags are made with 100% recycled content.

We believe simple reminders like these can help educate and encourage our customers to join us in a whole-system effort to reduce plastic bag waste. Moreover, we continue to work to find cost-effective, sustainable alternatives for single-use plastic bags and ways to educate and encourage our customers to use alternative approaches.

We have set many aspirations and goals to achieve zero plastic waste.

The Sustainability Hub of our corporate website includes a number of aspirations and goals we have set to achieve zero plastic waste, including taking action to eliminate problematic or unnecessary plastic packaging by 2025; achieving 100% of in-scope private brand plastic packaging to be reusable, recyclable, or industrially compostable by 2025; and setting an ambitious 2025 recycled content target across all plastic packaging used. Specifically with respect to plastic bags, one of the aspirations listed on the Sustainability Hub of our corporate website is to make reusable bags more easily available for purchase by our customers globally and continue to work to reduce plastic bags, encouraging associates to use fewer bags when bagging.

Summary

There are many factors, including stakeholder feedback, that impact our decisions on where best to prioritize ESG efforts regarding the reduction of plastic waste globally. We believe implementing the proposal would require us to set aside those decisions and would be an unnecessary distraction from larger initiatives where we believe our company can have a bigger impact in reducing plastic waste globally.

AGAINST
For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal, if properly presented at the meeting.

2020 Proxy Statement 91

Shareholder Proposals

PROPOSAL NO. 6
Report on Supplier Antibiotics Use Standards

WHEREAS:
The World Health Organization deems antibiotic resistance one of the top 10 global health threats of 2019.1 Antibiotic resistance renders life-saving drugs useless; by 2050, the phenomenon could cause an estimated 300 million premature deaths and up to $100 trillion in global economic damage.2

The use of antibiotics in animal agriculture is a major contributor to antibiotic resistance.3 Nearly two-thirds of antibiotics sold for use in the U.S. are used in food animals.4 When antibiotics are routinely administered to animals, bacteria can adapt and spread, causing drug-resistant infections in humans.

To reduce risks related to antibiotic resistance, meat producers must reduce the routine use of medically important antibiotics in their supply chains. Allowing routine use, even as a preventive measure, creates a greater potential for creating antibiotic resistant superbugs, increasing Walmart’s reputational and legal risk.

Despite the urgent threat of antibiotic resistance, Walmart does not appear to prohibit the routine use of medically important antibiotics by its meat and poultry suppliers. The company’s published position on antibiotic use aligns with current legal requirements, but those requirements are widely regarded by consumer health advocates as insufficient to prevent antibiotic resistance in meat products.5

Antibiotic resistant bacteria were recently found in certain of Walmart’s pork products, leading to significant negative press.6 Having “superbugs” in its meat products is a substantial reputational and legal risk for Walmart. Not only will many consumers avoid the store, there is legal liability associated with selling meat products proven to contain superbugs.

Walmart announced in April 2019 that it would establish its own supply chain for Angus beef. Beef represents the largest proportion of antibiotics used in food animals (42 percent).7 By sourcing directly from producers, Walmart has a unique opportunity to decrease its risk related to antibiotic resistance in its beef supply.

Other major food companies are beginning to address the urgent antibiotic resistance crisis. McDonald’s announced a comprehensive policy in 2018 fully disallowing the use of medically important antibiotics for prevention purposes in beef from the top ten countries from which it sources beef. Whole Foods Market has a strict policy to only carry meat products raised without any antibiotics.8 The majority of the top 25 fast food and restaurant chains in the U.S. only serve chicken raised without the routine use of medically important antibiotics.9 In contrast, Walmart’s policy does not explicitly prevent suppliers from using medically important antibiotics for disease prevention. Without an explicit prohibition, it is likely that its suppliers are routinely administering medically important antibiotics.

BE IT RESOLVED:
Shareholders request that Walmart issue a report, prepared at reasonable cost and excluding proprietary information, assessing strategies to strengthen the company’s existing supplier antibiotic use standards, such as prohibiting or restricting the routine use of medically important antibiotics by meat and poultry suppliers, and assess the costs and benefits to public health and the company compared to current practice.

[1]	https://www.who.int/emergencies/ten-threats-to-global-health-in-2019
[2]	https://amr-review.org/
[3]	https://www.who.int/news-room/detail/07-11-2017-stop-using-antibiotics-in-healthy-animals-to-prevent-the-spread-of-antibiotic-resistance
[4]	https://www.fda.gov/media/133411/download
[5]	https://www.keepantibioticsworking.org/blog/2018/10/10/q34scr6v4d181kgngaxi182zzlyi14
[6]	https://www.newsweek.com/walmart-pork-products-superbugs-resistant-critically-important-antibiotics-1473867
[7]	https://www.fda.gov/animal-veterinary/cvm-updates/fda-releases-annual-summary-report-antimicrobials-sold-or-distributed-2016-use-food-producing
[8]	https://media.wholefoodsmarket.com/news/whole-foods-market-no-antibiotics-in-meat-departments
[9]	https://uspirg.org/sites/pirg/files/reports/Chain-Reaction-5/ChainReaction5beefReport_12sm.pdf

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Shareholder Proposals

Walmart’s Statement in Opposition to Proposal No. 6

We believe the adoption of this proposal is unnecessary in light of the company’s current position statement regarding antibiotics in farm animals, as well as the company’s prior announcements and other discussions of this topic in our Global Responsibility Reports (“GRR Reports”) and our most recent Environmental, Social, and Governance Report (“2019 ESG Report”).

Our approach to environmental, social, and governance (“ESG”) topics is rooted in our company’s purpose to save people money so they can live better. To maximize shared value, we aim not only to run a good retail business, but also to make large-scale and lasting improvements to the ecosystems most salient to our business. We set our ESG priorities based on relevance to our company purpose, key categories and markets, Walmart’s ability to make an impact, and relative importance to our customers and other stakeholders. We believe collective action in collaboration with other leaders and stakeholders is essential to transforming systems.

At Walmart, we sell a wide variety of food products at everyday low prices. We put customers in charge of their choices by helping provide clear, accurate information about food ingredients and production. This includes transparency around how we work with partners in our supply chain to improve farm animal welfare and reduce antibiotic use in farm animals.

Walmart’s Position Statement Regarding Antibiotics in Farm Animals

We focus our animal welfare efforts on engaging our suppliers and encouraging progress on key issues such as: technology to monitor animal welfare, sufficient housing and adequate pain management for animals, promoting more humane practices, and promoting judicious use of antibiotics in animal agriculture.

The judicious use of antibiotics in treating, controlling, and preventing disease in animals is a complex issue. We believe antibiotic use must reflect a variety of considerations, including an understanding that the responsible use of antibiotics is one critical tool that can be used to keep animals healthy and should be used in a way that also preserves the effectiveness of antibiotics in human and veterinary medicine. Through our “Antibiotics in Farm Animals Position,” which is available on our corporate website, we call for judicious use of medically important antibiotics and the elimination of using antibiotics for growth promotion. As stated in our 2019 ESG Report, we are committed to sourcing 20 commodities more sustainably by 2025, which includes a focus on antibiotic stewardship for beef, dairy, eggs, poultry, and pork.

We expect our suppliers to help protect the integrity of the food we sell by complying with all federal, state, and local regulatory requirements, as well as Walmart’s food safety standards. In addition, our position statement requests that our Walmart U.S. and Sam’s Club U.S. fresh meat, seafood, deli, dairy, and egg suppliers adopt and implement the American Veterinary Medical Association’s Judicious Use Principles of Antimicrobials, which include disease prevention strategies, appropriate veterinary oversight, and limited medical antibiotic use to ill or at-risk animals. Moreover, our position statement asks the same suppliers to adopt and implement the U.S. Food and Drug Administration’s voluntary guidance regarding judicious use of medically important antimicrobial drugs.

Walmart’s Progress and Ongoing Work on Judicious Use of Antibiotics

We are committed to working with our suppliers and other organizations to implement these practices and promote responsible antibiotic use. For example, Walmart recently agreed to the Framework for Antibiotic Stewardship in Food Animal Production, which defines the core components of antibiotic stewardship programs “to ensure that antibiotics are used judiciously throughout production to protect animal and public health.”

We also support public reporting of antibiotic use as well as consistency of on-pack product claims to ensure clarity and usefulness of information to our customers and members. Our own efforts to address antibiotics use includes an annual supplier survey to determine whether suppliers have antibiotic stewardship policies and use monitoring systems in place; and whether antibiotic administration decisions are guided by veterinarians and implemented as part of an animal health program. We reported in our 2019 ESG Report additional context about how we continue to work with The Sustainability Consortium to collect data from our suppliers and identify improvement opportunities.

In April 2019, we announced that we were entering into a partnership to establish a private supply chain for Angus beef. As part of that partnership, we expect this supplier to implement and adhere to the principles stated in our position statement regarding the judicious use of antibiotics, requiring that methods be established for ensuring consistent data tracking, and that applicable withdrawal periods are observed before the animals are processed.

2020 Proxy Statement 93

Shareholder Proposals

Summary

Animal science plays a central role in guiding animal welfare practices, but it does not always provide clear direction. Companies often make animal welfare decisions considering a combination of science and ethical practices, which can lead to different approaches. As described above, we believe we already have demonstrated that our management team continues to engage with these issues using data provided by suppliers, the input of internal and external experts, and new external frameworks, where appropriate, in order to review and improve our standards regarding the judicious use of antibiotics and to help our business deliver safe and affordable products in a sustainable way. Therefore, we believe the preparation of the report requested by the proposal is unnecessary and would distract management’s focus and resources away from other important initiatives and objectives.

AGAINST For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal, if properly presented at the meeting.

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Shareholder Proposals

PROPOSAL NO. 7 Policy to Include Hourly Associates as Director Candidates

RESOLVED:
Shareholders of Walmart Inc. (“Walmart”) urge the board to adopt a policy (the “Policy”) of promoting significant representation of employee perspectives among corporate decision makers by requiring that the initial list of candidates from which new nominees are chosen (the “Initial List”) by the Nominating and Governance Committee include (but need not be limited to) hourly Associates. The Policy should provide that any third-party consultant asked to furnish an Initial List will be requested to include such candidates.

WHEREAS:
There is growing consensus that the presence of employees on corporate boards can contribute to the long-term sustainability of a company.

Policymakers have noted that the current status quo of having companies be run exclusively for the benefit of shareholders is contributing to “stagnant wages, runaway executive compensation and underinvestment in research and innovation.”[1] Similar arguments are being made in the business community. The Business Roundtable recently announced that it is reevaluating the fundamental purpose of a corporation to align with stakeholders’ interests and generate shared prosperity for business and society.[2]

New research suggests that employee representation grows the long-term value of a company in several ways. According to the National Bureau of Economic Research, giving workers formal control rights increases female board representation and raises capital formation.[3] In Germany, the “co-determination” model of shared governance has been lauded as an excellent check and balance against short-termist capital allocation practices.[4]

Legislators are supportive of this notion as well, with nearly one-third of Senate Democrats supporting an initiative led by Senator Tammy Baldwin.[5] Both Senator Baldwin and Senator Elizabeth Warren have introduced legislation that codifies employee representation on corporate boards, noting that modern corporate governance needs to be accountable to and inclusive of a wider array of interests, notably employees.[6] Additionally, recent polling demonstrates substantial public support (over 53%) across party lines for employee representation.[7]

While the current Walmart board satisfies independence requirements, it is lacking in representation from the hourly Associates who understand the daily store operations thoroughly. Every day, Walmart’s hourly Associates demonstrate their care and commitment to the long-term health of the company, as well as the communities and local economies in which the stores operate. They work hard to ensure the company’s long-term success and stability, and reflect the racial, gender, and economic diversity of the company’s consumer base.[8]

The Policy we propose resembles the Rooney Rule in the National Football League (NFL), which requires teams to interview minority candidates for head coaching and senior football operations openings. By adopting the Rooney Rule, the NFL was able to increase diversity and set a precedent for other industries.[9] Policies like the one advanced in this Proposal have been adopted by the nominating and governance committees of Amazon Inc., Costco Wholesale Corporation, Home Depot, and Neogen Corporation.

We urge shareholders to vote for this proposal.

[1]	https://www.nytimes.com/2019/01/06/opinion/warren-workers-boards.html
[2]	https://www.businessroundtable.org/business-roundtable-redefines-the-purpose-of-a-corporation-to-promote-an-economy-that-serves-all-americans
[3]	http://economics.mit.edu/files/17273
[4]	https://prospect.org/labor/codetermination-difference/
http://rooseveltinstitute.org/wp-content/uploads/2017/10/Corp-Gov_FINAL.pdf
[5]	https://www.baldwin.senate.gov/press-releases/baldwin-Ieads-effort-to-give-workers-a-greater-voice-at-public-companies
[6]	https://www.wsj.com/articles/companies-shouldnt-be-accountable-only-to-shareholders-1534287687
https://www.baldwin.senate.gov/press-releases/reward-work-act-2019
[7]	https://www.dataforprogress.org/blog/2018/12/14/employee-governance
[8]	https://cdn.corporate.walmart.com/11/0d/f9289df649049a38c14bdeaf2b99/2017-cdi-report-web.pdf
[9]	https://www.sec.gov/comments/s7-06-16/s70616-293.pdf)

2020 Proxy Statement 95

Shareholder Proposals

Walmart’s Statement in Opposition to Proposal No. 7

As described in more detail in the section of this proxy statement titled “Election of Directors,” the NGC generally seeks director candidates with experience, skills, or background in areas relevant to the successful oversight of our company’s strategy at an enterprise level, including various financial, operational, and strategic issues facing large multinational retail companies.

In light of our global and complex business, our Board values the insights gained from diverse professional experiences and backgrounds in executive or director-level leadership roles with other large international organizations. In addition, the NGC also considers whether potential director candidates meet the independence and other requirements for service on the Board and its committees as set forth in the NYSE Listed Company Rules and the SEC’s rules. As discussed in more detail earlier in this proxy statement, we believe the combination of the skills and qualifications of our director nominees demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management team.

Moreover, we value associate feedback and provide many channels for our associates to communicate their interests, concerns, and feedback to senior management including through cascaded leadership communications, company intranet, Facebook Workplace and other social media channels, semi-annual formal listening tours conducted by senior operations executives, our Associate Engagement Surveys, Open Door Policy, and our Global Ethics and Compliance Hotline. Senior leaders from our People Division regularly update the CMDC on matters regarding Walmart associates, including our culture, diversity, and inclusion initiatives. We stated in our 2019 ESG Report that we believe our engagement efforts have led to meaningful improvement in company policies.

In recent years and in partnership with our Board, Walmart has made significant investments in our U.S. hourly associates. For example, we stated in our 2019 ESG Report that:

●	we had raised our starting wages in the U.S. over the prior three years;
●	in fiscal year 2019, we had delivered approximately $793 million in bonuses to full- and part-time hourly associates in our Walmart U.S. stores;
●	we had reduced our Walmart U.S. store associate turnover;
●	more than 75% of our Walmart U.S. store operation management team members had started as hourly associates;
●	we had implemented a more flexible approach to paid-time-off;
●	we had introduced an education benefit allowing associates to earn a college degree for $1 per day;
●	we had expanded our parental leave benefits and introduced an adoption benefit; and
●	we had opened nearly 200 Walmart Academies in the U.S. with hundreds of thousands of associates having been trained in these academies since the inception of the program.

Walmart offers a wide variety of career opportunities, low barriers to entry, competitive wages and benefits, and paths to advancement through on-the-job coaching, training, and education. We are proud to be a company where an associate can start in an entry-level job and turn it into a successful career.

Summary

Walmart remains committed to being a great place to work, and our Board believes the current nomination process properly identifies qualified director candidates with the right mix of diverse skills, backgrounds, and experiences and who can best represent the best interests of all stakeholders. Moreover, our Board believes the company already provides many different ways for associates to provide feedback to management and the Board. Therefore, we believe the adoption of this proposal is not necessary.

AGAINST For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal, if properly presented at the meeting.

96	www.walmart.com

Shareholder Proposals

PROPOSAL NO. 8
Report on Strengthening Prevention of Workplace Sexual Harassment

RESOLVED:
Shareholders of Walmart Inc. (“Walmart”) urge the Board of Directors to strengthen Walmart’s prevention of workplace sexual harassment by formalizing the Board’s oversight responsibility, aligning senior executive compensation incentives, reviewing (and if necessary overseeing revision of) company policies, and reporting to shareholders by December 31, 2020 on actions taken (omitting confidential and proprietary information).

WHEREAS:
This past year, workplace sexual harassment has garnered major attention from elected officials, the media and policy makers, and spurred significant public debate. In June 2019, the International Labor Organization adopted a global treaty to protect workers facing violence and harassment at work.1 In the U.S., over 100 bills related to sexual harassment were introduced in state legislatures in 2019.2 Members of Congress introduced the BE Heard Act to expand protections for vulnerable workers, especially those in low-wage jobs, where research shows sexual harassment is more pronounced.3

Workplace sexual harassment can damage companies in several ways. First, it may harm corporate reputation, which can alienate consumers. A 2018 study in Harvard Business Review found that a single sexual harassment claim makes a company seem less equitable, and that sexual harassment, more than financial misconduct, is perceived as evidence of a problematic corporate culture.4 Additionally, a company whose culture tolerates sexual harassment tends to have higher turnover and less productive employees: 80 percent of women who’ve been harassed leave their jobs within two years.5

The Center for American Progress (CAP) found that the retail industry had the second highest incidence of harassment claims in the private sector, representing 13.4 percent of all claims.6 CAP found that “women—particularly women of color—are more likely to work lower-wage jobs [like retail], where power imbalances are often more pronounced and where fears of reprisals or losing their jobs can deter victims from coming forward.”7

Sexual harassment allegations can lead to declines in share value. After the firing of Steve Easterbrook, former McDonald’s CEO and former Walmart board member, for inappropriate relations with an employee, attention focused on allegations of sexual harassment8 and a workplace culture enabling such behavior.9 In November, McDonalds’ market value went down by $4 billion and shares plummeted to a new low.10

Robust board oversight is especially important at Walmart to address ongoing sexual harassment issues. In October 2019, the EEOC filed suit against Walmart stating that “from 2014 to 2018 a Walmart employee regularly made unwelcome sexual comments and advances to a female co-worker.”11 In 2018, a well-publicized article documented a female associate’s struggle to hold her manager accountable for inappropriately touching her.12 Similar harassment complaints, from employees taking inappropriate pictures to discrimination against transgender employees, have been lodged.13

As the largest corporate employer of women in the U.S., Walmart can and should be a leader in preventing sexual harassment and holding wrongdoers accountable.

We urge shareholders to vote for this proposal.

[1]	https://www.hrw.org/news/2019/06/21/ilo-new-treaty-protect-workers-violence-harassment
[2]	http://www.ncsl.org/research/about-state-legislatures/2018-legislative-sexual-harassment-legislation.aspx
[3]	https://www.americanprogress.org/issues/women/news/2018/01/31/445669/politics-policy-turning-corner-sexual-harassment/
[4]	https://hbr.org/2018/06/research-how-sexual-harassment-affects-a-companys-public-image
[5]	https://hbr.org/2017/11/the-insidious-economic-impact-of-sexual-harassment
[6]	https://law.vanderbilt.edu/phd/faculty/joni-hersch/2015_Hersch_Sexual_Harassment_in_the_Workplace_IZAWOL_Oct15.pdf
[7]	https://nwlc.org/wp-content/uploads/2017/08/Low-Wage-Jobs-are-Womens-Jobs.pdf
https://www.nwlc.org/sites/default/files/pdfs/final_nwlc_vancereport2014.pdf
http://www.jwj.org/fighting-against-sexual-harassment-in-the-workplace
https://www.americanprogress.org/issues/women/news/2017/11/20/443139/not-just-rich-famous/
[8]	https://www.npr.org/2019/11/05/776305627/mcdonalds-fired-ceo-is-getting-millions-putting-spotlight-on-pay-gap
[9]	https://www.nytimes.com/2019/11/12/business/mcdonalds-harassment-lawsuit.html
[10]	https://www.thestreet.com/investing/stocks/mcdonalds-sheds-4-billion-in-market-value-as-ceo-steve-easterbrook-steps-down-15152719
[11]	https://www.natlawreview.com/article/eeoc-sues-walmart-sexual-harassment
[12]	https://www.nytimes.com/2018/05/22/business/hollywood-times-up-harassment.html
https://d3n8a8pro7vhmx.cloudfront.net/united4respect/pages/107/attachments/original/1526484530/Final_Sign_On_Letter_-_Ending_Harassment___Walmart__(3).pdf?1526484530
[13]	https://www.dailybreeze.com/2018/03/16/walmart-sued-over-explicit-photos-of-worker-at-torrance-store/
http://www.newnownext.com/walmart-sams-club-transgender-discrimination-eeoc/08/2017/

2020 Proxy Statement 97

Shareholder Proposals

Walmart’s Statement in Opposition to Proposal No. 8

The Board believes the adoption of this proposal is unnecessary in light of the company’s policies and procedures and our corresponding associate training and education programs, the risk oversight responsibility for legal and regulatory compliance that is already formalized in the charter of the Audit Committee, and the fact that the company’s incentive compensation plans include robust clawback provisions that reinforce the company’s policies.

The company’s policies prohibit sexual harassment, and the company’s training and education programs raise awareness about the policies and how to report concerns.

One of the basic beliefs upon which our company was founded is “respect for the individual” – meaning every associate is responsible for creating a culture of trust and respect that promotes a positive work environment. This means treating one another with fairness and courtesy in all of our interactions in the workplace.

Our policy strictly prohibits discrimination or harassment by or directed at associates, job applicants, customers, members, suppliers, or people working on Walmart’s behalf, and we believe our policies are broader than the minimum required by law. As part of the onboarding process, our associates participate in training modules about our Global Statement of Ethics, which includes a discussion about our policies prohibiting discrimination and harassment. In addition, U.S. associates are required to take a refresher training module on a regular basis.

Our ongoing associate training, as well as our Global Statement of Ethics, includes a component about how to report concerns. If an associate experiences, observes, or otherwise becomes aware of any conduct that may violate our policies, the associate can report his or her concerns to any salaried member of management using our Open Door process. The associate may also report the issue confidentially or anonymously to our Global Ethics Office via email, phone, or web submission. The company takes all allegations of inappropriate conduct seriously, and we believe we have robust policies and practices in place regarding the investigation of harassment complaints of all types.

In addition to the training modules and refresher courses regarding our Global Statement of Ethics, we have launched a number of additional education and awareness training programs designed to reinforce our non-discrimination and harassment policies, enhance awareness about preventing workplace sexual harassment, and remind our associates how to report concerns.

Risk oversight responsibility is already formalized in the Audit Committee charter.

The charter of the Audit Committee, which is reviewed and approved by the Audit Committee and the full Board on a regular basis, already refers to the Audit Committee’s role and responsibility for oversight of risks related to legal and regulatory compliance, as well as the Global Statement of Ethics. More specifically, the Audit Committee charter states that the Audit Committee shall discuss with management and advise the Board with respect to the company’s policies, processes and procedures regarding compliance with applicable laws, regulations, and our Global Statement of Ethics, and instances of non-compliance therewith. The risk oversight role of the Audit Committee has been described in our proxy materials for several years, including this year on page 29.

The company’s incentive compensation plans include clawback provisions for violations of company policies.

As described in this and previous proxy statements, the company’s incentive compensation plans support the company’s efforts to enforce its policies. For example, the company has already disclosed that annual cash incentive payments to the company’s senior executives may be reduced by up to 30% if they violate the company’s discrimination and harassment policies. Likewise, the company has already disclosed that awards to senior executives under our incentive compensation plans may be subject to the relevant clawback provisions of the Management Incentive Plan and the Stock Incentive Plan if the senior executive violates company policies, including our policies that prohibit workplace sexual harassment.

Summary

Walmart remains committed to being a great place to work. In light of our current policies and programs and the Audit Committee’s risk oversight function, which have already been described in our public disclosures, as well as the clawback provisions in the company’s incentive compensation plans, the Board believes the adoption of this proposal is unnecessary and would distract from the execution of other important and ongoing strategic initiatives.

AGAINST
For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal, if properly presented at the meeting.

98	www.walmart.com

Stock Ownership

Equity Compensation Plan Information

The following table provides certain information as of the end of fiscal 2020 with respect to Shares that may be issued under our company’s existing equity compensation plans.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	34,952,295	(1)	70.21	(2)	210,176,578	(3)
Equity compensation plans not approved by security holders	1,657,636	(4)	0		0
TOTAL	36,609,931		70.21	(2)	210,176,578
(1)	In addition to options to purchase Shares, this amount includes 7,107,039 Shares that may be issued upon the vesting of performance equity granted under the Stock Incentive Plan, which represents the maximum number of Shares that may be issued upon the vesting of this performance equity if maximum performance goals are achieved for each performance cycle, and 21,602,632 Shares that may be issued upon the vesting of restricted stock units granted under the Stock Incentive Plan. This amount also includes 1,826,367 Shares deferred in the form of Shares by officers and Outside Directors. This amount also includes 4,396,882 Shares underlying options granted to associates at ASDA as of January 31, 2020.
(2)	Represents the weighted average exercise price as of January 31, 2020, of options to purchase 19,375 Shares and the rights to acquire 4,396,882 Shares that may be issued under the equity compensation plans for ASDA associates described in footnote (1) above. This weighted average does not take into account Shares that may be issued upon the vesting of other forms of equity described in footnote (1) above.
(3)	This amount includes 106,864,807 Shares available under the Associate Stock Purchase Plan.
(4)	This amount includes 1,657,636 restricted stock units issued to Marc E. Lore, an Executive Officer of Walmart, as part of Walmart’s acquisition of Jet.com. For additional information about the restricted stock units issued to Mr. Lore, see the Related Person Transaction discussion on page 36.

Holdings of Major Shareholders

The following table lists the beneficial owners of greater than 5% of the Shares outstanding as of April 9, 2020. As of April 9, 2020, there were 2,833,701,902 Shares outstanding.

			Shared Voting and Investment Power
Name and Address of Beneficial Owner(1)	Direct or Indirect Ownership with Sole Voting and Investment Power		Shared, Indirect Ownership Through Walton Enterprises, LLC(1)		Shared, Indirect Ownership Through the Walton Family Holdings Trust(1)		Other Indirect Ownership with Shared Voting and Investment Power		Total	Percent of Class
Alice L. Walton	6,748,580		1,000,891,131	(3)	419,155,600	(4)	2,174	(5)	1,426,797,485	50.35%
Jim C. Walton	6,351,524	(2)	1,000,891,131	(3)	419,155,600	(4)	2,174	(5)	1,426,400,429	50.34%
John T. Walton Estate Trust	0		1,000,891,131	(3)	0		0		1,000,891,131	35.32%
S. Robson Walton	2,614,436		1,000,891,131	(3)	419,155,600	(4)	2,347	(6)	1,422,663,514	50.21%
(1)	The business address of Alice L. Walton, Jim C. Walton, the John T. Walton Estate Trust, S. Robson Walton, Walton Enterprises, LLC, and the Walton Family Holdings Trust is P.O. Box 1508, Bentonville, Arkansas, 72712.
(2)	Jim C. Walton has pledged 4,251,488 of the Shares directly owned by him as security for a line of credit extended to a company not affiliated with Walmart.
(3)	Walton Enterprises, LLC holds a total of 1,000,891,131 Shares. Alice L. Walton, Jim C. Walton, and S. Robson Walton share voting and dispositive power with respect to all Shares held by Walton Enterprises, LLC, individually as managing members of Walton Enterprises, LLC, and in their capacities as cotrustees of the John T. Walton Estate Trust, which is also a managing member of Walton Enterprises, LLC. The managing members of Walton Enterprises, LLC have the power to sell and vote those Shares.
(4)	The Walton Family Holdings Trust holds a total of 419,155,600 Shares. Alice L. Walton, Jim C. Walton, and S. Robson Walton, as cotrustees, share voting and dispositive power.

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Stock Ownership

(5)	The number includes 2,174 Shares held by a trust as to which Jim C. Walton, Alice L. Walton, and an entity under her control, as cotrustees, share voting and dispositive power.
(6)	This number includes 2,347 Shares held by various trusts in which S. Robson Walton, as cotrustee thereof, shares voting and dispositive power.

Holdings of Officers and Directors

This table shows the number of Shares held by each director and NEO on April 9, 2020. It also shows the Shares held by all of Walmart’s directors and Executive Officers as a group on that date. As of April 9, 2020, there were 2,833,701,902 Shares outstanding.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power(1)	Indirect with Shared Voting and Investment Power	Total	Percent of Class
M. Brett Biggs	302,960	0	302,960	*
Cesar Conde	2,814	0	2,814	*
Timothy P. Flynn	46,757	0	46,757	*
Sarah J. Friar	7,236	0	7,236	*
John R. Furner	231,726	0	231,726	*
Carla A. Harris	7,349	0	7,349	*
Thomas W. Horton	11,934	0	11,934	*
Suresh Kumar	183,448	0	183,448	*
Marissa A. Mayer	29,717	0	29,717	*
Judith J. McKenna	302,001	34,336	336,337	*
Kathryn McLay	58,850	0	58,850	*
C. Douglas McMillon(2)	1,276,543	532,212	1,808,755	*
Gregory B. Penner	62,077	482,878	544,955	*
Steven S Reinemund	25,578	0	25,578	*
S. Robson Walton(3)	2,614,436	1,420,049,078	1,422,663,514	50.21%
Steuart L. Walton	167,061	0	167,061	*
Directors and Executive Officers as a Group (21 persons)	8,054,401	1,421,098,504	1,429,152,905	50.43%
*	Less than 1%
(1)	These amounts include Shares of unvested restricted stock and restricted stock units held by certain Executive Officers and stock units deferred by certain Outside Directors and certain Executive Officers. For John R. Furner, this amount includes 4,880 deferred stock units that settle in the form of cash upon payout. These amounts also include Shares that the following persons had a right to acquire within 60 days after April 9, 2020, through vested Shares they hold in the 401(k) Plan:

Name	Shares Held in the 401(k)Plan
C. Douglas McMillon	1,782
John R. Furner	1,740
M. Brett Biggs	406
Directors and Executive Officers as a Group (21 persons)	3,928

(2)	C. Douglas McMillon also holds 1,900 American Depository Receipts of Wal-Mart de Mexico, S.A.B. de C.V. and 1,200 American Depository Receipts of Massmart Holdings Ltd. These holdings represent less than 1% of each class of security.
(3)	The amount shown for S. Robson Walton includes 1,000,891,131 Shares held by Walton Enterprises, LLC and 419,155,600 held by the Walton Family Holdings Trust.

100	www.walmart.com

Annual Meeting Information

What is a proxy statement, and what is a proxy?

A proxy statement is a document that SEC rules require us to provide you when we ask you to vote on certain matters at a meeting of our shareholders or when we ask you to sign a proxy designating certain individuals to vote on those matters on your behalf. A proxy is your legal designation of another person to vote the Shares you own at a meeting of our shareholders. If you designate someone as your proxy in a written document, that document is called a proxy or a proxy card. By signing the proxy card we provide to you, you will designate our Chairman and our CEO as your proxies to cast your vote during the 2020 Annual Shareholders’ Meeting. Walmart’s Board is soliciting your proxy to vote your Shares during the 2020 Annual Shareholders’ Meeting and any adjournment or postponement thereof. Walmart pays the cost of soliciting your proxy and reimburses brokers and others for forwarding to you the proxy statement, proxy card, or voting instruction form, and Annual Report to Shareholders and, for certain shareholders, the notice of internet availability of our proxy materials.

2020 Annual Shareholders’ Meeting – Virtual Meeting

When is the 2020 Annual Shareholders’ Meeting?

This year, our annual shareholders’ meeting will be a virtual meeting only and will be conducted via live webcast beginning promptly at 10:30 a.m. Central Time on Wednesday, June 3, 2020. There will be no physical meeting location. Although our 2020 Shareholders’ Meeting will be held online as a virtual meeting only, shareholders who held Shares as of the record date for the meeting can still participate in the virtual meeting and ask questions about matters that are relevant to the items of business included in the notice of the meeting as set forth on page 4 above.

How can I participate in the 2020 Annual Shareholders’ Meeting?

Shareholders who owned Shares as of the close of business on April 9, 2020, are entitled to participate in the 2020 Annual Shareholders’ Meeting. Other guests may also listen to the live audio webcast by visiting the “Investors” section of our corporate website at http://stock.walmart.com/investors.

In order to attend, participate in, vote, ask questions, and examine the list of shareholders during the virtual meeting, shareholders who held Shares as of the close of business on the record date should visit www.virtualshareholdermeeting.com/WMT2020 and enter the 16-digit control number that was included on your notice of internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. You will be allowed to log in as early as 30 minutes before the start time on Wednesday, June 3, 2020.

The virtual meeting platform is supported across internet browsers and devices (e.g., desktops, laptops, tablets, and cell phones). If you intend to join the live webcast, you should ensure that you have a strong WiFi or internet connection from wherever you intend to join and participate in the virtual meeting. We encourage you to access the virtual meeting before it begins, and you should give yourself plenty of time to log in and ensure that you can hear streaming audio prior to the start of the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.

If I am unable to participate at the time of the 2020 Annual Shareholders’ Meeting, can I watch or listen at a later time?

If you are unable to participate at the time of the virtual meeting, the audio of the 2020 Annual Shareholders’ Meeting will be available on our corporate website at https://stock.walmart.com/investors for a limited time after the meeting.

2020 Proxy Statement 101

Annual Meeting Information

Voting

What is the quorum requirement for holding the 2020 Annual Shareholders’ Meeting?

The holders of a majority of the Shares outstanding and entitled to vote as of the record date for the meeting must be present online at the scheduled time or represented by proxy for business to be transacted at the meeting. As of the close of business on April 9, 2020, the record date for the 2020 Annual Shareholders’ Meeting, Walmart had 2,833,701,902 Shares outstanding.

Who may vote at the 2020 Annual Shareholders’ Meeting?

You may vote during the 2020 Annual Shareholders’ Meeting on Wednesday, June 3, 2020, if you were the holder of record of Shares at the close of business on April 9, 2020, the record date set by the Board for determining those shareholders who are entitled to receive notice of, and to vote on matters at, the 2020 Annual Shareholders’ Meeting. You are entitled to one vote on each matter properly presented at the 2020 Annual Shareholders’ Meeting for each Share you owned of record as of close of business on the record date.

If your Shares are registered directly in your name with the company’s transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to these Shares. Some shareholders hold Shares through a bank, broker, or other nominee, and are often said to hold these shares in “street name.” These shareholders are considered “beneficial owners” of those Shares. If you held Shares as a beneficial owner in “street name” at the close of business on April 9, 2020, you must obtain a legal proxy, executed in your favor, from the holder of record of those Shares as of that time, to be entitled to be admitted to and participate in the meeting and to vote those Shares during the meeting.

How do I vote?

The process for voting your Shares depends on how your Shares are held. Generally, as discussed above, you may hold Shares as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). As explained above, if you hold Shares in “street name,” you are considered to be the “beneficial owner” of those Shares.

Voting by Record Holders. If you are a record holder, you may vote by proxy or you may vote during the virtual meeting on Wednesday, June 3, 2020. If you are a record holder and would like to vote your Shares by proxy prior to the 2020 Annual Shareholders’ Meeting, you have four ways to submit your proxy:

go to the website www.proxyvote.com and follow the instructions provided;	scan the QR code on your proxy card or notice of internet availability of the proxy materials with your mobile device and follow the instructions provided;	call 1-800-690-6903 using a touch-tone phone (toll charges may apply for calls made from outside the United States) and follow the instructions provided; or	if you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you.

Please note that proxies will not be accepted by telephone or internet voting (i.e., before the meeting via www.proxyvote.com) following 11:59 p.m. Eastern Time on June 2, 2020. If you wish to submit a proxy to vote by telephone or internet before the meeting, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or in the notice of internet availability of the proxy materials. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting during the 2020 Annual Shareholders’ Meeting on Wednesday, June 3, 2020.

If you plan to participate in the 2020 Annual Shareholders’ Meeting on Wednesday, June 3, 2020, and you wish to vote during such time, the virtual meeting platform will allow you to vote your Shares during the meeting. Even if you vote by proxy prior to June 3, 2020, you may still participate in the 2020 Annual Shareholders’ Meeting.

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Annual Meeting Information

Voting by Beneficial Owners of Shares Held in “Street Name.” If your Shares are held in the name of a broker, bank, or other nominee (that is, your Shares are held in “street name”), you should receive separate instructions from the record holder of your Shares describing how to vote your Shares. If your Shares are held in the name of a broker, bank, or other nominee and you want to vote during the virtual meeting, you will need the unique 16-digit control number which appears on the instructions that accompanied the notice of internet availability or the proxy materials that you received.

Voting of Shares Held in the 401(k) Plan or the Walmart Puerto Rico 401(k) Plan. If your Shares are held through the 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, you must provide instructions on how you wish to vote your Shares held through such plans no later than 11:59 p.m. Eastern Time on May 28, 2020. If you do not provide such instructions by that time, your Shares will be voted by the Retirement Plans Committee of the respective plan in accordance with the rules of the applicable plan.

What are my voting choices for each of the proposals to be voted on during the 2020 Annual Shareholders’ Meeting?

On Wednesday, June 3, 2020, you are voting on the following items:

PROPOSAL NO. 1: ELECTION OF 11 DIRECTORS

Voting Choices and Board Recommendation:

●	vote in favor of each nominee;
●	vote in favor of one or more specific nominees;
●	vote against each nominee;
●	vote against one or more specific nominees;
●	abstain from voting with respect to each nominee; or
●	abstain from voting with respect to one or more specific nominees.

The Board recommends a vote FOR each of the nominees.

PROPOSAL NO. 2: NON-BINDING, ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Voting Choices and Board Recommendation:

●	vote in favor of the advisory resolution;
●	vote against the advisory resolution; or
●	abstain from voting on the advisory resolution.

The Board recommends a vote FOR the advisory resolution.

PROPOSAL NO. 3: RATIFICATION OF EY’s APPOINTMENT AS INDEPENDENT ACCOUNTANTS FOR FISCAL 2021

Voting Choices and Board Recommendation:

●	vote in favor of the ratification;
●	vote against the ratification; or
●	abstain from voting on the ratification.

The Board recommends a vote FOR the ratification.

PROPOSAL NO. 4: APPROVAL OF THE AMENDMENT TO THE ASDA SHARESAVE PLAN 2000

Voting Choices and Board Recommendation:

●	vote in favor of the amendment to the ASDA Sharesave Plan 2000;
●	vote against the amendment to the ASDA Sharesave Plan 2000; or
●	abstain from voting on the amendment to the ASDA Sharesave Plan 2000.

The Board recommends a vote FOR the amendment to the ASDA Sharesave Plan 2000.

2020 Proxy Statement 103

Annual Meeting Information

PROPOSAL NOS. 5-8: SHAREHOLDER PROPOSALS APPEARING IN THIS PROXY STATEMENT IF PROPERLY PRESENTED AT THE MEETING

Voting Choices and Board Recommendation:

●	vote in favor of each shareholder proposal;
●	vote against each shareholder proposal;
●	vote in favor of one or more shareholder proposals;
●	vote against one or more shareholder proposals;
●	abstain from voting on one or more shareholder proposals; or
●	abstain from voting on all shareholder proposals.

The Board recommends a vote AGAINST each of the shareholder proposals.

Who counts the votes? Are my votes confidential?

Broadridge will count the votes. The Board has appointed two employees of Broadridge as the inspectors of election. Your proxy card or ballot and voting instructions (including proxies cast by phone, mobile device, or over the internet) will not be disclosed unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election (a “contested election” is explained in more detail below). If you write comments on your proxy card or ballot, your comments will be provided to Walmart by Broadridge, but how you voted will remain confidential.

What vote is required to elect a director at the 2020 Annual Shareholders’ Meeting?

To be elected in an “uncontested election” of directors, which under our Bylaws is an election in which the number of nominees for director is not greater than the number of directors to be elected, a director nominee must receive affirmative votes representing a majority of the votes cast by the holders of Shares present at the scheduled time or represented by proxy during the meeting and entitled to vote on the election of directors (a “majority vote”). To be elected in a “contested election” of directors, which our Bylaws define as an election in which the number of nominees for director is greater than the number of directors to be elected, a director nominee must receive a plurality of the votes of the holders of Shares present at the scheduled time or represented by proxy at the meeting and entitled to vote on the election of directors. We expect the election of directors at the 2020 Annual Shareholders’ Meeting to be an uncontested election.

What happens if a director nominee fails to receive a majority vote in an uncontested election at the 2020 Annual Shareholders’ Meeting?

Any incumbent director who is a director nominee and who does not receive a majority of the votes cast must promptly tender his or her offer of resignation as a director for consideration by the Board. Each director standing for re-election at the 2020 Annual Shareholders’ Meeting has agreed to resign, effective upon acceptance of such resignation by the Board, if he or she does not receive a majority of the votes cast. The Board must accept or reject the resignation within 90 days following certification of the shareholder vote in accordance with the procedures established by the Bylaws.

If a director’s resignation offer is not accepted by the Board, that director will continue to serve until our company’s next annual shareholders’ meeting and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who fails to receive a majority of the votes cast in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority of the votes cast pursuant to the Bylaws or decrease the size of the Board to eliminate the vacancy.

What vote is required to pass the other proposals at the 2020 Annual Shareholders’ Meeting?

At any meeting at which a quorum has been established, the affirmative vote of the holders of a majority of the Shares present at the scheduled time or represented by proxy at the meeting and entitled to vote on the proposal at issue is required for:

●	the adoption of the non-binding, advisory resolution to approve the compensation of our NEOs (Proposal No. 2);
●	the ratification of the appointment of EY as Walmart’s independent accountants for fiscal 2021 (Proposal No. 3);

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Annual Meeting Information

●	the approval of an amendment to the ASDA Sharesave Plan 2000 (Proposal No. 4);
●	the approval of each of the shareholder proposals, in each case, if properly presented at the meeting (Proposal Nos. 5-8); and
●	any other matters properly presented during the meeting.

What is the effect of an “abstention” or a “broker non-vote” on the proposals to be voted on at the 2020 Annual Shareholders’ Meeting?

Abstentions. A Share proxy or ballot marked “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority of the Shares present and entitled to vote on each such proposal, an abstention will have the effect of a vote against each of the other proposals.

Broker Non-Votes. A “broker non-vote” occurs if your Shares are not registered in your name (that is, if you hold your Shares in “street name”) and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on any matter as to which, under the NYSE rules for member organizations (such as brokers), a broker may not vote without instructions from you, but the broker nevertheless provides a proxy for your Shares. Shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered “votes cast” or Shares “entitled to vote” with respect to a voting matter. Therefore, a broker non-vote will not have any effect on the outcome of the proposals.

Under the NYSE rules for member organizations, matters on which a broker may not vote without your instructions are:

●	the election of directors;
●	the non-binding, advisory vote to approve the compensation of our NEOs;
●	the approval of the amendment to the ASDA Sharesave Plan 2000; and
●	each of the shareholder proposals described in this proxy statement.

Therefore, if your Shares are not registered in your name and you do not provide instructions to the record holder of your Shares regarding Proposal Nos. 1, 2, 4, and 5-8, a broker non-vote as to your Shares will result with respect to these proposals. The ratification of the appointment of independent accountants is a routine item under the NYSE rules for member organizations. As a result, brokers who do not receive instructions from you as to how to vote on Proposal No. 3 generally may vote your Shares on that matter in their discretion.

If your Shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your Shares to be voted so you may participate in the shareholder voting on these important matters.

What if I do not specify a choice for a proposal when returning a proxy or a voting instruction form?

We urge all shareholders to express their choices on each voting matter described on the proxy card or the voting instruction form, which you will receive from your broker, bank, or other nominee, if your Shares are held in “street name”.

Shares Owned by Record Holders. If you are a record owner of Shares and you sign and return a proxy card, unless you indicate otherwise, the persons named as proxies on the proxy card will vote your Shares: (i) FOR the election of each of the nominees for director named in this proxy statement; (ii) FOR the non-binding advisory resolution to approve the compensation of our NEOs; (iii) FOR the ratification of the appointment of EY as Walmart’s independent accountants for fiscal 2021; (iv) FOR the amendment to the ASDA Sharesave Plan 2000; and (v) AGAINST each of the shareholder proposals appearing in this proxy statement, in each case, if properly presented at the meeting. For any other business or matters properly presented at the 2020 Annual Shareholders’ Meeting, the persons named as proxies on the proxy card shall vote in their discretion.

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Annual Meeting Information

Shares Held in “Street Name” by Beneficial Owners. If you are a beneficial owner of Shares held in “street name” and you sign and return a voting instruction form to your bank, broker, or other nominee (in accordance with the voting instructions provided by such bank, broker, or other nominee), but do not provide instructions regarding how you wish your Shares to be voted on each of the voting matters described in this proxy statement, then a “broker non-vote” will result with respect to your Shares regarding:

●	the election of each of the nominees for director named in this proxy statement;
●	the non-binding, advisory resolution to approve the compensation of our NEOs;
●	the amendment to the ASDA Sharesave Plan 2000;
●	each of the shareholder proposals appearing in this proxy statement; and
●	any other matters properly presented at the meeting.

Banks, brokers, and other nominees who do not receive instructions from you regarding the ratification of the appointment of independent accountants may generally vote on that matter in their discretion.

I completed and returned my proxy card, but I have changed my mind about how I want to vote. Can I revoke my proxy and change my vote?

Yes, if you are a record holder, you may revoke a previously submitted proxy and change your vote by:

●	delivering a written notice of revocation to Walmart’s Corporate Secretary at 702 Southwest 8th Street, Bentonville, AR 72716-0215 before the polls close for voting during the 2020 Annual Shareholders’ Meeting;
●	signing a proxy bearing a later date than the proxy being revoked and delivering it to Walmart’s Corporate Secretary at the address provided in the Notice of 2020 Annual Shareholders’ Meeting included in this proxy statement before the polls close for voting during the 2020 Annual Shareholders’ Meeting;
●	submitting a proxy bearing a later date via the internet (i.e., before the meeting via www.proxyvote.com) or by telephone not later than 11:59 p.m. Eastern Time on June 2, 2020; or
●	voting your Shares while logged in and participating in the 2020 Annual Shareholders’ Meeting.

If your Shares are held in street name through a broker, bank, or other nominee, you should contact the record holder of your Shares regarding how to revoke your voting instructions.

Proxy Materials

Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Shareholders’ Meeting to be held on Wednesday, June 3, 2020. This year, we are again taking advantage of the SEC’s rules that allow us to furnish our proxy materials over the internet. As a result, we are mailing to many of our shareholders a notice of internet availability of the proxy materials, rather than a full paper set of the proxy materials.

This notice of internet availability includes instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail.

This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.

How can I access the proxy materials over the internet? Can I elect to receive proxy materials for future annual meetings electronically? How can I request a paper copy of the proxy materials?

Accessing the Proxy Materials on the Internet. You can access the proxy statement and the Annual Report to Shareholders in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports. In accordance with the SEC’s rules, we do not use software that identifies visitors accessing our proxy materials on our website.

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Electing to Receive Proxy Materials for Future Annual Shareholders’ Meetings Electronically. If you wish to join in Walmart’s sustainability efforts, you can instruct Walmart to deliver its proxy materials for future annual shareholders’ meetings to you electronically by email. If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports.

Obtaining a Paper Copy of the Proxy Materials. If you received a notice regarding the internet availability of the proxy materials, then you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders in your notice. If you received an email notification as to the availability of the proxy materials, then you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders as part of that email notification. We will mail a paper copy of the proxy materials and the Annual Report to Shareholders to all shareholders to whom we do not send a notice of availability or an email notification regarding the internet availability of the proxy materials.

What should I do if I receive more than one notice of, or email notification about, the internet availability of the proxy materials or more than one paper copy of the proxy materials?

Some shareholders may receive more than one notice of internet availability, more than one email notification, or more than one paper copy of the proxy materials, including multiple proxy cards.

For example, if you hold your Shares in more than one brokerage account, then you may receive a separate notice of internet availability, a separate email notification, or a separate voting instruction form for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, then you may receive a separate notice of internet availability, a separate email notification, or a separate set of paper proxy materials and proxy card for each name in which you hold Shares. To vote all of your Shares, you must complete, sign, date, and return each proxy card you receive or submit a proxy to vote the Shares to which each proxy card relates by telephone, internet, or mobile device as described above, or vote online and while logged in during as described above.

If you have Shares held in one or more “street names,” then you must complete, sign, date, and return to each bank, broker, or other nominee through which you hold Shares each voting instruction form received from that bank, broker, or other nominee (or obtain a proxy from each such nominee holder if you wish to vote in person at the 2020 Annual Shareholders’ Meeting).

What is householding, and how can I enroll or opt-out?

If you are a beneficial owner of Shares, your bank, broker, or other nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses.

Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting their bank, broker, or other nominee. Alternatively, if you wish to receive a separate set of proxy materials for the 2020 Annual Shareholders’ Meeting or future shareholders’ meetings, we will deliver them promptly upon request made by contacting the Global Investor Relations team by any of the means described on page 31 above.

When will the company announce the voting results?

We expect to report the preliminary voting results in a press release on the afternoon of June 3, 2020, which will be available on our corporate website. We will report the official voting results in a filing with the SEC on or before June 9, 2020.

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Annual Meeting Information

Shareholder Submissions for the 2021 Annual Shareholders’ Meeting

If you wish to submit a shareholder proposal or nomination for possible inclusion in our proxy statement relating to our 2021 Annual Shareholders’ Meeting, send the proposal or nomination, by registered, certified, or express mail to:

Gordon Y. Allison,
Senior Vice President, Office of the Corporate Secretary, Chief Counsel for Finance and Corporate Governance
Walmart Inc.
702 Southwest 8th Street
Bentonville, Arkansas 72716-0215

Any shareholder proposal, other business, or nomination received by the company after the applicable date will not be included in the company’s proxy statement or on the agenda relating to such annual shareholders’ meeting.

Submissions for inclusion in our 2021 proxy materials relating to our 2021 Annual Shareholders’ Meeting*	Must be delivered to or mailed and received at the company’s principal executive offices:
Nomination of one or more director nominees submitted under the proxy access provision of our Bylaws	no earlier than close of business on November 24, 2020** and no later than close of business on December 24, 2020**
Shareholder proposals submitted under applicable SEC rules	no later than close of business on December 24, 2020
*	Shareholder proposals submitted for inclusion in the company’s proxy statement relating to an annual shareholders’ meeting must comply with all requirements of SEC Rule 14a-8. Nomination of a director nominee to be included in the company’s proxy statement under the proxy access provision of our Bylaws must comply with all of the requirements of our Bylaws.
**	Assumes this proxy statement is first released to shareholders on April 23, 2020. Under our Bylaws, if the date of the 2021 Annual Shareholders’ Meeting is more than 30 days before, or more than 60 days after June 3, 2021, then notice must be delivered to or mailed and received at Walmart’s principal executive offices not more than 150 days prior to the date of the 2021 Annual Shareholders’ Meeting nor less than the later of: (i) 120 days prior to the date of the 2021 Annual Shareholders’ Meeting; or (ii) the tenth day following the day on which a public announcement of the 2021 Annual Shareholders’ Meeting is made.

Other business or nominations to be considered at our 2021 Annual Shareholders’ Meeting*	Must be delivered to or mailed and received at the company’s principal executive offices:
Any other nomination or other business submitted for consideration at our 2021 Annual Shareholders’ Meeting but not submitted for inclusion in our proxy materials under our Bylaws or applicable SEC rules	no earlier than close of business on February 3, 2021** and no later than close of business on March 5, 2021**
*	Each such submission or nomination must comply with the requirements of the applicable provisions of our Bylaws.
**	Assumes the 2020 Annual Shareholders’ Meeting is held on June 3, 2020. Under our Bylaws, if the date of the 2021 Annual Shareholders’ Meeting is held more than 30 days before, or more than 60 days after June 3, 2021, then notice must be delivered to or mailed and received at Walmart’s principal executive offices not more than 120 days prior to the date of the 2021 Annual Shareholders’ Meeting nor less than the later of: (i) 90 days prior to the date of the 2021 Annual Shareholders’ Meeting; or (ii) the tenth day following the day on which a public announcement of the 2021 Annual Shareholders’ Meeting is made.

To review the applicable notice requirements contained in our Bylaws, visit our corporate website at http://stock.walmart.com/investors/corporate-governance/governance-documents. The Board periodically reviews the Bylaws and approves amendments as it deems appropriate. Any amendments to the Bylaws will be reported in a filing with the SEC, as required by Form 8-K, and the amended Bylaws will be filed as an exhibit to an SEC filing and posted on our corporate website at the web address above.

Other Matters

Our company is not aware of any matters that will be considered at the 2020 Annual Shareholders’ Meeting other than the matters described in this proxy statement. If any other matter is properly presented at the 2020 Annual Shareholders’ Meeting, the persons named in the form of proxy will vote on such matters in their discretion. The proxies also have discretionary authority to vote to adjourn the 2020 Annual Shareholders’ Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations.

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Table of Abbreviations

The following abbreviations are used for certain terms that appear in this proxy statement (except in Annex B where such defined terms have the meanings ascribed to them in Annex B):

401(k) Plan	the Walmart 401(k) Plan
Annual Report to Shareholders	Walmart’s Annual Report to Shareholders for fiscal 2020
Associate or associate	an employee of Walmart or one of its consolidated subsidiaries
Associate Stock Purchase Plan	the Walmart Inc. 2016 Associate Stock Purchase Plan, as amended effective February 1, 2018
Audit Committee	the Audit Committee of the Board
Board	the Board of Directors of Walmart
Board committees	the Audit Committee, the CMDC, the Executive Committee, the NGC, the SPFC, and the TeCC
Broadridge	Broadridge Financial Solutions, Inc., representatives of which will serve as the inspectors of election at the 2020 Annual Shareholders’ Meeting
Bylaws	the amended and restated Bylaws of Walmart, effective as of July 23, 2019
CD&A	the Compensation Discussion and Analysis included in this proxy statement
CEO	the Chief Executive Officer of a company
CFO	the Chief Financial Officer of a company
CMDC	the Compensation and Management Development Committee of the Board
Deferred Compensation Matching Plan or DCMP	the Walmart Inc. Deferred Compensation Matching Plan, as amended effective as of February 1, 2019, and which replaced the Officer Deferred Compensation Plan
Director Compensation Deferral Plan	the Walmart Inc. Director Compensation Deferral Plan, as amended effective as of February 1, 2018
EPS	Diluted earnings per share from continuing operations attributable to Walmart
Exchange Act	the Securities Exchange Act of 1934, as amended
Executive Committee	the Executive Committee of the Board
Executive Officers	those senior officers of our company determined by the Board to be executive officers (as defined by Rule 3b-7 under the Exchange Act) as to whom Walmart has certain disclosure obligations and who must report certain transactions in equity securities of our company under Section 16
EY	Ernst & Young LLP, an independent registered public accounting firm
FCPA	the Foreign Corrupt Practices Act
Fiscal or fiscal [year]	Walmart’s fiscal year ending January 31st
GAAP	generally accepted accounting principles in effect in the United States
Independent Directors	this applies to Walmart directors whom the Board has affirmatively determined have no material relationships with our company pursuant to NYSE Listed Company Rules. This also applies to Audit Committee members who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3 under the Exchange Act. Additionally, CMDC members who meet the requirements of Section 10C of the Exchange Act, Rule 10C-1 under the Exchange Act and the heightened independence requirements under the NYSE Listed Company Rules for compensation committee members are considered independent.
Internal Revenue Code	the Internal Revenue Code of 1986, as amended
Jet.com	Jet.com, Inc., which was acquired by the company on September 19, 2016
Management Incentive Plan or MIP	the Walmart Inc. Management Incentive Plan, as amended effective February 1, 2018

2020 Proxy Statement 109

Table of Abbreviations

Named Executive Officer or NEO	Walmart’s President and CEO, Walmart’s CFO, the next three most highly compensated Executive Officers other than our CEO and CFO, and the Executive Vice President, President and CEO, Walmart U.S., whom Walmart is voluntarily including as an NEO in this proxy statement
NGC	the Nominating and Governance Committee of the Board
NYSE	the New York Stock Exchange
NYSE Listed Company Rules	the NYSE’s rules for companies with securities listed for trading on the NYSE, including the continual listing requirements and rules and policies on matters such as corporate governance, shareholder communication, and shareholder approval
Officer Deferred Compensation Plan or ODCP	the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan, amended and restated effective January 1, 2009, and which was replaced by the Deferred Compensation Matching Plan, effective on February 1, 2012
Outside Directors or Non-Management Directors	the members of the Board who are not employed by Walmart or a consolidated subsidiary of Walmart
PCAOB	the Public Company Accounting Oversight Board
Return on Investment or ROI	our return on investment, calculated as described in Annex A to this proxy statement
SEC	the United States Securities and Exchange Commission
Section 16	Section 16 of the Exchange Act
SERP	the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009, which was replaced by the Deferred Compensation Matching Plan, effective February 1, 2012
Share or Shares	a share or shares of Walmart common stock, $0.10 par value per share
SOX	the Sarbanes-Oxley Act of 2002
SPFC	the Strategic Planning and Finance Committee of the Board
Stock Incentive Plan	the Walmart Inc. Stock Incentive Plan of 2015, as amended effective as of February 1, 2018
TeCC	the Technology and eCommerce Committee of the Board
TSR	total shareholder return
Walmart, our company, the company, we, our, or us	Walmart Inc., a Delaware corporation (formerly Wal-Mart Stores, Inc.) and, where the context requires, its consolidated subsidiaries

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Annex A

Non-GAAP Financial Measures

Certain financial measures discussed under the captions “Fiscal 2020 Highlights—Strategy and Performance and Executive Compensation—Compensation Discussion and Analysis” in this proxy statement are considered non-GAAP financial measures under the SEC’s rules because they are calculated by excluding or including amounts that are included or excluded in the calculation of comparable measures calculated and presented in accordance with GAAP.

Below (except as otherwise noted), we identify:

●	each non-GAAP financial measure discussed in this proxy statement (collectively, the “Non-GAAP Measures”) and briefly describe how we calculate such Non-GAAP Measure;
●	the financial measure calculated and presented in accordance with GAAP or using only measures calculated and presented in accordance with GAAP that we believe is most directly comparable to each Non-GAAP Measure (each, a “Comparable GAAP Measure”);
●	the reasons why we think each Non-GAAP Measure provides our shareholders with useful information about our financial condition and results of operations; and
●	a reconciliation of each Non-GAAP Measure with its Comparable GAAP Measure.

When we refer below to a financial measure as being a “reported” financial measure, we are referring to a financial measure calculated in accordance with GAAP and reflected in our consolidated statement of income for fiscal 2020.

Adjusted EPS

Our diluted earnings per share attributable to Walmart (which we refer to as “EPS”) is calculated and presented in accordance with GAAP and is based on our consolidated net income attributable to Walmart as reflected in our consolidated statement of income.

Non-GAAP Measure: The company’s adjusted EPS (which we refer to as “Adjusted EPS”) for fiscal 2020 was calculated by adjusting the EPS for fiscal 2020 by the amount of the per share net impact on our EPS for fiscal 2020 of: (1) unrealized gains and losses on the company’s equity investment in JD.com; (2) a tax benefit on the revaluation of deferred tax liabilities as a result of an income tax rate reduction in India; (3) certain income tax matters; and (4) certain business restructuring charges which primarily includes non-cash impairment charges on certain trade names and other long-lived assets.

Comparable GAAP Measure: The company’s reported EPS for fiscal 2020.

Why the Non-GAAP Measure is Useful Information: Management believes that the Adjusted EPS for fiscal 2020, which adjusts EPS for the items described above, is a meaningful metric to share with shareholders because it best allows investors to compare core earnings performance for fiscal 2020 with our earnings performance for prior comparable periods. In addition, Adjusted EPS affords investors a view of what management considers the company’s core earnings performance for fiscal 2020 and the ability to make a more informed assessment of such core earnings performance with that of the prior year.

Reconciliation: Reconciliation of the company’s EPS for fiscal 2020 to the company’s Adjusted EPS for fiscal 2020.

2020 Proxy Statement A-1

Annex A

Adjusted EPS - Fiscal 2020

Fiscal Year Ended January 31, 2020
Reported EPS for Fiscal 2020	$5.19

Adjustments:	Pre-Tax Impact	Tax Impact(1),(5)	NCI Impact(2)	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.65)	$0.14	—	$(0.51)
Business restructuring charges(4)	0.30	(0.08)	(0.01)	0.21
Tax benefit from income tax rate reduction in India	—	(0.14)	0.03	(0.11)
Certain income tax matters(3)	0.01	0.14	—	0.15
Net Adjustments				$(0.26)
Adjusted EPS for Fiscal 2020				$4.93
(1)	Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdiction.
(2)	Calculated based on the ownership percentages of our noncontrolling interests.
(3)	Represents a charge related to certain income tax matters and accrued interest unrelated to current period operations.
(4)	Business restructuring charges primarily consists of non-cash impairment charges for certain trade names, acquired developed technology, and property and equipment due to decisions that resulted in the write-off of certain assets in Walmart U.S. and Walmart International, including non-cash impairment charges on the Jabong.com trade name during the three months ended October 31, 2019.
(5)	The reported effective tax rate was 24.4% for the fiscal year ended January 31, 2020. When adjusted for the above items, the effective tax rate was 24.7% for the fiscal year ended January 31, 2020.

Growth of Total Company Sales on a Constant Currency Basis

The growth of total company sales on a constant currency basis in fiscal 2020 over fiscal 2019 reflects growth in our total net sales for fiscal 2020 calculated by translating into U.S. dollars the net sales of the countries in which the functional currency is not the U.S. dollar or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-U.S. dollar acquisitions until owned for 12 months.

Non-GAAP Measures: The percentage growth in total company sales for fiscal 2020 calculated and presented on a constant currency basis for fiscal 2020 over total company sales for fiscal 2019 (calculated and presented in accordance with GAAP).

Comparable GAAP Measures: The percentage growth in total company sales for fiscal 2020 over total company sales for fiscal 2019, in each case, calculated and presented in accordance with GAAP.

Why the Non-GAAP Measure Is Useful Information: Management believes that the percentage growth in total company sales on a constant currency basis for fiscal 2020 over fiscal 2019 calculated and presented in accordance with GAAP allows shareholders to better understand Walmart’s underlying year-over-year sales growth without the effects of currency exchange rate fluctuations.

Reconciliation: Reconciliation of the percentage increase in our consolidated net sales for fiscal 2020 (as reported) from our consolidated net sales for fiscal 2019 (as reported) to our constant currency consolidated net sales for fiscal 2020 from our consolidated net sales for fiscal 2019 (as reported).

	Fiscal Year Ended January 31, 2020
	(in millions)	Percent Change(1)
Consolidated net sales (as reported)	$519,926	1.9%
Currency exchange rate fluctuations	$4,137
Constant currency consolidated net sales	$524,063	2.7%
(1)	Calculated versus fiscal 2019 consolidated net sales (as reported)

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Annex A

Other Non-GAAP Financial Measures

The company used the following performance metrics to determine whether it will make payments under the awards outstanding under its annual cash incentive plan and the amount of any such payments and whether payouts will be made under the outstanding long-term performance equity held by our NEOs and the amount of any such payouts to our NEOs. The following performance metrics, in each case as calculated for incentive plan purposes, are considered Non-GAAP Measures (collectively, the “Non-GAAP Performance Metrics”):

●	constant currency total company operating income (excluding certain items);
●	operating income of our Walmart U.S. segment (excluding certain items);
●	operating income of our Sam’s Club segment (excluding certain items);
●	constant currency operating income of our Walmart International segment (excluding certain items);
●	constant currency total company sales (excluding certain items);
●	sales of our Walmart U.S. segment (excluding certain items);
●	sales of our Sam’s Club segment (excluding certain items);
●	constant currency sales of our Walmart International segment (excluding certain items); and
●	our adjusted ROI.

Each of the Non-GAAP Performance Metrics is adjusted by excluding certain items from the calculation of such Non-GAAP Performance Metric, as described under the caption “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2020 Performance Goals and Performance” in this proxy statement (the “Excluded Items”). As permitted by the SEC’s rules and guidance, with respect to the Non-GAAP Performance Metrics, we do not disclose: the financial measures calculated and presented in accordance with GAAP that are most directly comparable to each Non-GAAP Performance Metric; why we believe each Non-GAAP Performance Metric is important information for our shareholders to have; or provide a reconciliation of each Non-GAAP Performance Metric to the most directly comparable financial measure calculated and presented in accordance with GAAP. However, we believe it is important for our shareholders to understand how we calculated each of the Non-GAAP Performance Metrics described above.

We calculated constant currency total company operating income for incentive plan purposes by translating the as reported operating income for fiscal 2020 of the countries in which the functional currency is not the U.S. dollar or countries experiencing hyperinflation by using the currency exchange rates we had used to translate our fiscal 2019 operating income in those countries into U.S. dollars for financial reporting purposes rather than by using the current period’s currency exchange rates to make that translation and adjusting such operating income by excluding the Excluded Items.

We calculated constant currency operating income of our Walmart International segment for incentive plan purposes by translating the operating income for fiscal 2020 of the countries within our Walmart International segment in which the functional currency is not the U.S. dollar or countries experiencing hyperinflation by using the currency exchange rates we had used to translate our fiscal 2019 operating income in those countries into U.S. dollars for financial reporting purposes rather than by using the current period’s currency exchange rates to make that translation and adjusting such operating income by excluding the Excluded Items.

We calculated constant currency total company sales for incentive plan purposes by adding our Walmart U.S. net sales and Sam’s Club net sales to the constant currency net sales of our Walmart International segment, in each case for fiscal 2020, and adjusting the total of those net sales by excluding the Excluded Items.

We calculated constant currency Walmart International sales by translating the net sales for fiscal 2020 of those countries within our Walmart International segment in which the functional currency is not the U.S. dollar or countries experiencing hyperinflation by using the currency exchange rates we had used to translate our fiscal 2019 net sales in those countries into U.S. dollars for financial reporting purposes rather than by using the current period’s currency exchange rates to make that translation and adjusting such net sales by excluding the Excluded Items.

We calculated our adjusted ROI for fiscal 2020 as our operating income for fiscal 2020 plus our interest income, depreciation and amortization, and rent expense for fiscal 2020 divided by average invested capital for fiscal 2020. We considered average

2020 Proxy Statement A-3

Annex A

invested capital for fiscal 2020 to be the average of our beginning and ending total assets for fiscal 2020, plus average accumulated depreciation and average accumulated amortization, less average accounts payable and average accrued liabilities for fiscal 2020. For fiscal 2020, lease related assets and associated accumulated amortization are included in the denominator at their carrying amount as of the current balance sheet date, rather than averaged, because they are no longer directly comparable to the prior year calculation which included rent for the trailing 12 months multiplied by a factor of 8. Further, beginning prospectively in fiscal 2020, rent expense in the numerator excludes short-term and variable lease costs as these costs are not included in the operating lease right of use asset balance. In computing the operating income for ROI, we adjusted by excluding from such components the Excluded Items. Although return on investment is a standard financial measure, our calculation of ROI may differ from other companies’ calculations of their return on investment.

We calculated the operating income and the sales (excluding certain items) of each of our Walmart U.S. segment and our Sam’s Club segment by excluding the Excluded Items.

We calculated the operating income and the sales (excluding certain items) of our Sam’s Club segment by excluding from the operating income and net sales of our Sam’s Club segment (in each case, as reported) the Excluded Items for fiscal 2020 as appropriate for our Sam’s Club segment.

We calculated fiscal 2020 total company operating income change by dividing our consolidated operating income for fiscal 2020 (excluding the Excluded Items) by our consolidated operating income for fiscal 2019 (excluding the Excluded Items) and subtracting 1 from the result of that division, with the remainder expressed as a percentage.

We calculated fiscal 2020 total company sales change by dividing our consolidated net sales for fiscal 2020 (excluding the Excluded Items) by our consolidated net sales for fiscal 2019 (excluding the Excluded Items) and subtracting 1 from the result of that division, with the remainder expressed as a percentage.

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Annex B

The Rules of the ASDA Sharesave Plan 2000

(incorporating amendments approved by the Board on 13 April 2004 and approved by HMRC under Schedule 3 to ITEPA)

Original amendment to overall limit approved with effect from 5 June 2005

As amended by the Board on 29 November 2009 (to make the
term of the Sharesave Plan indefinite) and approved by
the shareholders of Walmart at an AGM on 4 June 2010
(confirmation that the Sharesave Plan remains approved under
Schedule 3 to ITEPA received from HMRC on 14 December 2009)

As amended by the Board on 28 June 2010
(further amendment to overall limit on Shares) and approved by the shareholders of Walmart at an AGM on 4 June 2010
(confirmation that the Sharesave Plan remains approved under
Schedule 3 to ITEPA received from HMRC on 29 July 2010)

As amended by the Board on 20 March 2015 (for general updating and to take account of
Finance Act 2013 and Finance Act 2014 changes)

As amended by the Board on 5 February 2019 (for an amendment to exchange rate provisions when calculating the Option Price, to reflect a change of Walmart’s name, to include a cross reference at Rule 7.2(C), and to take account of changes in data protection regulations)

As amended by the Board on [INSERT DATE] 2020
(further amendment to overall limit on Shares) and approved by the shareholders of Walmart at an AGM on [3 June] 2020

HMRC were notified of this Sharesave Plan on 25 June 2015 and it is a Schedule 3 SAYE
Option Scheme with effect from and including 6 April 2014

2020 Proxy Statement B-1

Annex B

Rules of the ASDA Sharesave Plan 2000

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Annex B

Rules of the ASDA Sharesave Plan 2000

1.	Definitions

1.1	In these Rules the following words and expressions shall have the meaning specified against them unless the context requires otherwise

“Acquiring Company”	means a company which obtains Control of Walmart in the circumstances set out in Rule 8,

“Adoption Date”	means the date of adoption of the Sharesave Plan by the Company at a board meeting,

“Announcement Date”	means any date on which the quarterly announcement of Walmart’s results is made,

“Appropriate Authority”	means such body or bodies as are approved by the Board for the provision of SAYE Contracts under the Sharesave Plan,

“Associated Company”	means any company which, in relation to the Company or Walmart (as appropriate in the context), is an associated company as that term is defined in paragraph 47 of Schedule 3,

“Auditors”	means the auditors for the time being of the Company or if there are joint auditors, such one as the Board shall select (in each case acting as experts and not as arbitrators),

“Board”	means the Board of Directors for the time being of the Company present at a duly convened meeting of the Directors, or an appropriate committee thereof, at which a quorum is present,

“Bonus Date”	means the repayment date for an SAYE Contract in relation to a Three Year Option or a Five Year Option (as the case may be) and the “relevant Bonus Date” shall be construed accordingly,

“Business Day”	means a day on which the New York Stock Exchange is open for business,

“Company”	means ASDA Group Limited (Number 1396513),

“Control”	has the meaning set out in section 719 of ITEPA,

“Date of Grant”	means, in relation to the commencement of any SAYE Contract, the date (specified pursuant to Rule 5.1) on which an Option is granted to an Eligible Employee,

“Director”	means a Director of any member of the Group,

“Eligible Employee”	means any Employee of a Participating Company who at the Date of Grant

(a)	(i)	has earnings in respect of his office or employment with the Participating Company which are (or would be if there were any) general earnings to which section 15 of ITEPA applies; and

	(ii)	has been an Employee for a continuous period of at least six months or such longer period not exceeding five years as the Board may specify ending on or before the Date of Grant, or

(b)	is any other Employee of a Participating Company who is nominated by the Board in its discretion to participate in the Sharesave Plan,

and in both cases participation in the Sharesave Plan shall not be permitted by any Employee who is excluded from participation by paragraph 10 of Schedule 3[1],

“Employee”	means an employee (including a full-time Director holding salaried employment or office who normally devotes to his duties 25 hours or more a week) of any member of the Group,

“Exercise Notice”	means the notice by which an Option is exercised in accordance with Rule 10.1,
[1]	Before 17/7/13, Eligible Employees with a “material interest” in a close company were prohibited from participating.

2020 Proxy Statement B-3

Annex B

“Five Year Option”	means an Option linked to a five year SAYE Contract,

“Group”	means the Company and its Subsidiaries for the time being or, where the context so requires, any one or more of them,

“HMRC”	means Her Majesty’s Revenue & Customs,

“Issue or Variation”	means, in relation to Walmart, the issue of shares by way of capitalisation of profits or reserves or by way of rights issue, sub-division, consolidation of shares or reduction of share capital,

“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003,

“Key Feature”	means a provision of this Sharesave Plan which is necessary in order for the requirements of Parts 2 to 7 of Schedule 3 to be met in relation to this Sharesave Plan,

“Market Value”	has the meaning set out in Part VIII of the Taxation of Chargeable Gains Act 1992,

“Maximum Monthly Savings Contribution”	means the maximum permitted aggregate monthly savings contribution, as specified in paragraph 25 of Schedule 3 (currently £500 a month, or such other maximum amount specified from time to time in paragraph 25 of Schedule 3) or, if less, such sum (being a multiple of £1 and not less than £5) as the Board decides shall apply to every Eligible Employee in respect of any SAYE Contract entered into pursuant to an Offer,

“Minimum Monthly Savings Contribution”	means the minimum permitted monthly savings contribution, as specified in paragraph 25 of Schedule 3 (currently £5 a month, or such other minimum amount specified from time to time in paragraph 25 of Schedule 3), or such other sum as the Board decides in accordance with that paragraph in respect of any SAYE Contract entered into pursuant to an Offer,

“New Company”	means a company being either the Acquiring Company or some other company falling within paragraphs 18(b) or (c) of Schedule 3,

“New Option”	means an option granted over New Shares under Rule 9,

“New Shares”	means shares in the New Company in respect of which New Options are granted by the New Company under Rule 9 and which comply with paragraphs 18 to 20 and 22 (inclusive) of Schedule 3,

“New York Stock Exchange”	means the New York Stock Exchange Inc.,

“Offer”	means an invitation to apply for an Option,

“Offer Date”	means the date on which an Offer is made to an Eligible Employee in accordance with Rule 2.1,

“Offer Period”	means the period commencing on the 5th day and ending on the 28th day after an Announcement Date or such period in the event of exceptional circumstances as the Board may determine,

“Old Option”	means an Option released in exchange for a New Option under Rule 9,

“Option”	means a right to acquire (by purchase or subscription) Shares granted to an Eligible Employee in pursuance of the Sharesave Plan and for the time being subsisting or, where the context so requires, a right so to be granted,

“Option Holder”	means a person holding an Option, or, if that person has died and where the context requires, his Personal Representatives,

“Option Period”	means the period of 6 months after the relevant Bonus Date,

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Annex B

“Option Price”	means, in relation to an Option, a price per Share determined by the Board being not less than the higher of -

(i)	the par value of a Share, and

(ii)	the average closing sales price for a Share on the New York Stock Exchange as published in the Wall Street Journal, for the 3 dealing days immediately preceding the Business Day before the Offer Date, or, if the Board so determines, a price no lower than 80 per cent of the average closing sales price,

PROVIDED THAT:-

(i)	the price is calculated using a rate of exchange for US Dollar to Pounds Sterling for the relevant days as derived from a reputable source,

(ii)	the price is calculated to 4 decimal places and then rounded up, and

(iii)	if the Shares are subject to a Restriction, their value is to be determined as if they were not subject to the Restriction,

“Participating Company”	means any member of the Group nominated by the Board to participate in the Sharesave Plan in accordance with Rule 2.7,

“Personal Representatives”	means the legal personal representatives of an Option Holder, being either:-
(a)	the executors of his will; or

(b)	if he dies intestate, the duly appointed administrator(s) of his estate,

who have produced to the Company evidence of their appointment as such,

“Receipt Date”	means the date on which an Exercise Notice for an Option is received under Rule 10.3,

“Redundancy”	has the meaning set out in the Employment Rights Act 1996,

“Release Date”	means the date upon which an Old Option is released under Rule 9.1,

“Restriction”	has the same meaning as in paragraph 48(3) of Schedule 3,

“SAYE Contract”	means a contract under an SAYE Scheme,

“SAYE Scheme”	means a certified SAYE savings arrangement (within the meaning of section 703 of the Income Tax (Trading and Other Income) Act 2005),

“Schedule 3”	means Schedule 3 to ITEPA,

“Schedule 3 SAYE Option Scheme”	means a scheme which is taken to be a Schedule 3 SAYE option scheme for the purposes of the SAYE Code (as defined in section 516(3) of ITEPA),

“Shares”	means fully paid shares of $0.10 par value in the common stock of Walmart for the time being which comply with paragraphs 18 to 20 and 22 (inclusive) of Schedule 3 or, for the purposes of Rule 8.2, means fully paid shares of $0.10 par value in the common stock of Walmart for the time being which no longer comply with paragraphs 18 to 20 and 22 (inclusive) of Schedule 3,

“Sharesave Plan”	means the ASDA Sharesave Plan 2000 established by these Rules in its present form or as from time to time amended in accordance with these Rules,

“Subsidiary”	means any company which is for the time being under the Control of the Company and which is also a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006,

“Three Year Option”	means an Option linked to a three year SAYE Contract,

“US or USA”	means United States of America, and

“Walmart”	means Walmart Inc., registered in Delaware, USA

2020 Proxy Statement B-5

Annex B

1.2	References to any statute or statutory provision (including ITEPA) shall include any subordinate legislation made under it, any provision which it has superseded or re-enacted (whether with or without modification), any provision superseding or re-enacting it (whether with or without modification).

1.3	Unless the context requires otherwise, references to the singular only shall include the plural and vice versa, references to the masculine gender shall include the feminine and vice versa and references to actual persons shall include corporations.

1.4	References to Rules are to rules of the Sharesave Plan.

1.5	The headings of these Rules shall not affect their construction or interpretation.

2.	Timing of Offers

2.1	Subject to Rules 2.2, 2.3 and 3, the Board may make an Offer to an Eligible Employee to participate in the Sharesave Plan within 21 days after any of -

(A)	the Adoption Date, and

(B)	receipt of notification of approval of the Sharesave Plan by HMRC[2];

and, thereafter, within an Offer Period.

2.2	If under any statute or applicable directors’ dealing code or any similar provisions the Board is prevented from making an Offer within any Offer Period the Board may make such Offer within the period of 21 days, or such longer period as the Board considers appropriate, after such provisions cease to apply.

2.3	Invitations under Rule 2.1 shall be issued on no more than two dates in each calendar year and shall be issued to all Eligible Employees at that date.

2.4	Each Offer shall be in writing (and may be in electronic form) and shall specify -

(A)	the Option Price of the Shares subject to the Option,

(B)	the Maximum Monthly Savings Contribution,

(C)	the Minimum Monthly Savings Contribution,

(D)	the date (which is between 14 and 21 days after the Offer Date) by which an application for an Option must be made by the Eligible Employee and on which the Offer shall lapse, and

(E)	that the Board has authority to reduce an Eligible Employee’s monthly savings contribution as may be determined under Rule 4, to an amount not exceeding the maximum stated in the application pursuant to Rule 2.5(A).

2.5	Each Offer shall give details as to how Eligible Employees can apply for an SAYE Contract and an Option. Each such application (which may be in electronic form) must state:-

(A)	the maximum amount which the Eligible Employee wishes to save each month under the SAYE Contract, and

(B)	whether the Eligible Employee is applying for a Five Year Option or Three Year Option (unless the Board shall have decided that only Three Year Options shall be available in respect of that Offer).

2.6	Each application pursuant to Rule 2.5 shall be deemed to be an application for the maximum whole number of Shares for which the aggregate Option Price would as nearly as possible equal (but not exceed) the total repayment due to the Option Holder at the relevant Bonus Date under the SAYE Contract.

2.7	The Board may from time to time nominate any member of the Group which it intends to participate in the Sharesave Plan (a “Participating Company”).
[2]	Following Finance Act 2014, HMRC no longer formally approves plans such as this Sharesave Plan.

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Annex B

3.	Restrictions on the Grant of Options

3.1	The number of Shares which may be acquired pursuant to Options granted on or after June 3, 2020 under the Sharesave Plan shall not exceed the sum of 10 million Shares plus any remaining Shares available under the Sharesave Plan in place on June 5, 2004, and June 4, 2010, PROVIDED THAT this limit may be reviewed or increased from time to time with the approval of shareholders of Walmart in a general meeting.

3.2	The Board may, before making an Offer, determine the maximum number of Shares which are to be made available in respect of the grant of Options pursuant to that Offer.

3.3	Any payment made by an Option Holder under an SAYE Contract shall be not less than the Minimum Monthly Savings Contribution or, when added to the Eligible Employee’s monthly savings contribution at that time under any other SAYE Scheme, more than the Maximum Monthly Savings Contribution.

4.	Scaling Down

4.1	If the Board receives valid applications for Options over a number of Shares which would result in the limits set out in Rule 3.1 or determined by the Board under Rule 3.2 to be exceeded the following steps shall be carried out successively to the extent necessary to eliminate the excess over the limits -

(A)	the excess over £5 (or such other Minimum Monthly Savings Contribution as is specified in the Offer) of the monthly savings contribution specified in each application shall be reduced pro rata,

(B)	each election for a Five Year Option shall be deemed to be an election for a Three Year Option,

(C)	each election for a Five Year Option or a Three Year Option shall be deemed to exclude any bonus that would otherwise be due on the relevant Bonus Date.

4.2	The amount of the reduced monthly savings contribution determined in accordance with Rule 4.1 shall not be lower than the Minimum Monthly Savings Contribution.

5.	Grant of Options

5.1	Subject to Rule 5.2, the Board shall grant or procure the grant of Options in respect of the applications made under Rule 2.5 no later than a date (the “Date of Grant”) 30 days (or, if Rule 4.1 applies, 42 days) after the earliest date with reference to which the Option Price was determined.

5.2	No Option shall be granted to any person who is not at the Date of Grant an Eligible Employee.

5.3	Payments under an SAYE Contract shall be made by arrangement with the Participating Company of which the Option Holder is an Employee and such payments shall be passed forthwith to the Appropriate Authority.

5.4	Subject to the rights of the Personal Representatives of an Option Holder, each grant of an Option shall be personal to the Eligible Employee to whom it is made and will not be transferable or assignable. An Option shall not be charged, pledged or otherwise encumbered. Any breach or attempted or purported breach of the provisions of this Rule 5.4 shall render the relevant Option void and, unless the Board determines otherwise, an Option shall lapse upon the bankruptcy of the Option Holder.

6.	Option Certificates

The Company or the administrator shall in due course issue in respect of each Option granted an Option certificate evidencing the Option. Option certificates shall be in such form as the Board may from time to time determine, which may be electronic. Each Option certificate shall state whether or not the Shares are subject to a Restriction and, if so, set out details of the Restriction[3].

[3]	This requirement only applies for Options granted on/after 17/7/13.

2020 Proxy Statement B-7

Annex B

7.	Rights to Exercise Options

7.1	Subject to the provisions of this Rule 7 an Option may be exercised in accordance with the procedure set out in Rule 10 by the Option Holder following the earliest of the following events

	(A)	the relevant Bonus Date,

	(B)	the Option Holder ceasing to be an Employee of a Participating Company by reason of his retirement[4], injury, disability or Redundancy,

	(C)	the Option Holder ceasing to be an Employee of a Participating Company more than 3 years after the Date of Grant other than by reason of his retirement, injury, disability or Redundancy or by reason of gross misconduct,

	(D)	the Option Holder ceasing to be an Employee of a Participating Company by reason of a business or part of a business of a Participating Company being transferred to a person who is not an Associated Company of the Company, where the transfer is not a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006,[5]

	(E)	the occurrence of any of the circumstances set out in Rules 8 and 12, and in each case before the earliest of the events set out in Rule 7.2,

	(F)	the Option Holder ceasing to be an Employee of a Participating Company by reason of a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006, or

	(G)	if the Option Holder holds office or is employed in a company which is an associated company (as defined in paragraph 35(4) of Schedule 3) of the Company, the Option Holder ceasing to be an Employee of a Participating Company by reason of that company ceasing to be such an associated company by reason of a change of control (as determined in accordance with sections 450 and 451 of the Corporation Taxes Act 2010).

7.2	Subject to Rules 7.3, 7.5, 7.7 and 7.8 an Option shall lapse immediately on the earliest of the following events -

	(A)	the expiry of the Option Period,

	(B)	save where Rule 7.1 (B), (C), (D), (E), (F) or (G) or Rules 7.3, 7.4 or 7.8 applies, the Option Holder ceasing to be an Employee,

	(C)	where an Option becomes exercisable by virtue of Rule 7.1 (B), (C), (D), (E), (F) or (G), 6 months after the date on which the Option became so exercisable,

	(D)	the Option Holder ceasing to be an Employee by reason of gross misconduct,

	(E)	the occurrence of either of the events set out in Rule 7.11,

	(F)	the Option Holder being adjudicated bankrupt,

	(G)	unless its release has been effected under Rule 9, the day immediately following the date of expiry of the six month period referred to in Rule 8.1, and

	(H)	the day immediately following the date of expiry of the 20 day period referred to in Rule 8.2, unless its release is effected under Rule 9.

7.3	For Options granted on/after 6 April 2014, notwithstanding any other provision set out in these Rules, except Rules 7.10, 10.5 and 12, if an Option Holder dies before exercising his Option he may exercise that Option until the first anniversary of the Option Holder’s death or, where the death occurred during an Option Period, the first anniversary of the Bonus Date.

[4]

Before Finance Act 2013, retirement under the Sharesave Plan applied at or after age 60 or at any other age at which the Option Holder was bound to retire in accordance with the terms of his contract of employment.

[5]

For employment ceasing before 6/4/2014, this rule 7.1(D) applied if the Participating Company or the business or part of the business of the Participating Company by which the Option Holder was employed ceased to be in the control of the Company, any subsidiary or any Associated Company of the Company.

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Annex B

7.4	For Options granted before 6 April 2014, the list of events in Rule 7.1 shall be read as including “the death of the Option Holder”, the list of events in Rule 7.2 shall be read as including “the first anniversary of the date of the Option Holder’s death or, where the death occurred during the Option Period, the first anniversary of the relevant Bonus Date” and Rule 7.2(A) shall be read as being subject to this.

7.5	For Options granted before 17/7/13, if before the relevant Bonus Date the Option Holder reaches age 60 but continues to be employed by the Group, the Option may be exercised within the period of 6 months after such event. Thereafter, to the extent unexercised, the Option may only be exercised after the earliest of the events set out in Rule 7.1.

7.6	An Option Holder who decides not to exercise an Option in accordance with these Rules may withdraw the aggregate amount accumulated under the relevant SAYE Contract.

7.7	For the purpose of the Rules, an Option Holder shall not be treated as ceasing to be an Employee of a Participating Company until he ceases to hold any office or employment with the Company or any associated company (as that term is defined in paragraph 35(4) of Schedule 3).

7.8	If at the Bonus Date an Option Holder holds an office or employment in a company which is not a Participating Company but which is an Associated Company of the Company then his Option may be exercised within six months of the Bonus Date.

7.9	An Option Holder may only exercise any Option to the extent that the aggregate Option Price paid for the Shares on such exercise will not exceed the aggregate amount (including any interest and/or the relevant bonus) of his savings under the SAYE Contract at the relevant date.

7.10	No Option may be exercised by an Option Holder if the Option Holder is (or immediately before his death was) excluded from participation in the Sharesave Plan by virtue of paragraph 10 of Schedule 3.

7.11	An Option shall lapse in the event that the Option Holder -

	(A)	ceases to make monthly savings contributions under the relevant SAYE Contract or under the terms of the SAYE Contract is deemed to have given notice of his intention to cease to make monthly savings contributions under the relevant SAYE Contract, or

	(B)	unless in connection with the exercise of an Option under this Sharesave Plan, requests repayment of his monthly savings contributions from the relevant SAYE Contract from the Appropriate Authority.

8.	Take-overs or a disposal of the Company

8.1	Subject to the Option not having lapsed under Rule 7.2, the Option may be exercised during the period of 6 calendar months following

(i)	the acquisition of Control of Walmart by a person pursuant to a general offer

(a) to acquire the whole of the issued ordinary shares of Walmart not already held by that person or a person connected to that person, such offer having been made on a condition such that, if it was met, that person would obtain Control of Walmart, or

(b) to acquire all the shares in Walmart of the same class as the Shares (not already held by that person or a person connected to that person)

provided that any condition subject to which the offer is made has been satisfied; or

(ii)	the sale of more than half of the issued share capital of the Company or the undertaking of the business of the Company to any company which is not an Associated Company of Walmart.

8.2	Subject to the Option not having lapsed under Rule 7.2, if, in consequence of Walmart coming under the Control of another person as set out in paragraph 37(6C)(a) of Schedule 3, the shares in Walmart to which an Option relates no longer meet the requirements of Part 4 of Schedule 3, the Option may be exercised no later than 20 days after the day on which such person obtains such Control, notwithstanding that the shares no longer meet those requirements (and see Rule 7.2(H) regarding time of lapsing).

2020 Proxy Statement B-9

Annex B

8.3	In addition to Rules 8.1 and 8.2, an Option which is exercised no earlier than 20 days before the relevant date for the purposes of paragraph 37(2) of Schedule 3 is to be treated as if it had been exercised in accordance with Rule 8.1(i) PROVIDED THAT any such exercise in anticipation shall be treated as having had no effect if the relevant date for the purposes of paragraph 37(2) of Schedule 3 does not fall within the period of 20 days beginning with the date on which the Option is exercised[6].

8.4	For the purposes of Rule 8

	(A)	“connected” has the meaning given in section 718 ITEPA; and

	(B)	a person is to be treated as obtaining Control of a company if that person and others acting in concert together obtain Control of it.

8.5	For the purposes of Rule 8.1(i), it does not matter if the general offer is made to different shareholders by different means.

9.	Grant of New Options

9.1	If an Acquiring Company obtains Control of Walmart or acquires the shares or business of the Company in the circumstances set out in Rule 8.1 the Option Holder may at any time within the six month period beginning with the date referred to in Rule 8.1 by agreement with the Acquiring Company release any unexercised Option (“Old Option”) then held by him in consideration for the grant to him of a New Option.

9.2	A New Option shall be -

	(A)	for such a number of New Shares as shall have substantially the same total Market Value immediately after the Release Date as the total Market Value of the Shares which were the subject of the Old Option immediately before the Release Date PROVIDED THAT if the Shares are subject to a Restriction, the Market Value for these purposes shall be determined as if they were not subject to the Restriction,

	(B)	exercisable in the same manner as the Old Option,

	(C)	deemed to have been granted on the Date of Grant of the corresponding Old Option, and

	(D)	subject to the provisions of the Sharesave Plan as it had effect immediately before the Release Date but so that (save and except for Rules 2, 3, 4, 5, 6, 14.4 and 15) references to the “Company” and “Walmart” shall be construed as references to the “New Company” and references to “Options” shall be construed as references to “New Options.”

9.3	The total amount payable by an Option Holder upon the exercise of the New Option shall be substantially the same as the total amount that would have been payable by him upon the exercise of the Old Option.

9.4	For the purposes of this Rule 9, the Market Value of any shares shall be determined using a methodology agreed by HMRC.

10.	Exercise of Options

10.1	In order to exercise an Option in whole or in part the Option Holder must:-

	(A)	Give notice (which may be in electronic form) to the Company Secretary (or the person appointed by the Board for the purpose), in such manner as the Company may from time to time require and notify to Option Holders.

	(B)	The notice must be accompanied by payment in full of the Option Price or must authorise the Appropriate Authority to make such payment on behalf of the Option Holder.

10.2	An Option may be exercised in whole or in part provided that partial exercise shall be of not less than 10 per cent of the Shares comprised in the Option.

[6]	Current HMRC guidance indicates that Rule 8.3 will only apply to Options granted on/after 20 March 2015, the date the rules were amended.

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Annex B

10.3

The date the Exercise Notice is received in accordance with Rule 10.1 shall constitute for all purposes the Receipt Date of such Option. The Company will ensure that the Option is exercised within 30 Business Days of the Receipt Date.

10.4

If the Option becomes exercisable before the relevant Bonus Date it shall be exercisable over not more than the number of Shares the aggregate Option Price of which is as nearly as possible equal to but not more than the total repayment due on the Receipt Date and the Option shall not be exercisable over any Shares in excess of that number.

10.5

All allotments and issues or transfers of Shares (as the case may be) will be made within 30 Business Days of the Receipt Date and will be subject to all (if any) necessary consents of any governmental or other authorities under enactments or regulations for the time being in force. It shall be the responsibility of the Option Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent. A share certificate or such other form of acknowledgement of shareholding as is then prescribed in respect of such Shares so issued or transferred shall be sent to the person exercising the Option at his risk.

10.6

If under the terms of an announcement made by Walmart a dividend is to be or is proposed to be paid to the holders of Shares, the Shares to be issued on the exercise of an Option after the date of such announcement will not rank for such dividend and the Shares to be transferred on the exercise of an Option after the date of such announcement will be transferred without the right to receive any such dividend and any such right to that dividend will be retained by the transferor. Subject as aforesaid the Shares so to be issued shall be identical and rank pari passu in all respects with the fully paid registered Shares in issue on the Receipt Date.

10.7

Where the Shares are listed on the New York Stock Exchange or any other market or recognised investment exchange as defined in section 285 of the Financial Services and Markets Act 2000, the Board shall as soon as practicable apply to the New York Stock Exchange for admission of such Shares to the New York Stock Exchange or such other market or recognised investment exchange (as appropriate).

11.	Variation of Capital

11.1

Upon the occurrence of an Issue or Variation the restriction on the number of Shares available for the offer of Options set out in Rule 3.1 and the number or nominal amount of Shares comprised in each Option and the Option Price may be adjusted in such manner as the Board may determine[7] PROVIDED THAT:-

(A)	other than in the event of a capitalisation issue, written confirmation of the Auditors is obtained that in their opinion the adjustments are fair and reasonable,

(B)	the total Market Value of the Shares over which an Option subsists is substantially the same immediately before and immediately after the adjustment,

(C)	the total amount payable on the exercise of an Option in full is substantially the same immediately before and immediately after the adjustment, and

(D)	if it is intended that this Sharesave Plan shall continue to be a Schedule 3 SAYE Option Scheme, no adjustment shall be made which would result in the requirements of Schedule 3 not being met in relation to an Option.

11.2	For the purposes of this paragraph, if the Shares are subject to a Restriction, the Market Value shall be determined as if they were not subject to the Restriction.

11.3	Notice of any such adjustment shall be given to the Option Holder by the Board, which may be in electronic form and may call in Option certificates for endorsement or replacement.

12.	Winding Up

Subject to the Option not having lapsed under Rule 7.2, if the Company convenes a general meeting for the purpose of considering a resolution for voluntary winding up, the Board shall notify Option Holders of the date of such meeting and Options may be exercised within 28 days of the passing of the resolution. To the extent unexercised, Options shall lapse upon the passing of the resolution. In the event that the resolution is not passed, any purported exercise of Options shall be invalid.

[7]	Finance Act 2014 removed the requirement for HMRC to approve adjustments in these circumstances, however HMRC guidance (ESSUM 35160) still states that: “where there is a variation in the share capital of the company, the agreement of HMRC’s Shares & Assets Valuation must be secured.”

2020 Proxy Statement B-11

Annex B

13.	Administration

13.1

Except as otherwise provided in the Sharesave Plan, any notice or document required to be given in accordance or in connection with the Sharesave Plan to any Eligible Employee or Option Holder may be given by hand (including through the Company’s internal delivery system) or sent by post to that person’s work or home postal address (as last known to the Company to be that person’s postal address), or given electronically. Subject to Rule 13.4 any notice or document given in accordance with this Rule 13.1 shall be deemed to have been given:-

(A)	upon delivery if delivered by hand;

(B)	after 24 hours, if sent by post; or

(C)	at the time of transmission if sent electronically.

13.2

Any notice or document so sent to an Eligible Employee or Option Holder shall be deemed to have been duly given notwithstanding that such Eligible Employee or Option Holder is then deceased (and whether or not the Company has notice of his death) except where his Personal Representatives have established their title to the satisfaction of the Company and supplied to the Company an alternative address to which documents are to be sent.

13.3

Any notice in writing or document to be submitted or given to the Company or administrator in accordance or in connection with the Sharesave Plan may be given by hand or sent by post, facsimile transmission or electronically but shall not in any event be duly given unless it is in the form specified and actually received (or, in the case of an e-mail opened) by the secretary of the Company or such other person as may from time to time be nominated by the Company.

13.4

For the purposes of the Sharesave Plan, an e-mail shall be treated as not having been duly sent or received if the recipient of such e-mail notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter, damage or interfere with any computer software or e-mail.

13.5	References in these Rules to notices or documents being given electronically include those:-

(A)	made by SMS text message (to the telephone number last known to the Company to be the Eligible Employee’s or Option Holder’s telephone number or the telephone number as specified to the Eligible Employee or Option Holder);

(B)	made by e-mail (to the address last known to the Company to be the Eligible Employee’s or Option Holder’s e-mail address or the e-mail address as specified to the Eligible Employee or Option Holder); and

(C)	posted on an internal/external portal to which the Eligible Employee or Option Holder has access.

13.6	The Board shall have power from time to time to make or vary regulations for the administration and operation of the Sharesave Plan provided that the same are not inconsistent with the Rules of the Sharesave Plan.

14.	General[8]

14.1	This Sharesave Plan shall provide, in accordance with Schedule 3, benefits for Employees of Participating Companies in the form of share options and shall not provide benefits to such Employees otherwise than in accordance with Schedule 3.

14.2	Whilst it is intended that this Sharesave Plan shall continue to be a Schedule 3 SAYE Option Scheme, the Rules set out in this Sharesave Plan shall be interpreted in a manner so as to be consistent with Schedule 3.

14.3	The decision of the Board in any dispute or question concerning the construction or effect of the Sharesave Plan or any other question in connection with the Sharesave Plan (including the calculation of the Option Price in any particular case and the effect of an Issue or Variation) shall be conclusive subject to the concurrence of the Auditors whenever required under the provisions of the Sharesave Plan.

[8]	Rules 14.6 to 14.8 inclusive shall only apply to Options granted on/after 20 March 2015, the date the rules were amended.

B-12	www.walmart.com

Annex B

14.4	The Company or the Board may at any time resolve to suspend or terminate the Sharesave Plan, in which event no further Options shall be granted but the Sharesave Plan shall continue in full force and effect in relation to Options and New Options then subsisting.

14.5	Participation in the Sharesave Plan by an Eligible Employee is a matter entirely separate from any pension right or entitlement pursuant to his terms and conditions of employment.

14.6	The rights and obligations of an Option Holder under the terms of his contract of employment with the Company, any present or past member of the Group, Participating Company or Associated Company shall not be affected by the grant of an Option or his participation in the Sharesave Plan.

14.7	The rights or opportunity granted to an Option Holder on the making of an Option shall not give the Option Holder any rights or additional rights to compensation or damages in consequence of either:-

	(A)	the Option Holder giving or receiving notice of termination of his office or employment; or

	(B)	the loss or termination of his office or employment with the Company, any present or past member of the Group, Participating Company or Associated Company for any reason whatsoever,

whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

14.8	An Option Holder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain Shares, or any interest in Shares, pursuant to the exercise of an Option in consequence of:-

	(A)	the Option Holder giving or receiving notice of termination of his office or employment (whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair);

	(B)	the loss or termination of his office or employment with the Company, any present or past member of the Group, Participating Company or Associated Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair); or

	(C)	any other reason.

14.9	The Board shall procure that at all times there are available a sufficient number of authorised and unissued Shares and/or ensure that it has made arrangements to procure the transfer of sufficient issued Shares to meet the subsisting rights of Option Holders under the Sharesave Plan.

14.10	The Sharesave Plan and any Option shall be governed by English law.

15.	Alterations to the Sharesave Plan

The Board may at any time resolve to alter the Sharesave Plan in any manner subject to the following provisions of this Rule 15 PROVIDED THAT:-

	(A)	if it is intended that this Sharesave Plan shall continue to be a Schedule 3 SAYE Option Scheme, no alteration to any Key Feature shall take effect which would result in the requirements of Parts 2 to 7 of Schedule 3 not being met in relation to an Option, and

	(B)	no alteration shall be effective to abrogate or alter adversely any of the subsisting rights of the Option Holders except with such consent or sanction on the part of the Option Holders as would be required under the provisions of the Company’s Articles of Association if the Shares the subject of the Options constituted a single class of shares.

16.	Data Protection

Any data protection policy (or policies) and/or data privacy notice(s) of the Group that are applicable to an Eligible Employee or Option Holder will apply to their personal data.

2020 Proxy Statement B-13

Notice of 2020 Annual Shareholders’ Meeting
Wednesday, June 3, 2020 |	Access the virtual meeting at www.virtualshareholdermeeting.com/WMT2020 at 10:30 a.m. Central Time

WALMART INC.
C/O PROXY SERVICES
P.O. BOX 9163
FARMINGDALE, NY 11735

VOTE BY INTERNET BEFORE THE MEETING - www.proxyvote.com
Use the Internet to vote by proxy up until 11:59 P.M. Eastern Time on June 2, 2020. If you participate in the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 28, 2020. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic proxy.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2020. If you participate in the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 28, 2020. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date this proxy card and promptly return it in the postage-paid envelope we have provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
VOTE BY INTERNET DURING THE MEETING
You may attend the meeting via the Internet and vote during the meeting by going to www.virtualshareholdermeeting.com/WMT2020. Have the information that is printed in the box marked by the arrow available and follow the instructions.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also agree to receive or access proxy materials electronically in future years on Walmart's corporate website at http://stock.walmart.com/annual-reports.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D10321-P36708-Z76609	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WALMART INC.
The Board of Directors recommends a vote "FOR" each of the nominees listed in Proposal 1, "FOR" Proposals 2 through 4, and "AGAINST" Proposals 5 through 8.
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Cesar Conde	☐	☐	☐
	1b.	Timothy P. Flynn	☐	☐	☐
	1c.	Sarah J. Friar	☐	☐	☐
	1d.	Carla A. Harris	☐	☐	☐
	1e.	Thomas W. Horton	☐	☐	☐
	1f.	Marissa A. Mayer	☐	☐	☐
	1g.	C. Douglas McMillon	☐	☐	☐
	1h.	Gregory B. Penner	☐	☐	☐
	1i.	Steven S Reinemund	☐	☐	☐
	1j.	S. Robson Walton	☐	☐	☐
	1k.	Steuart L. Walton	☐	☐	☐
If this proxy is signed, dated, and promptly returned, it will be voted in accordance with your instructions shown above. Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, fiduciary or in another capacity, please indicate full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), and specify the title(s) of such officer(s).

Company Proposals:		For	Against	Abstain
2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐
3.	Ratification of Ernst & Young LLP as Independent Accountants	☐	☐	☐
4.	Approval of the Amendment to the ASDA Sharesave Plan 2000	☐	☐	☐
Shareholder Proposals, in each case, if properly presented at the meeting:
5.	Report on Impacts of Single-Use Plastic Bags	☐	☐	☐
6.	Report on Supplier Antibiotics Use Standards	☐	☐	☐
7.	Policy to Include Hourly Associates as Director Candidates	☐	☐	☐
8.	Report on Strengthening Prevention of Workplace Sexual Harassment	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted on by the proxy holders in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Shareholders' Meeting
June 3, 2020 at 10:30 A.M., Central Time
www.virtualshareholdermeeting.com/WMT2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D10322-P36708-Z76609

WALMART INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL SHAREHOLDERS’ MEETING OF WALMART INC.
TO BE HELD VIRTUALLY AT WWW.VIRTUALSHAREHOLDERMEETING.COM/WMT2020 ON JUNE 3, 2020

I have received the Notice of 2020 Annual Shareholders' Meeting (the "Meeting") to be held on June 3, 2020, and the related Proxy Statement furnished by Walmart Inc.'s ("Walmart") Board of Directors. I appoint GREGORY B. PENNER and C. DOUGLAS MCMILLON, and each of them, as my proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Walmart common stock that I am entitled to vote at the Meeting or any adjournments or postponements thereof in the manner shown on this form as to the matters shown on the reverse side of this form and in their discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof. If I participate in the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan and I have a portion of my interest invested in Walmart stock, I also direct the Retirement Plans Committee of the respective plan to take such actions necessary to vote the stock which is attributable to my interest in the manner shown on this form as to the matters shown on the reverse side of this form at the Meeting, and in its discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. If this proxy is signed, dated, and promptly returned, it will be voted in accordance with your instructions shown on the reverse side; however, if you do not provide instructions, this proxy will be voted "FOR" each director nominee listed in Proposal 1, "FOR" Proposals 2 through 4, "AGAINST" Proposals 5 through 8, and in their discretion on any other matters that are properly presented at the Meeting or any adjournments or postponements thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, fiduciary or in another capacity, please indicate full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), and specify the title(s) of such officer(s).